Form 10-K, Exhibit 13
period 1997-12-31
FULTON BANCSHARES CORP
filed 1998-03-30
CIK 850626

C O N T E N T S


    Page

INDEPENDENT AUDITOR'S REPORT 1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance sheets 2
    Statements of income     3
    Statements of changes in stockholders' equity     4
    Statements of cash flows 5 and 6
    Notes to consolidated financial statements   7 - 20

ACCOMPANYING FINANCIAL INFORMATION

    Selected five year financial data  21
    Changes in income and expense 22
    Summary of quarterly financial data     23
    Statements of average balances and average rates  24 and 25
    Management's discussion and analysis of consolidated financial condition
      and results of operations   26 - 30
    Stock market analysis and dividends     30
    Market risk management   31
    Year 2000 disclosure     32


INDEPENDENT AUDITOR'S REPORT



Board of Directors
Fulton Bancshares Corporation
McConnellsburg, Pennsylvania


    We have audited the accompanying consolidated balance sheets of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years ended December 31, 1997. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended
December 31, 1997 in conformity with generally accepted accounting principles.








Chambersburg, Pennsylvania
February 10, 1998


FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996



ASSETS                                    1997                      1996

Cash and due from banks $    2,744,534 $   3,731,071
Federal funds sold        0  495,000
Securities available for sale     25,344,944     27,901,699
Federal Reserve, Atlantic Central Bankers Bank and
 Federal Home Loan Bank stocks            576,850     572,550
Loans, net of reserve for loan losses 1997 - $ 487,250; 1996 -
  $ 443,659           70,415,725  63,791,136
Premises and equipment      2,406,729  2,148,583
Cash surrender value of life insurance 3,020,255 2,374,288
Accrued interest receivable  669,988   634,935
Real estate owned other than premises  269,451   337,117
Other assets             322,014          369,028
         Total assets   $ 105,770,490  $ 102,355,407

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest bearing $    8,158,764 $    9,999,893
    Interest bearing        82,062,522     81,632,387
              90,221,286     91,632,280

Other borrowed funds    3,470,000 0
Accrued interest payable     379,773   372,949
Other liabilities         292,827         201,678
         Total liabilities     94,363,886      92,206,907

Stockholders' Equity
    Common stock:  par value $ .625 per share, 4,000,000 shares authorized and 495,000 shares issued at
      December 31, 1997 and 1996  309,375   309,375
    Additional paid-in capital    2,051,275 2,051,275
    Retained earnings   8,964,410 8,006,318
    Unrealized holding gains (losses), net of tax 1997 -
      $ 42,008; 1996 - $ 112,544             81,544   (         218,468)
         Total stockholders' equity         11,406,604         10,148,500

         Total liabilities and stockholders' equity   $ 105,770,490  $
102,355,407





The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995

                                1997               1996                1995
Interest Income
    Interest and fees on loans    $ 6,098,379    $ 5,676,179    $ 5,649,463
    Interest and dividends on investment securities:
         U.S. Government securities    0    15,971    25,874
         Other U. S. Government agencies      427,721 415,389   313,159
         Mortgage backed securities    896,014   1,185,034 1,158,881
         Obligations of states and political subdivisions  254,330   152,730
80,
630
         FNMA & FHLMC preferred stock  168,904   8,012     0
    Interest on federal funds sold     14,059    23,106    38,599
    Other interest and dividends        38,405           36,326        31,560
              Total interest income      7,897,812       7,512,747
7,298,166

Interest Expense
    Interest on deposits     3,915,899 3,659,385 3,687,892
    Interest on federal funds purchased     15,506    49,609    31,956
    Interest on other borrowed money         104,546          16,195
11,786
              Total interest expense     4,035,951       3,725,189
3,731,634
              Net interest income before provision
                for loan losses   3,861,861 3,787,558 3,566,532
Provision for Loan Losses           20,000         65,000          62,500
              Net interest income after provision
                for loan losses     3,841,861      3,722,558       3,504,032

Other Income
    Service charges on deposit accounts     145,539   129,633   98,609
    Other service charges and fees     93,447    102,392   69,147
    Earnings - Cash surrender value of life insurance 153,602   112,733   8,157
    Trust department income  62,626    43,132    41,815
    Gain (loss) on sale of investment securities 3,052     (         2,044)
5,42
7
    Gain (loss) on sale of other real estate     2,228     (         1,772)
46,2
52
    Other income         12,111          4,505           11,720
              Total other income      472,605        388,579          281,127

Other Expenses
    Salaries, fees and employee benefits    1,177,559 1,128,686 1,071,628
    Net occupancy expense of bank premises and
      furniture and equipment expense  464,990   417,777   370,424
    FDIC insurance premiums  11,467    1,493     98,248
    Other expenses      971,807        876,909         763,260
              Total other expenses       2,625,823      2,424,865
2,303,560
              Income before income taxes    1,688,643 1,686,272 1,481,599
    Applicable income taxes       384,051        454,631         422,326
              Net income     $ 1,304,592    $ 1,231,641    $ 1,059,273

Earnings per common share    $       2.64   $        2.49  $        2.20
The Notes to Consolidated Financial Statements are an integral part of
 these   statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995







                                      Additional              Unrealized
                                                    Capital Paid-In
            Retained           Holding
                                                               Stock
          Capital            Earnings           Losses

Balance - December 31, 1994  $  275,000     $    775,000     $ 6,314,354  ($
1,149,895)

    Net income     0    0    1,059,273 0

    Cash dividends ($ .55 per share)   0    0    (     272,250) 0

    Proceeds from issuance of stock    34,375    1,276,275 0    0

    Unrealized gain on investment
      securities available for sale,
      net of tax               0                 0                  0
1,132,852

Balance - December 31, 1995   309,375    2,051,275     7,101,377     (
17,043)

    Net income     0    0    1,231,641 0

    Cash dividends ($ .66 per share)   0    0    (     326,700) 0

    Unrealized (loss) on investment
      securities available for sale,
      net of tax               0                0                    0    (
201,425)

Balance - December 31, 1996   309,375   2,051,275      8,006,318     (
218,468)

    Net income     0    0    1,304,592 0

    Cash dividends ($ .70 per share)   0    0    (     346,500) 0

    Unrealized gain on investment
      securities available for sale,
      net of tax               0                0                    0
300,012

Balance - December 31, 1997  $ 309,375 $ 2,051,275    $ 8,964,410    $
81,544



The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995

                               1997               1996                 1995
Cash flows from operating activities:
    Net income     $ 1,304,592    $ 1,231,641    $ 1,059,273
    Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization 228,463   169,381   152,452
         Provision for loan losses     20,000    65,000    62,500
         Deferred income taxes    (        39,851)    (        32,037)    (
    2,951)
         (Increase) in CSV - Officers' life insurance (      129,967)
    (        80,743)    (         7,545)
         (Gain) loss on disposal of other real estate (          2,228)   1,772
    (       46,252)
         (Gain) loss on sale of investment securities (          3,052)   2,044
    (         5,427)
         (Increase) decrease in other assets      (        65,915)   (
140,842) 30,675
         (Increase) decrease in interest receivable   (        35,053)    (
   28,601)
    (        31,705)
         Increase (decrease) in interest payable 6,824     3,435     57,502
         Increase (decrease) in other liabilities            89,376  (
48,502)
          100,461
Net cash provided by operating activities      1,373,189      1,142,548
1,368,983

Cash flows from investing activities:
    Purchases of investment securities to be held
      to maturity  0    0    (    1,365,219)
    Sales of investment securities available for sale 7,954,592 5,909,298 8,204, 138
    Maturities of investment securities available for sale 2,843,455 3,607,407 2,953,262
    Purchases of investment securities available for sale  (   7,783,675)
    (   8,713,580) (  13,271,590)
    Net decrease (increase) in loans   (   6,784,589) (   3,985,389) 374,615
    Purchases of property and equipment     (      486,609)     (      189,847)
    (      149,491)
    Purchases of FRB and FHLB stock    (         4,300)    (      221,900)
    (      103,050)
    Purchase of officers' life insurance    (      516,000)     (   1,741,000)
    (      545,000)
    Proceeds from sales of other real estate     218,874   16,728    243,502
    Purchases of other real estate     (         8,980)    (         1,056)
    (         69,684)
Net cash (used) by investing activities     (   4,567,232) (   5,319,339)
    (    3,728,517)

Cash flows from financing activities:
    Proceeds from issuing common stock 0    0    1,310,650
    Net increase (decrease) in deposits     (   1,410,994) 5,273,733 2,364,440
    Dividends paid (      346,500)     (      326,700)     (       272,250)
    Net (decrease) increase in federal funds purchased     0                   0
    (       220,000)
    Net increase in borrowed funds       3,470,000                   0
          0
Net cash provided by financing activities     1,712,506       4,947,033
3,182,840

Net increase (decrease) in cash and cash equivalents  (   1,481,537)
    770,242   823,306

Cash and cash equivalents at beginning of year      4,226,071      3,455,829
       2,632,523

Cash and cash equivalents at end of year    $ 2,744,534    $ 4,226,071    $
3,455,829




The Notes to Consolidated Financial Statements are an integral part of
 these   statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

Years Ended December 31, 1997, 1996 and 1995



                           1997                 1996                 1995

Supplemental disclosure of cash flows information:

    Cash paid during the year for:

         Interest  $ 4,029,127    $ 3,721,754    $ 3,674,132
         Income taxes   449,509   609,193   375,406


Supplemental schedule of noncash investing and financing activities:

    Unrealized holding gain (loss), net of tax   $    300,012   ($   201,425)
    $ 1,132,852

    Loans transferred to other real estate
      owned   $    140,000   $            0 $     23,884

    Other real estate owned transferred to
      property and equipment $             0     $    69,684    $             0

    Transfer of investment securities from "held
      to maturity" to "available for sale"  $             0     $            0
    $ 2,884,933





















The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

    Nature of Operations

    Fulton Bancshares Corporation's primary activity consists of owning and supervising its subsidiaries:

    O    Fulton County National Bank and Trust Company, which is
engaged in providing banking and bank       related services,
principally in Fulton and Huntingdon Counties.  Its five branches are located
in            McConnellsburg (2), Shade Gap, Warfordsburg and
Hustontown.

    O    Fulton County Community Development Corporation,
which was formed on June 7, 1996 to         support efforts of the
local downtown business revitalization project by making low interest loans to eligible small businesses for the purpose of facade
improvement.  Future projects are           expected to include
small business marketing, new business creation, small business education, and housing for low-to-moderate income individuals.

    Principles of Consolidation

The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiaries, the Fulton County
National Bank and Trust Company and the Fulton County
Community Development Corporation. All significant intercompany transactions and accounts have been eliminated.

    See Note 13 for parent company financial statements.

    Basis of Accounting

    The Bank uses the accrual basis of accounting.

    Use of estimates

    The preparation of financial statements in conformity with
generally accepted accounting     principles requires management to
make estimates and assumptions that affect the reported
    amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  In
connection with the determination of   the allowances for losses on
loans and foreclosed real estate, management obtains independent appraisals for significant properties.

    While management uses available information to recognize
losses on loans and foreclosed real    estate, future additions to the
allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral
part of their examination process,     periodically review the
corporation's allowances for losses on loans and foreclosed real estate.
    Such agencies may require the corporation to recognize
additions to the allowances based on   their judgments about
information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.
-7-


Note 1.  Significant Accounting Policies (Continued)

    Investment Securities

Under SFAS 115, the Bank's investments in securities are classified in three categories and accounted for as follows.

    O    Trading Securities.  Securities held principally for resale in the near term are classified as
         trading securities and recorded at their fair values.
Unrealized gains and losses on trading           securities are included
in other income.   The Bank had no trading securities in 1997
    or 1996.

    O    Securities to be Held to Maturity.  Bonds and notes for
which the Bank has the
positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

    O    Securities Available for Sale.  Securities available for
sale consist of bonds and notes not
classified as trading securities nor as securities to be held to maturity, and FNMA and FHLMC preferred stock.
These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.

    Unrealized holding gains and losses, net of tax, on securities
available for sale are reported as a   net amount in a separate
component of stockholders' equity until realized.  Gains and losses on the sale of securities available for sale are determined using
the specific-identification method.    Fair values for investment
securities are based on quoted market prices.

    The Bank has classified all of its investment securities as "available for sale" at
    December 31, 1997 and 1996.

    Loans and Reserve for Possible Loan Losses

The Bank grants agribusiness, commercial and residential loans to customers primarily in Fulton County, Pennsylvania and adjoining counties in Pennsylvania and Maryland. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to honor their contracts is dependent upon the agribusiness economic sector (approximately 12.7% of loan portfolio).

The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

Loans are stated at the amount of unpaid principal, reduced by a reserve for loan losses and increased or decreased by net deferred loan origination fees and costs. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The reserve for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized.

-8-


Note 1.  Significant Accounting Policies (Continued)

Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.
 Interest payments received on such loans are applied as a reduction of loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. These amounts are amortized over the contractual life of the related loans.

    Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on both straight-line and accelerated methods over the estimated useful lives of the various assets as follows:

        Years

    software  3 - 5
              Premises  5 - 50
              Equipment and vehicles   3 - 25

    Repairs and maintenance are charged to operations as incurred.

    Assets Received in Foreclosure

Assets received in foreclosure are recorded at the lower of the outstanding principal balance of the related loans or the estimated fair value of collateral held, less costs to sell. Any adjustment required to write down the property to net realizable value is charged to the allowance for loan losses. Costs of holding and maintaining the property and subsequent adjustments to the carrying amount of the property are charged to expense when incurred.

    Earnings per Share

Earnings per common share were computed based on:
495,000 shares of common stock outstanding in 1997 and 1996; and 480,476 shares of common stock outstanding in 1995.

    Federal income taxes

    As a result of certain timing differences between financial statement and federal income tax reporting, including depreciation, loan losses, and deferred compensation, and loan costs, deferred income taxes are provided in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. See Note 9 for further details.

    Statements of Cash Flows

For purposes of the Statements of Cash Flows, cash and cash equivalents include those amounts in the balance sheet captions "cash and due from banks" and "federal funds sold".
 As permitted by Statement of Financial Accounting
Standards No. 104, the corporation has elected to present the net change in interest bearing deposits with banks, deposits, and loans in the Statements of Cash Flows.
-9-


Note 1.  Significant Accounting Policies (Continued)

    Fair values of financial instruments

    Statement of Financial Accounting Standards No. 107,
Disclosures About Fair Value of   Financial Instruments, requires
disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases
where quoted market prices are not     available, fair values are based
on estimates using present value or other valuation techniques.
    Those techniques are significantly affected by the
assumptions used, including the discount rate    and estimates of future
cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in
many cases, could not be realized in   immediate settlement of the
instruments.  Statement No. 107 excludes certain financial
    instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation.

    The following methods and assumptions were used by the
corporation in estimating fair values of    financial instruments as
disclosed herein:

         Cash and Cash Equivalents.  The carrying amounts of
cash and short-term instruments             approximate
their fair value.

         Securities to be Held to Maturity and Securities
Available for Sale.  Fair values for             investment
securities are based on quoted market prices.

         Loans Receivable.  For variable-rate loans that reprice
frequently and have no significant          change in credit risk,
fair values are based on carrying values.  Fair values for fixed rate loans are estimated using discounted cash flow analyses,
using interest rates currently being        offered for loans with
similar terms to borrowers of similar credit quality.  Fair values for impaired loans are estimated using discounted cash flow
analyses or underlying collateral           values, where
applicable.

         Deposit Liabilities.  The fair values disclosed for demand
deposits are, by definition, equal          to the amount payable
on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate, fixed-term money market
accounts and certificates of                deposit approximate
their fair values at the reporting date.  Fair values for fixed-rate certificates of deposits and IRA's are estimated using a
discounted cash flow calculation that       applies interest rates
currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

         Short-Term Borrowings.  The carrying amounts of
federal funds purchased and other short-         term
borrowings maturing within 90 days approximate their fair values.
Fair values of other         short-term borrowings are estimated
using discounted cash flow analyses based on the Bank's
    current incremental borrowing rates for similar types of borrowing arrangements.

         Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

         Off-Balance-Sheet Instruments.  The Bank generally
does not charge commitment fees. Fees       for standby
letters of credit and their off-balance-sheet instruments are not significant.

    Advertising

    The Bank expenses advertising costs as incurred.
Advertising expenses for the years     ended December 31, 1997,
1996 and 1995 were $ 56,327, $ 55,332, and $ 60,361, respectively.

Note 2.  Investments

    The amortized cost and fair value of investment securities available
for sale at December 31, 1997     were:
                                                     Gross
  Gross
                                                            Amortized
       Unrealized
Unrealized              Fair
                                                   Cost         Gains
  Losses               Value
    Obligations of U. S.
      Government corporations
      and agencies $   6,154,332  $    4,820     $ 21,003  $   6,138,149
    Obligations of states and political
      subdivisions 5,150,532 143,125   912  5,292,745
    Mortgage-backed securities    9,728,684 23,658    26,136    9,726,206
    FNMA and FHLMC preferred stock         4,187,844              0
0
    4,187,844
         Totals    $ 25,221,392    $ 171,603     $ 48,051  $ 25,344,944

    The amortized cost and fair value of investment securities available
for sale at December 31, 1996     were:
                                                       Gross
  Gross
                                                 Amortized       Unrealized
Unrealized           Fair
                                                  Cost               Gains
  Losses             Value
    Obligations of U. S.
      Government corporations
      and agencies $   7,004,547  $ 13,639  $   63,181     $   6,955,005
    Obligations of states and
      political subdivisions 4,280,094 74,717    6,432     4,348,379
    Mortgage-backed securities      16,798,070      9,049    358,804
16,448,315
    FNMA preferred stock            150,000           0                0
 150,000
         Totals    $ 28,232,711   $ 97,405  $ 428,417 $ 27,901,699

The amortized cost and fair value of investment securities available for sale at December 31, 1997, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized                           Fair
                                                       Cost
                    Value

    Due in one year or less       $     100,000  $      100,066
    Due after one year through five years        7,325,159 7,341,128
    Due after five years through ten years       3,879,705      3,989,700
    Mortgage-backed securities            9,728,684     9,726,206
    FNMA and FHLMC preferred stock              4,187,844      4,187,844
              $ 25,221,392   $ 25,344,944

Proceeds from sales of securities available for sale during 1997 were $ 7,954,592. Gross gains and losses on those sales were $ 16,412 and $ 13,360, respectively. Proceeds from maturities of investment securities during 1997 were $ 2,843,455, resulting in no gains or losses. Included in shareholders' equity at December 31, 1997 is $ 81,544 of unrealized holding gains on securities available for sale, net of $ 42,008 in deferred taxes.

Proceeds from sales of securities available for sale during 1996 were $ 5,909,298. Gross gains and losses on those sales were $ 9,818 and $ 11,862, respectively. Proceeds from maturities of investment securities during 1996 were $ 3,607,407, resulting in no gains or losses. Included in shareholders' equity at December 31, 1996 is $ 218,468 of unrealized holding losses on securities available for sale, net of $ 112,544 in deferred taxes.

The Bank is required to maintain minimum investments in certain stocks, which are recorded at cost since they are not actively traded and therefore, have no readily determinable market value. Consequently, the Bank owns the following equity securities at December 31:


 1997                       1996

    Federal Home Loan Bank   $ 496,000 $ 491,700
         Atlantic Central Bankers Bank 10,000    10,000
         Federal Reserve Bank         70,850         70,850
              $ 576,850 $ 572,550

Securities with a cost basis of $ 5,500,000 (fair value of $ 5,537,709) and $ 4,403,144 (fair value of $ 4,362,560) at
December 31, 1997 and 1996, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Note 3.  Reserve for Loan Losses

    Activity in the reserve for loan losses is summarized as follows:

                                                                     1997
                1996             1995

         Balance at beginning of period     $ 443,659 $ 344,801 $ 358,006
         Recoveries     69,918    43,050    7,472
         Current year provision charged to income         20,000         65,000
    62,500
              Total     533,577   452,851   427,978
         Losses             46,327           9,192        83,177
         Balance at end of period $ 487,250 $ 443,659 $ 344,801

Note 4.  Premises and Equipment

    A summary of bank premises and equipment is as follows:

   Accumulated        Depreciated
                       Description                               Cost
   Depreciation             Cost


         1997
    Premises and improvements
      (including land $ 269,586)  $ 2,140,074    $    453,247   $ 1,686,827
    Equipment, furniture and fixtures  1,556,497 873,505   682,992
    Vehicles         52,848         15,938         36,910
         $ 3,749,419    $ 1,342,690    $ 2,406,729


         1996
    Premises and improvements
      (including land $ 269,586)  $ 2,065,990    $   399,769    $ 1,666,221
    Equipment, furniture and fixtures  1,154,990 709,836   445,154
    Vehicles  35,749    17,863    17,886
    Construction in process         19,322                 0          19,322
         $ 3,276,051    $ 1,127,468    $ 2,148,583

    Depreciation expense amounted to $ 228,463 in 1997, $
169,381 in 1996 and $ 152,452 in 1995.

Note 5.  Loans

    Loans consist of the following at December 31 (in thousands):

            1997               1996
    Real estate loans:
         Secured by farmland $  5,367  $   6,038
         Secured by 1-4 family residential  39,015    33,183
         Secured by nonfarm nonresidential  7,934     8,318
    Loans to finance agricultural production:
         Loans to farmers    1,908     1,342
    Commercial and industrial loans    5,059     4,254
    Loans to individuals for household, family
      and other personal expenditures  9,969     9,023
    Obligations of states and political subdivisions in the U. S.    1,521
2,052
    All other loans           130         25
               70,903   64,235
    Less:  reserve for loan losses     (      487)    (       444)
              $ 70,416  $ 63,791

Loans 90 days or more past due (still accruing interest) and
those on      nonaccrual status were as follows at December 31 (in thousands):

                                                          90 Days or More
                Nonaccrual
                                    - - - - - - Past Due - - - - - -
     - - - - - - - Status - - - - - - - -

                                                 1997        1996      1995
      1997         1996         1995

    Real estate mortgages    $ 390     $ 1,038   $    4    $ 361     $ 310
$ 310
    Installment loans   21   3    20   0    0    0
    Time and demand loans        20            0   229         52          0

   0
         Total     $ 431     $ 1,041   $ 253     $ 413     $ 310     $ 310

The amounts of foregone interest and recognized interest income on loans placed on nonaccrual status were:
                                            Foregone Interest
               Interest Income
                                             at December 31
                  Recognized

         1997 $ 43,582       $ 27,746
         1996  37,278         21,030
         1995 25,144           3,078

Loan balances are stated net of deferred loan origination
(fees) costs. These net (fees) costs amounted to the following at December 31:

  1997                    1996

              Installment    $    5,988     $   9,625
              Time and demand     1,503     534
              Mortgage  (  106,566)    (   75,028)
                        ($  99,075)    ($ 64,869)

    At December 31, 1997 and 1996, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No.
114 and No. 118, amounted to approximately $ 224,000 and $ 172,000, respectively. The average recorded investment in impaired loans amounted to approximately $ 198,000 and $ 86,000 for 1997 and 1996, respectively. The allowance for loan losses related to impaired loans amounted to approximately $ 112,000 and $ 86,000 at December 31, 1997 and 1996, respectively. Interest income on impaired loans of $ 16,233 and $ 7,956 was recognized for cash payments received in 1997 and 1996, respectively.
-13-


Note 6.  Loans to Related Parties

The Bank has granted loans to the officers and directors of the corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.
The aggregate dollar amount of these loans was $ 826,228 and $ 639,266 at December 31, 1997 and 1996, respectively.
 During 1997, $ 728,798 of new loans were made and repayments totaled
$ 541,836.  During 1996, $ 1,524,274 of new loans were
made and repayments totaled
$ 1,720,888.

    Outstanding loans to Bank employees totaled $ 915,738 and
$ 540,534 at  December 31, 1997   and 1996, respectively.

Note 7.  Financial Instruments With Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

             Contract or

          Notional Amount

     1997                 1996
    Financial instruments whose contract amounts
      represent credit risk at December 31:
         Commitments to extend credit  $ 8,699,691    $ 4,800,512
         Standby letters of credit and financial
           guarantees written     517,461   491,045

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank holds collateral supporting those commitments when deemed necessary by management.

Note 8.  Retirement Plan

The Bank maintains a 401-K profit-sharing plan covering substantially all full-time employees. The plan allows contributions of up to 15% by employees. Additional contributions can be made at the discretion of the board of directors. The Bank contributions made to the plan were $ 53,291 for 1997, $ 60,000 for 1996, and $ 50,000 for
1995.

Note 9.  Federal Income Taxes

    The components of federal income tax expense are summarized as follows:

                                                                    1997
            1996               1995

         Current year provision   $ 422,864 $ 487,363 $ 423,432
         Deferred income taxes (benefits)   (     39,851)  (     32,037)  (
  2,951)
         Income tax effect of securities transactions       1,038    (
695)
 1,845
         Applicable income taxes  $ 384,051 $ 454,631 $ 422,326

Federal income taxes were computed after reducing pretax accounting income for nontaxable interest and dividend income in the amount of $ 494,737, $ 327,184, and $
261,107 for 1997, 1996, and 1995, respectively.

    A reconciliation of the effective income tax rate to the federal statutory rate is as follows:


     1997           1996           1995

         Applicable federal income tax rate 34.0%     34.0%     34.0%

         Reductions resulting from:
              Nontaxable investment income and other items,
               net of nondeductible expenses     (11.3)    (  7.0)   (  5.5)
         Effective income tax rate     22.7%     27.0%     28.5%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation and deferred loan costs. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses and unrealized losses on available for sale securities. The net deferred tax assets (liabilities) included in other assets (other liabilities) in the accompanying consolidated balance sheets include the following components:
                                                        1997
             1996               1995

         Total deferred tax assets     $ 159,363 $ 230,283 $   74,239
         Total deferred tax liabilities     (  164,502)    (   120,721)   (
100,478)
              Net deferred tax asset (liability) ($    5,139)   $ 109,562 ($
26,239)

The Bank has not recorded a valuation allowance for the deferred tax assets as management believes that it is more likely than not that they will be ultimately realized.

Note 10. Leases

The Bank is party to real estate leases with base monthly rental charges of $ 2,450. These charges are to be adjusted on specified dates and by agreed upon amounts or by the net change in the consumer price index. The original leases expire on January 7, 2001 and December 31, 1998, respectively. Each lease contains a provision for renewal under various terms at the Bank's option. In addition, the Bank leases certain equipment on a 54 month lease which expires in 2001. Total rental expense charged to operations for the years ended December 31, 1997, 1996, and 1995 was $ 60,635, $ 45,921, and $ 43,413, respectively.

Based on the current monthly rent, future minimum rental payments for the next five years are as follows:
                   1998 $ 58,257
                   1999 56,757
                   2000 56,757
                   2001 46,310
                   2002 35,863

Note 11. Other Assets

    Other assets include the following at December 31:

1997                         1996

         Net deferred tax asset   $          0   $ 109,562
         Prepaid expenses    190,042   98,188
         Deposits on equipment    85,261    140,557
         Others                                      46,711         20,721
                   $ 322,014 $ 369,028

Note 12. Deposits

Included in interest-bearing deposits at December 31 are NOW and Money Market Account balances totaling $
14,349,172 and $ 15,555,335 for 1997 and 1996,
respectively.

Time deposits of $ 100,000 and over aggregated $
10,167,174 and $ 9,554,650 at December 31, 1997 and
1996, respectively.  Interest expense on time deposits of $
100,000 and over was
$ 571,000, $ 521,000, and $ 524,000 for 1997, 1996, and
1995, respectively.

The amount of time deposits maturing over the next 5 years is as follows:

         1998 $ 31,670,275
         1999 8,758,580
         2000 5,176,537
         2001     3,958,012
         2002     4,730,860
              $ 54,294,264

The Bank accepts deposits of the officers and directors of the corporation and its subsidiaries on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $ 4,154,702 and $ 3,845,539 at December 31, 1997 and 1996,
respectively.

    Overdrafts of $ 130,171 and $ 24,676 at December 31, 1997
and 1996, respectively, were      reclassified as loans for financial
reporting purposes.

Note 13. Fulton Bancshares Corporation (Parent Company Only)
Financial Information

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company as of and for the periods ended December 31:

Balance Sheets
              Assets
       1997                   1996
    Cash      $         4,674     $       22,243
    Investment in the Fulton County National Bank
      & Trust Company   11,358,925     10,079,881
    Investment in Fulton County Community
      Development Corporation              43,005              46,376
              Total assets   $ 11,406,604   $ 10,148,500

              Stockholders' Equity
    Common stock, par value $ .625 per share, 4,000,000 shares authorized and 495,000 shares issued at December 31, 1997
      and 1996     $     309,375  $    309,375
    Additional paid-in capital    2,051,275 2,051,275
    Retained earnings      8,964,410   8,006,318
    Unrealized holding gains (losses), net of tax $ 42,008 -
      1997 and $ 112,544 - 1996           81,544 (       218,468)
              Total stockholders' equity      11,406,604     10,148,500

              Total liabilities and stockholders' equity   $ 11,406,604   $
10,148,500

                                                                    1997
               1996               1995

Statements of Income
Years Ended December 31

    Cash dividends from wholly-owned subsidiary  $    361,000   $   430,250
    $    283,500

    Equity in undistributed income of subsidiaries    975,661   833,391   786,02
1

    Printing, supplies, amortization and
      other expenses    (       32,069)     (       32,000)     (       10,248)
              Net income     $ 1,304,592    $ 1,231,641    $ 1,059,273

Note 13. Fulton Bancshares Corporation (Parent Company Only)
Financial Information
      (Continued)
                                                         1997
              1996               1995

Statements of Cash Flows
Years Ended December 31

    Cash flows from operating activities:
         Net income     $ 1,304,592    $ 1,231,641    $ 1,059,273
         Adjustments to reconcile net income
           to cash provided by operating activities:
              Equity in undistributed income of
                subsidiary   (     975,661) (     833,391) (      786,021)
    Net cash provided by operating activities         328,931       398,250

 273,252

    Cash flows from investing activities:
         Investment in subsidiary              0 (       50,000)     (
1,310,650)

    Cash flows from financing activities:
         Dividends paid (     346,500) (     326,700) (     272,250)
         Net proceeds from issuing common stock  0    0    1,310,650
         Net (repayments from) advances
           to subsidiary                  0            693 (        1,002)
    Net cash provided (used) by financing activities  (     346,500) (
326,007)
      1,037,398
    Net change in cash  (       17,569)     22,243    0
    Beginning cash      22,243                  0                   0

    Ending cash    $      4,674   $     22,243   $             0

Note 14. Compensating Balances

The corporation is required to maintain certain compensating balances with its correspondent banks to cover processing costs and service charges. Required compensating balances were $ 125,000 at December 31, 1997 and 1996.

Note 15. Regulatory Matters

Dividends paid by Fulton Bancshares Corporation are generally provided from the Fulton County National Bank and Trust Company's dividends to it. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.

Fulton County National Bank and Trust Company, as a
National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Retained earnings available for the payment of dividends without approval of the Comptroller amounted to $ 2,685,625, $ 2,235,877, and $ 1,843,532 at December 31, 1997, 1996
and 1995, respectively.

    The Bank is also required to maintain minimum amounts of
capital to total "risk weighted"  assets, as defined by the banking
regulations.  At December 31, 1997, the Bank's actual ratios    and
required levels were as follows:

       Required               Actual

         Leverage (total capital/total assets)   4.0  10.7
         Tier 1 (Tier 1 core capital/risk weighted assets) 4.0 16.7 Total capital (total capital plus allowance for loan losses/
           risk weighted assets)  8.0  17.4
-18-


Note 16. Liabilities for Borrowed Money

The Bank has established credit at Federal Home Loan Bank
(FHLB) of Pittsburgh to improve liquidity. The Bank may borrow up to approximately $ 41 million from FHLB under the terms of certain commitment agreements. The rates and terms of the commitments are flexible and are not fixed until the funds are withdrawn, but funds may not be borrowed for more than one year. Borrowings were $ 3,470,000 and $ 0 at December 31, 1997 and 1996, respectively. The variable interest rate was 5.63% at December 31, 1997. Collateral for the borrowings consists of certain investments and mortgages approximating $ 41 million at December 31, 1998.

Note 17. Fair Value of Financial Instruments

The estimated fair values of the corporation's financial instruments under Statement on Financial Accounting
Standards (SFAS) No. 107, Disclosure About Fair Value of
Financial Instruments were as follows at December 31, 1997 and 1996:

                                                Carrying Amount
                    Fair Value

(000 Omitted)
                                          1997              1996
                   1997            1996
    FINANCIAL ASSETS
         Cash and due from banks  $  2,745  $  3,731  $  2,745  $  3,731
         Federal funds sold  0    495  0    495
         Securities available for sale 25,345    27,902    25,345    27,902
         Other bank stock    577  573  577  573
         Loans receivable (net)   70,416    63,791    71,121    63,401
         Accrued interest receivable   670  635  670  635

    FINANCIAL LIABILITIES
         Time certificates   54,296    51,528    54,386    51,935
         Other deposits 35,925    40,104    35,925    40,104
         Accrued interest payable 380  373  380  373
         Other borrowed funds     3,470     0    3,470     0

Note 18. Deferred Compensation and Other Benefit Programs

    The Corporation has adopted several benefit programs, some
of which result in the deferral of     payments for services rendered:

    (1)  The Supplemental Executive Retirement Plan - This Plan
is funded by single premium life       insurance on the CEO
and certain other Bank executives, with the Bank as beneficiary.
         Actual payments to the executives will not begin until their retirement.

    (2)  The Director Emeritus Program - This plan, funded by
life insurance, will allow the Bank to           reward its directors for
longevity of service to the Board.  Directors who qualify would be eligible at age 75 to receive $ 4,000 annually for up to 10 years under this program.

    (3)  The Director Deferred Compensation Plan - This plan,
also funded by life insurance, will         allow directors to defer
up to 100% of directors fees annually.  The amounts deferred will be paid out over a period of up to 10 years beginning when
the director reaches the age of        75.

    (4)  The Officer Supplemental Life Insurance Plan provides
for officer life insurance coverage of           generally double their
current salary level, and is also funded by single premium life insurance.

Note 18. Deferred Compensation and Other Benefit Programs
(Continued)

    As a result of these plans, the following items are recognized in the financial statements:


1997                           1996

    Cash surrender value of life insurance  $ 3,020,255    $ 2,374,288
    Supplemental executive retirement plan  111,366   52,668
    Deferred directors fees liability  71,444    34,020

    Income

    Earnings on cash surrender value of life insurance     153,602   112,733

    Expenses

    Life insurance expense   23,635    31,990
    Supplemental executive retirement expense    58,698    42,609
    Deferred directors fees  37,424    34,020
    Director emeritus fees   16,000    9,000

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA



                                       1997            1996
 1995             1994           1993
Income (000 omitted)

    Interest income               $ 7,898   $ 7,513   $ 7,298   $ 6,417   $
6,349
    Interest expense                   4,036     3,725     3,732     3,269
3,575

    Provision for loan losses                20         65       62         48
           70
    Net interest income after
      provision for loan losses        3,842     3,723     3,504     3,100
2,704

    Securities gains (losses)               3    (          2)  5     2
    89
    Other operating income             470  391  276  242  229
    Other operating expenses              2,626     2,425     2,304     2,236

 2,097
    Income before income taxes         1,689     1,687     1,481     1,108

925
    Applicable income tax                   384       455       422        319
225
         Net income               $ 1,305   $ 1,232   $ 1,059   $    789  $
700


Per share amounts are based on following weighted averages:

             1997 - 495,000         1995 - 480,476               1993 -
440,000
             1996 - 495,000         1994 - 440,000

    Income before income taxes    $   3.41  $   3.41  $  3.08        $   2.52
$
 2.10
    Applicable income taxes            .77  .92  .88  .73  .51
         Net income                    2.64 2.49 2.20 1.79 1.59
    Cash dividend paid                            .70 .66  *    .55  .48  .44

    Book value                                   23.04     20.50  *  19.08
14.12
    15.42

               * Based on 495,000 shares outstanding

Year-End Balance Sheet Figures (000 omitted)

    Total assets             $ 105,770 $ 102,355 $  96,449 $  90,890 $  88,349

    Net loans                           70,416   63,791    59,871    60,321
60,9
98
    Total investment securities        25,922    28,474    29,365    24,060
18,3
50
    Deposits-noninterest bearing        8,159    10,000    7,959      7,266
6,930
    Deposits-interest bearing           82,062   81,632    78,399    76,728
74,2
20
    Total deposits                      90,221   91,632    86,358     83,994
81,
150
         Liabilities for borrowed money         3,470 0    0      220         0
         Total stockholders' equity          11,407   10,149    9,445
6,214     6,785

Ratios

    Average equity/average assets       10.29    9.80 9.29  7.23      7.15
    Return on average equity           11.98     12.49     12.13     12.08
10.73

    Return on average assets           1.23 1.23 1.13  .87  .77

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CHANGES IN INCOME AND EXPENSE - 1997 AND 1996

    The schedule below reflects comparative changes in income and expense included in the
Consolidated Statements of Income for 1997 and 1996 together with changes in asset and liability volumes
associated with these income and expense items.



                                                   1997 Compared to 1996
                       1996 Compared to 1995
                                       Average Volumes      Income/Expense
      Average Volumes   Income/Expense
($ 000 omitted)                      $             %             $           %
             $           %             $         %

Loans         5,641     9.0  422  7.4  1,519     2.5  27   .5
Investment securities        (    970) (  3.3)   (  39)    (   2.2)  1,880
6.9 1
83  11.3
Other investments            (    175) (40.7)       2 5.6     211    45.1    5
15.6
    Total                    4,496     4.9  385  5.1  3,610     4.1  215  2.9

Interest/borrowed funds           918  76.8 54   82.4 487  68.7 22   50.4
Interest bearing demand
 deposits          (    230) (  1.5)   0    0.0  887  6.0  14   3.5
Savings deposits             (    762) (  5.2)   (  32)    (  8.0)   (     85)
(
   .1)
    (   17)   (   4.3)
Time deposits                 4,156    8.4  289  10.1 2,080     4.4  (   25)
(
   .9)
    Total                    4,082     5.0  311  8.4  3,369     4.3  (    6)
(
   .2)

Net interest income               74   2.0            221  6.2
Provision for loan losses                        (  45)    (69.2)
   2
   4.0
Net interest income after
  provision for loan losses                           119  3.2            219
6
 .3

Security transactions                                  5   249.3
(
7)  137.7
Other operating income                             79 20.2           115  41.7
Income before operating expense             203  4.9            327  8.6
Salaries & employee benefits                               49   4.3
57  5.
3
Occupancy & equipment expense                    47   11.2           48   13.0
FDIC insurance premiums                               10   1,000.0
(
97) (  98.5)
Other operating expenses                                         95  10.8
    114
14.9
    Total operating expenses                     201  8.3            122  5.3

Income before income taxes                       2    .1             205  13.8
Applicable income taxes                               (  71)    (15.6)

32  7.6
    Net income                                    73  5.9            173  16.3

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

    The unaudited quarterly results of operations for the years ended December 31, 1997 and 1996 are as follows:

                                                          1997
                   1996
($ 000 omitted                               Quarter Ended
            Quarter Ended
 except per share)          Mar. 31  June 30    Sept. 30   Dec. 31
Mar. 31  June 30  Sept. 30  Dec. 31

Interest income              $ 1,939   $ 1,980   $ 1,978   $ 2,001   $ 1,841
$
1,868
    $ 1,922   $ 1,882
Interest expense                  969    1,029     1,017     1,021        943

   929
         926       927
    Net interest income   970     951  961  980  898  939  996  955
Provision for loan losses          15          5        0          0         0
            0        50        15
    Net interest income
      after provision for
      loan losses  955  946  961  980  898  939  946  940
Securities gains (losses)    0    0    1    2    2    (        2)    (
2)  0
Other income  106  125  116  123  77   88   91   135
Other expenses                    613      670       625        718      563

  615
         580       667
    Operating income
      before income taxes    448  401  453  387  414  410  455  408
Applicable income taxes            116       85        96           87
114
         103       104       134
    Net income               $   332   $   316   $   357   $   300   $   300
$
 307     $   351
    $    274



Net income applicable
  to common stock
Per share data:
    Net income     $  .67    $  .64    $  .72    $   .61   $  .61    $   .62
$
 .71     $   .55

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

STATEMENTS OF AVERAGE BALANCES AND AVERAGE
RATES



  ($ 000 omitted)                                      1997          1996
    1995             1994            1993

LOANS
    Lines of credit     $     3,290    $  3,492  $    3,556     $   3,606 $
3,611
    Tax free  2,201     2,458     3,027     1,930         2,846
    Commercial     13,966    12,702    10,356    10,533       11,873
    Mortgage  35,415    32,833    33,430    34,458       34,793
    Consumer                      13,299      11,045     10,642    10,535

10,981
         Total loans                   68,171      62,530     61,011    61,062
  64,104

INVESTMENT SECURITIES
    U.S. Government     0    254  404    564          665
    U.S. Government agencies      6,931     6,984     5,361     4,743
6,206
    State & municipal   5,090     3,040     1,586       906           553
    Mortgage-backed securities    13,861    18,730    19,777    17,744    13,741
    FNMA & FHLMC preferred stock  2,443     124  0    0    0
    Other              392          555              468          407
 468
         Total investment securities       28,717        29,687     27,596

24,364
      21,633

OTHER SHORT-TERM INVESTMENTS
    Federal funds sold           255         430              661
536
            1,713

TOTAL EARNING ASSETS                       97,143       92,647     89,268
85,962
   87,450

TOTAL ASSETS                           $ 105,864 $ 99,844  $ 93,959  $ 90,315
    $ 91,297

Percent increase   6.0%      6.3% 4.0% (1.1)%    5.0%

DEPOSITS
    Interest-bearing demand  $  15,528 $ 15,758  $ 14,871  $ 14,876  $  15,431
    Savings   13,816    14,578    14,663    16,641       16,052
    Time    53,738   49,582     47,502    43,919    44,283
         Total interest-bearing deposits       83,082   79,918     77,036
75,436
   75,766

OTHER BORROWINGS
    Federal funds purchased  276  908  524  408          0
    Liabilities for borrowed money         1,838        288             185

    200
     1,030

TOTAL INTEREST-BEARING
  LIABILITIES            85,196     81,114     77,745    76,044    76,796

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

STATEMENTS OF AVERAGE BALANCES AND AVERAGE
RATES (CONTINUED)


                                                             1997     1996
     1995          1994           1993

AVERAGE RATES EARNED
                                                       %                %
        %             %               %

Loans
    Commercial     9.11 9.31      9.95 8.90 7.77
    Mortgage  8.67 8.64 8.99 7.94 7.42
    Consumer       8.89 9.58 10.09     10.14     10.42
    Tax free  5.62 5.91 6.05 6.73 6.21
    Lines of credit                    9.19  9.13      9.84      8.63      7.31
         Total     8.73 9.09  9.22      8.45      7.92


Investment Securities
    U.S. Government     0.00 6.40 6.40 6.11 5.90
    U.S. Government agencies 6.17 6.09 5.86 5.35 5.34
    State & municipal                       5.00 5.02 5.08 5.34 7.18
    Mortgage-backed securities    6.46 6.50 5.94 4.87 5.59
    Other     7.27 6.32   6.54      6.17      7.06
         Total     6.22 6.08   5.89      5.03     5.60

Other Short-Term Investments
    Federal funds sold  5.51 5.30  5.85      4.02      3.63

Total earning assets    8.13 8.11  8.15      7.44      7.24

AVERAGE RATES PAID
    Time & savings deposits  4.71 4.59 4.77 4.29 4.69
    Federal funds purchased       5.61 5.61 6.09 3.93 0.00
    Liabilities for borrowed money     5.68 5.55  6.36      3.74      3.26

Total interest-bearing liabilities     4.74 4.59  4.78      4.29      4.67

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
CONSOLIDATED FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.

    OPERATING RESULTS

    Net income was $ 1,305,000 for 1997, compared to $ 1,232,000 for 1996, representing an increase of $ 73,000, or 5.9%. Net income on an adjusted per share basis for 1997 was $ 2.64, up
$ .15 from the $ 2.49 per share realized during 1996.

    Interest income for 1997 was $ 7,898,000, up $ 385,000, or
5.1% more than 1996. The increase was due primarily to higher average balances of loans, which typically produce higher yields than investments, compared to 1996.

    Average earning assets increased 4.9% and 4.1% in 1997 and 1996, respectively. Average loan demand, which typically produces higher yields than investments, increased 9.0% in 1997. Net loans at December 31, 1997 stood at $ 70,416,000 compared with $ 63,791,000 as of December 31, 1996, an increase of 10.4%. Average investment securities decreased 3.3%, with most of the decrease concentrated in mortgage-backed securities, while tax-exempt state and political subdivisions investments increased.

    Total interest expense was $ 4,036,000 for 1997, an increase of $ 311,000, or 8.3% from the
$ 3,725,000 for 1996. Average time deposits, which pay higher yields, increased 8.4% in 1997. Interest-bearing deposits stood at $ 82,063,000 at December 31, 1997 compared with $ 81,632,000 as of
December 31, 1996, an increase of 0.5%. Average interest-bearing demand deposits and other savings deposits decreased 1.5% and 5.2%, respectively. Average borrowed funds increased 76.8%.

    Management continues to competitively price its interest-bearing deposits to maintain a favorable net interest margin.

    Net interest income is the difference between total interest income and total interest expense. Interest income is generated through earning assets which include loans, deposits with other banks, and investments. Interest income is dependent on many factors including the volume of earning assets, the level of interest rates and the changes in interest rates, and volumes of nonperforming loans. The cost of funds varies with the volume of funds necessary to support earning assets, the rates paid to maintain deposits, rates paid on borrowed funds and the level of interest-free deposits.

    Net interest income for 1997 totaled $ 3,862,000, up 2.0% from 1996. Management continuously monitors liquidity and interest rate risk through its Asset-Liability Committee reporting and reprices products to maintain a desired net interest margin.

    Other income represents service charges on deposit accounts, commissions on loan insurance, fees for travelers' checks and other services, safe deposit box rents, fees for trust services, securities gains (losses), gains (losses) on sales of other real estate owned, and earnings on cash surrender value of directors and officers life insurance.

    Other income increased $ 84,000 from 1996 to 1997. The increase in 1997 resulted primarily from a $ 41,000 increase in earnings on cash surrender value of directors and officers life insurance and a $ 20,000 increase in trust department income.

    The noninterest expenses are classified into four main categories: salaries, fees and employee benefits; occupancy expenses and furniture and equipment expenses that include depreciation, maintenance, utilities, taxes, insurance and rents; FDIC insurance premiums; and other operating expenses that include all other expenses incurred in daily operations.

    Employee related expenses increased 4.3% and 5.3% for 1997 and 1996, respectively, primarily due to salary and related benefit increases. Occupancy and furniture and equipment expenses increased 11.2% and 13% in 1997 and 1996, respectively. These increases were due primarily to the additional depreciation expense associated with the purchase of a check imaging system in 1997 and local area network, deposit and loan processing software and computer equipment in 1996.
 Other operating expenses increased $ 105,000, or 12.0% over 1996.
The increase in 1997 resulted primarily from increases in data processing costs, printing and supplies, FDIC insurance premiums and shares taxes.

    Applicable income taxes changed between 1995, 1996 and 1997 because of changes in pretax accounting income and taxable income. The effective income tax rate for 1997 was 22.7% compared with 27.0% and 28.5% for 1996 and 1995, respectively. The decrease in the effective income tax rate for 1997 was due primarily to an increase in tax-exempt interest on obligations of state and political subdivisions, the dividends received deduction for FNMA and FHLMC preferred stock, and the nontaxable income related to the increase in the cash surrender value of directors and officers life insurance.

    FINANCIAL CONDITION

    Total assets at December 31, 1997 were $ 105,770,000, a
3.3% increase over December 31, 1996.  Net loans at December 31,
1997 totaled $ 70,416,000, an increase of $ 6,624,000 over the $ 63,791,000 at December 31, 1996.

    The provision for loan losses was $ 20,000 in 1997 compared to $ 65,000 in 1996. The provisions were based on management's evaluation of the adequacy of the reserve balance and represent amounts considered necessary to maintain the reserve at the appropriate level based on the quality of the loan portfolio and economic conditions. The bank's history of net charge-offs has traditionally been better than peer group performance with an average rate of less than .10% of average loans outstanding over the past five years. Though this trend is expected to continue, management intends to maintain the reserve at appropriate levels based on an ongoing evaluation of the loan portfolio.

    Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as follows at December 31 (in thousands):
                                                           90 Days or More
                                                                Past Due
             Nonaccrual Status
                                        1997              1996
             1997            1996

    Real estate mortgages    $ 390     $ 1,038   $ 361     $ 310
    Installment loans   21   3     0   0
    Demand and time loans           20         0     52          0
         Total     $ 431     $ 1,041   $ 413     $ 310

    There were no restructured loans for any of the time periods set forth above.

    Total deposits decreased to $ 90,221,000 at December 31,
1997 compared to $ 91,632,000 at December 31, 1996, primarily in noninterest-bearing demand deposits.

    Stockholders' equity reached $ 11,407,000 at December 31,
1997 for a 12.4% increase over the prior year. The increase in stockholders' equity was due to retained earnings and a $ 300,000 increase in unrealized holding gains (losses), net of tax. Total stockholders' equity represented 10.8% and 9.9% of total assets at the end of 1997 and 1996, respectively. Cash dividends paid in 1997 were $ 347,000, up
$ 20,000 over 1996. It is the intention of management and the Board of Directors to continue to pay a fair return on the stockholders' investment while retaining adequate earnings to allow for continued growth.

    As described in Note 1 of the Notes to Consolidated
Financial Statements, deferred income taxes have been provided for timing differences in the recognition of certain expenses between financial reporting and tax purposes. Deferred income taxes have been provided at prevailing tax rates for such items as depreciation, provision for loan losses, deferred compensation and unrealized holding gains (losses) on available for sale securities. At
December 31, 1997, net deferred tax liabilities amounted to $ 5,000. If all timing differences reversed in 1998, the actual income taxes incurred by the recognition of these items would not be significantly different from the deferred income taxes recognized for financial reporting purposes.

    FUTURE IMPACT OF RECENTLY ISSUED
ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards
Board (FASB) issued SFAS 30 "Reporting Comprehensive Income", with the main objective of disclosing and reporting all changes in equity that result from recognized transactions, and other economic events of the period being reported. This statement is effective for fiscal years beginning after December 15, 1997, with quarterly reporting to begin March 31, 1998. The impact of this statement on the Bank will be limited to reporting on market value adjustments under SFAS 115 and disclosure of any activity of treasury stock.

    LIQUIDITY

    Liquidity and interest rate sensitivity are related but distinctly different from one another.

    Liquidity involves the bank's ability to meet cash withdrawal needs of customers and their credit needs in the form of loans.
Liquidity is provided by cash on hand and transaction balances held at correspondent banks. Liquidity available to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets. Additional sources of funds to meet credit needs is provided by access to the marketplace to obtain interest-bearing deposits and other borrowings, including special programs available through Federal Home Loan Bank.

    Interest rate sensitivity is the matching or mismatching of the maturity and rate structure of the interest-bearing assets and liabilities. It is the objective of management to control the difference in the timing of the rate changes for these assets and liabilities to preserve a satisfactory net interest margin. The following table approximately reflects the matching of assets and liabilities maturing within one year and thereafter, which management feels is adequate to meet customer cash and credit needs while maintaining a desired interest rate spread.

                              Due            Due             Due
    Due            Due
                                             0-30            31-90
        91-180
 181-360         After
    (000 omitted)                      Days           Days           Days
    Days         1 Year        Total

Rate Sensitive Assets
    Other short-term
     investments   $        0     $         0    $         0    $         0
$
      0
    $         0
    Investment securities    3,084     2,008     3,123     4,114     12,892
25,2
21
    Real estate, commercial
     and consumer loans    3,523      9,982   13,544     14,456   29,398
70,903
              $ 6,607   $ 11,990  $ 16,667  $ 18,570  $ 42,290  $ 96,124

Rate Sensitive Liabilities
    Short-term borrowings    $ 3,470   $        0     $        0     $        0
$        0
    $  3,470
    Certificates of deposit
     over $ 100,000        332         831     3,665       822     4,517
10,167
    Other certificates
     of deposit    2,569     4,190     15,479    3,134     18,755    44,127
    Money market deposit
     accounts   260     521  1,302     3,123     0    5,206
    Other interest-bearing
     deposits           564      1,128     1,692    19,179           0
22,563
                   $ 7,195   $  6,670  $ 22,138  $ 26,258  $ 23,272  $ 85,533

    Cumulative GAP ($   588) $  4,732  ($     739)    ($  8,427)     $ 10,591

    Loan rates have remained relatively unchanged over the past twelve months. Management anticipates that interest rates will continue to remain relatively stable during 1998 since inflation appears to be under control. As a result, management has assessed probabilities to each time period and proportionately included variable rate loans in rate sensitive assets of one year or less.

    In monitoring and evaluating liquidity, management generally does not consider regular savings or interest-bearing checking accounts to be particularly rate sensitive since it is highly improbable that 100% of these deposits will be withdrawn within the next 360 days.
Therefore, management has assessed probabilities to each time period and proportionately included these funds in rate sensitive liabilities of one year or less. Variable rate certificates of deposit totalling $ 9,646,000, which can reprice June, 1998, have been reflected in the 91-180 days time period.

    CAPITAL FUNDS

    Internal capital generation has been the primary method utilized by Fulton Bancshares Corporation to increase its capital stock.
 Stockholders' equity exceeded $ 11 million at December 31, 1997. Regulatory authorities have established capital guidelines in the form of the "leverage" and "risk-based capital" ratios. The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Fulton Bancshares
Corporation's capital ratios to regulatory minimums at December 31 is as follows:

                                                           Fulton Bancshares
Corporation      Regulatory Minimum
                                                                1997
1996               Requirements

    Leverage ratio                     10.7%     10.1%     4%

    Risk-based capital ratio
         Tier I (core capital)         16.7%     17.1%     4%
         Combined Tier I and Tier II
           (core capital plus allowance
           for loan losses)                      17.4%     17.8%     8%

    Fulton Bancshares Corporation has traditionally been well above required levels and expects equity capital to continue to exceed regulatory guidelines and industry averages. Certain ratios are useful in measuring the ability of a company to generate capital internally.

    The following chart indicates the growth in equity capital for the past three years.

                                                            1997
        1996                    1995

    Equity capital at December 31
      ($ 000 omitted)                            $ 11,407  $ 10,148  $ 9,445
    Equity capital as a percent of assets
      at December 31                              10.78%   9.91%     9.79%
    Return on average assets                     1.23%     1.23%     1.13%
    Return on average equity                     11.98%    12.49%    12.13%
    Cash dividend payout ratio                   26.56%    26.51%    25.70%

    STOCK MARKET ANALYSIS AND DIVIDENDS

    The corporation's common stock is traded inactively in the over-the-counter market. As of December 31, 1997 the approximate number of shareholders of record was 492.

                                                         Market        Cash
             Market          Cash
                                                                   Price
Dividend            Price          Dividend
                                                          1997
                         1996
    First Quarter            $ 35.00   $  .16    $ 27.00   $ .15
    Second Quarter           35.00     .16  32.00     .15
    Third Quarter            40.00     .185 35.00     .175
    Fourth Quarter           45.00     .195 35.00     .185

    MARKET RISK MANAGEMENT

    The Bank has risk management policies to monitor and limit exposure to market risk, and works diligently to take advantage of profit opportunities available in interest rate movements.

    Management continuously monitors liquidity and interest rate risk through its ALCO reporting, and reprices products in order to maintain desired net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structural interest rate risk.

    The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions. All fixed and variable rate loans were based on original maturities since the bank has not experienced, and does not expect, a significant rewriting of loans. Investments are based on maturity date except certain long-term agencies, which are classified by call date. The bank has historically experienced very little deposit runoff and has generally had net gains in deposits over the years.
Based on this experience, it was estimated that maximum runoff of noninterest-bearing checking would be 10%, maximum runoff of NOW checking and other savings would be 25%, and maximum runoff of money market deposits would be 33%. It was estimated that maximum runoff of time deposits would be 25% and these deposits are classified by original maturity date.

                                  - - - - - - - Principal/Notional Amount
Maturing In - - - - - - -
(In millions)
                                            Fair
Rate sensitive assets         1998        1999        2000        2001
2002   Thereafter     Total        Value

Fixed rate loans   $  5,204  $ 4,085   $ 3,348   $ 2,508   $ 1,830   $ 15,885
$
32,860
    $ 33,565
Average interest rates  8.99%     9.01%     8.59%     8.71%     8.81%     8.94%
8.93%

Variable rate loans     13,853    1,408     1,425     1,438     1,415     18,504
    38,043    38,043
Average interest rates  9.13%     8.44%     8.47%     8.35%     8.33%     8.27%
8.63%

Fixed rate securities   3,696     1,295     1,476     3,161     617  8,029
18,27
4   18,379
Average interest rates  6.29%     5.31%     5.74%     5.10%     5.84%     5.92%
5.80%

Variable rate securities     1,176     1,234     1,296     1,361     1,429
451 6
,947     6,966
Average interest rates  6.71%     6.71%     6.71%     6.71%     6.71%     6.71%
6.71%


Rate sensitive liabilities

Noninterest-bearing
  checking    816  734  661  595  535  4,818     8,159     8,159
Average interest rates  N/A  N/A  N/A  N/A  N/A  N/A  N/A

Savings and interest-
 bearng checking   7,358     5,381     3,944     2,896     2,130     6,057
27,76
6   27,766
Average interest rates  2.62%     2.62%     2.62%     2.62%     2.62%     2.62%
2.62%

Time deposits 7,918     8,128     7,390     6,533     6,082     18,245    54,296
    54,386
Average interest rates  5.70%     5.72%     5.85%     5.87%     5.91%     5.91%
5.83%

Variable rate borrowings     3,470                              3,470     3,470
Average interest rates  5.63%                              5.63%

    Year 2000 Disclosure

    The Bank has begun to prepare for the Year 2000 changes to its computer systems. A Year 2000 plan and budget have been developed and approved by the Bank's board of directors. Implementation of the plan began during the fourth quarter of 1997. All vendors that supply Year 2000 sensitive products have been contacted and testing of those products is expected to begin in the spring of 1998. All personal computers that are not Year 2000 compliant will be updated or replaced during 1998. The Bank's data processing outsourcer, FiServ, is scheduled to have all systems tested by December 31, 1998. Currently, the Bank does not expect any problems with any conversion.