Form 10-K, Exhibit 13
period 1999-12-31
FULTON BANCSHARES CORP
filed 2000-03-30
CIK 850626

C O N T E N T S


    Page

INDEPENDENT AUDITOR'S REPORT 1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance sheets 2
    Statements of income     3
    Statements of changes in stockholders' equity     4
    Statements of cash flows 5 and 6
    Notes to consolidated financial statements   7 - 21

ACCOMPANYING FINANCIAL INFORMATION

    Selected five year financial data  22
    Changes in income and expense 23
    Summary of quarterly financial data     24
    Statements of average balances and average rates  25 and 26
    Management's discussion and analysis of consolidated financial condition
      and results of operations   27 - 32
    Stock market analysis and dividends     32


INDEPENDENT AUDITOR'S REPORT



Board of Directors
Fulton Bancshares Corporation
McConnellsburg, Pennsylvania


    We have audited the accompanying consolidated balance sheets of the Fulton Bancshares
Corporation and its wholly-owned subsidiaries as of December 31, 1999 and 1998 and the related consolidated
statements of income, changes in stockholders' equity, and cash flows for each of the three years ended
December 31, 1999.  These consolidated financial statements are the responsibility of the corporation's
management.  Our responsibility is to express an opinion on these consolidated financial statements based on
our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all
material respects, the financial position of the Fulton Bancshares Corporation and its wholly-owned subsidiaries
as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three
years ended December 31, 1999 in conformity with generally accepted accounting principles.








Chambersburg, Pennsylvania
February 15, 2000

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES







CONSOLIDATED BALANCE SHEETS



December 31, 1999 and 1998








1999

1998
ASSETS



Cash and due from banks
$     4,582,361

$     3,301,246
Investment securities available for sale
     23,566,617

      28,605,661
Federal Reserve, Atlantic Central Bankers
Bank and Federal Home Loan Bank stocks

869,650


576,850
Loans, net of reserve for loan losses



  1999 - $ 800,267; 1998 - $ 580,694
     90,994,618

      80,214,351
Premises and equipment
      3,710,386

       2,667,135
Cash surrender value of life insurance
      3,028,486

       3,165,957
Accrued interest receivable
        730,627

         733,269
Real estate owned other than premises
        229,878

         140,000
Other assets
        765,301

         244,380
Total assets
 $  128,477,924

 $  119,648,849








LIABILITIES AND STOCKHOLDERS' EQUITY



Deposits



     Noninterest bearing
$    12,353,909

 $    11,553,431
     Interest bearing
     90,956,690

      87,787,719

    103,310,599

      99,341,150
Federal funds purchased
              0

       2,100,000
Other borrowed funds
     11,475,000

       5,000,000
Accrued interest payable
        421,393

         392,241
Other liabilities
        517,665

         336,861
Total liabilities
    115,724,657

     107,170,252




Stockholders' Equity



Common stock: par value $.625 per share;
4,000,000 issued and outstanding

309,375


309,375
Additional paid-in capital
      2,051,275

       2,051,275
Retained earnings
     11,076,084

      10,035,342
Accumulated other comprehensive income
(      683,467)

          82,605
Total stockholders' equity
     12,753,267

      12,478,597




Total liabilities and stockholders'
equity
 $  128,477,924

 $  119,648,849














The Notes to Consolidated Financial Statements are an integral part of these statements.

-2-

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES





CONSOLIDATED STATEMENTS OF INCOME





Years Ended December 31, 1999, 1998 and 1997






1999

1998

1997
Interest Income





Interest and fees on loans
$   7,321,940

 $   6,702,101

 $   6,098,379
Interest and dividends on investment
securities:





     Other U. S. Government agencies
       512,438

       349,045

       427,721
     Mortgage-backed securities
       326,034

       512,814

       86,014
     Obligations of state and
political subdivisions

291,740


285,745


254,330
     FNMA & FHLMC preferred stock
     294,715

       281,664

       168,904
Interest on federal funds sold
           792

        18,863

        14,059
Other interest & dividends
        56,117

        42,232

        38,405
Total interest income
     8,803,776

     8,192,464

     7,897,812






Interest Expense





Interest on deposits
     3,741,753

     3,914,252

     3,915,899
Interest on federal funds purchased
         3,557

        34,615

        15,506
Interest on other borrowed money
       579,538

       202,481

       104,546
Total interest expense
    4,324,848

     4,151,348

     4,035,951






Net interest income before provision
for loan losses

4,478,928


4,041,116


3,861,861






Provision for Loan Losses
       195,000

       185,000

        20,000






Net interest income after provision
for loan losses

4,283,928


3,856,116


3,841,861






Other Income





Service charges on deposit accounts
       159,652

       140,424

       145,539
Other service charges & fees
       126,742

       123,099

        93,447
Earnings - Cash surrender value of
life insurance

160,185


175,184


153,602
Life insurance death benefit income
       113,576

             0

             0
Trust department income
        12,058

        96,743

        62,626
Gain/(loss) on sale of investment
securities

5,918


3,671


3,052
Gain/(loss) on sale of other real
estate

    0


177,906


2,228
Other income
        10,783

         5,046

        12,111
Total other income
       588,914

       722,073

       472,605






Other Expenses





Salaries, fees and employee benefits
     1,314,159

     1,241,650

     1,177,559
Net occupancy expense of bank premises
and furniture and equipment expense

646,955


568,556


464,990
FDIC insurance premiums
        11,258

        10,948

        11,467
Other expenses
     1,038,913

       923,905

       971,807
Total other expenses
     3,011,285

     2,745,059

     2,625,823
Income before income taxes
     1,861,557

     1,833,130

     1,688,643
Applicable income tax
       395,115

       405,798

       384,051
Net income
 $   1,466,442

 $   1,427,332

 $   1,304,592
Earnings per common share
 $        2.96

 $        2.88

 $        2.64






The Notes to Consolidated Financial Statements are an integral part of these statements.

-3-

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES












CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY












Years Ended December 31, 1999, 1998 and 1997
































Accumulated








Additional



Other

Total




Common

Paid-In

Retained

Comprehensive

Stockholders'




Stock

Capital

Earnings

Income

Equity
















Balance, December
31, 1996
 $309,375

 $ 2,051,275

 $   8,006,318

 ($     218,468)

 $    10,148,500
















Comprehensive
income:













     Net income




1,304,592



1,304,592
















     Change in unrealized gain
      on investment securities












      Available for sale, net
      of tax of $ 154,552







300,012


300,012
















Total comprehensive
income









1,604,604
















     Cash dividends ($ .70 per
       share)




(     346,500)



(       346,500)
















Balance, December
31, 1997

309,375


2,051,275


8,964,410


81,544


11,406,604
















Comprehensive
income:
Net income






1,427,332





1,427,332
















     Change in unrealized gain
      on investment securities












      Available for sale, net
      of tax of $ 546






1,061

1,061
















Total comprehensive
income








1,428,393
















     Cash dividends ($ .72 per
      share)




(     356,400)



(       356,400)
















Balance, December
31, 1998

309,375


2,051,275


10,035,342


82,605


12,478,597
















Comprehensive
income:












     Net income




     1,466,442



       1,466,442
















     Change in unrealized gain
      on investment securities












      Available for sale, net
      of tax of $ 394,653






(      766,072)

(      766,072)
















Total comprehensive
income









700,370
















     Cash dividends ($ .86 per
       share)




 (    425,700)



 (      425,700)
















Balance, December
31, 1999
 $309,375

 $ 2,051,275

 $ 11,076,084

 ($     683,467)

 $    12,753,267
















The Notes to Consolidated Financial Statements are an integral part of these statements.

-4-
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES



















CONSOLIDATED STATEMENTS OF CASH FLOWS









Years Ended December 31, 1999, 1998 and 1997










1999

1998

1997




Cash flows from operating activities:









Net income
 $   1,466,442

 $   1,427,332

 $   1,304,592




Adjustments to reconcile net income to
net









Cash provided by operating activities:









Depreciation and amortization
        336,727

        284,866

        228,463




Provision for loan losses
        195,000

        185,000

         20,000




Deferred income taxes
 (      114,841)

 (       50,535)

 (      39,851)




Life insurance death benefit income
 (      113,577)

               0

              0




(Increase) decrease in CSV - life
insurance
 (      132,237)

 (      145,702)

(      129,967)




(Gain) loss on disposal of other real
estate
               0

 (      177,906)

 (       2,228)




(Gain) loss on sale of investment
securities
 (        5,918)

 (        3,671)

 (       3,052)




(Increase) decrease in other assets
 (       11,437)

        122,485

 (      65,915)




(Increase) decrease in interest
receivable
           2,643

 (       63,281)

 (      35,053)




Increase in interest payable
          29,153

          12,468

          6,824




Increase in other liabilities
        180,802

          49,173

         89,376




Net cash provided by operating activities
      1,832,757

      1,640,229

      1,373,189




Cash flows from investing activities:









Sales of investment securities available
for sale
      3,906,168

      5,375,879

      7,954,592




Maturities of investment securities
available for sale
      3,171,671

      5,208,580

      2,843,455




Purchases of investment securities
available for sale
 (   3,193,591)

 (  13,043,399)

 (   7,783,675)




Net (increase) in loans
 (  10,975,268)

 (   9,983,626)

 (   6,784,589)




Purchases of property and equipment
 (   1,379,978)

 (      545,272)

 (     486,609)




Purchases of FRB, ACBB and FHLB stock
 (      292,800)

 (      796,500)

 (       4,300)




Purchases of officers' life insurance
               0

               0

 (     516,000)




Proceeds from sales of other real estate
               0

        307,357

        218,874




Purchases of other real estate
 (       89,878)

               0

 (       8,980)




Insurance benefits received
        383,285

               0

              0




Net cash (used) by investing activities
 (   8,470,391)

 (  13,476,981)

 (   4,567,232)














Cash flows from financing activities:









Net increase (decrease) in deposits
      3,969,449

      9,119,864

 (   1,410,994)




Dividends paid
 (      425,700)

 (      356,400)

 (     346,500)




Net increase (decrease) in federal funds
purchased
 (   2,100,000)

      2,100,000

           0




Proceeds from long-term borrowings
      5,000,000

      5,000,000

              0




Net increase (decrease) in line-of-credit
      1,475,000

 (   3,470,000)

      3,470,000




Net cash provided by financing activities
      7,918,749

    12,393,464

      1,712,506




Net increase (decrease) in cash and cash
equivalents
      1,281,115

        556,712

 (   1,481,537)




Cash and cash equivalents at beginning of
year
      3,301,246

      2,744,534

      4,226,071




Cash and cash equivalents at end of year
 $   4,582,361

 $   3,301,246

 $   2,744,534




The Notes to Consolidated Financial Statements are an integral part of these statements.
-5-


FULTON BANCSHARES CORPORATION AND SUBSIDIARIES











CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)





Years Ended December 31, 1999, 1998 and 1997






1999

1998

1997





















Supplemental disclosure of cash flows
information:



















   Cash paid during the year for:









       Interest
 $   4,295,695

 $   4,138,880

 $   4,029,127




       Income taxes
        511,000

        438,625

        449,509














Supplemental schedule of noncash
investing and









   financing activities:



















Unrealized holding gain (loss), net of
tax
 ($    766,072)

 $         1,061

 $     300,012














Loans transferred to other real estate
owned
 $            0

 $             0

 $     140,000













The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

    Nature of Operations

    Fulton Bancshares Corporation's primary activity consists of owning and supervising its subsidiaries:

    ?    Fulton County National Bank and Trust Company, which is engaged in providing
 banking and bank
related services, principally in Fulton, southern Huntingdon and western
 Franklin Counties.  Its seven
branches are located in McConnellsburg (2), Shade Gap, Warfordsburg, Hustontown,
 Orbisonia and St.
Thomas.  The Orbisonia and St. Thomas branches were added in 1999.

    ?    Fulton County Community Development Corporation, which was formed on
June 7,
 1996 to
         support efforts of the local downtown business revitalization project by making low interest
         loans to eligible small businesses for the purpose of facade improvement.
  Future projects are
         expected to include small business marketing, new business creation, small business
         education, and housing for low-to-moderate income individuals.

    Principles of Consolidation

The consolidated financial statements include the accounts of the corporation and its wholly-owned
subsidiaries, the Fulton County National Bank and Trust Company and the Fulton
 County Community
Development Corporation. All significant intercompany transactions and accounts have been eliminated.

    See Note 13 for parent company financial statements.

    Basis of Accounting

    The corporation uses the accrual basis of accounting.

    Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles
requires management to make estimates and assumptions that affect the reported amounts of assets
and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements,
and the reported amounts of revenues and expenses during the reporting    period
 .
  Actual results could
differ from those estimates.

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

    Investment Securities

Under SFAS 115, the corporation's investments in securities are classified in three categories and
accounted for as follows:

    ?    Trading Securities.  Securities held principally for resale in the near term
 are classified as
         trading securities and recorded at their fair values. Unrealized gains and losses on trading
         securities are included in other income. The Bank had no trading securities in 1999 or 1998.

    ?    Securities to be Held to Maturity.  Bonds and notes for which the Bank has
 the
positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of
premiums and accretion of discounts, which are recognized in interest income using the
interest method over the period to maturity.

    ?    Securities Available for Sale.  Securities available for sale consist of
 bonds and notes not
classified as trading securities nor as securities to be held to maturity, and
 FNMA and FHLMC
preferred stock.  These are securities that management intends to use as a part of its asset and
liability management strategy and may be sold in response to changes in interest rates, resultant
prepayment risk and other related factors.

Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net
amount in other comprehensive income.  Gains and losses on the sale of securities available for
sale are determined using the specific-identification method.  Fair values for investment securities
are based on quoted market prices.

The corporation has classified all of its investment securities as "available for sale" at
December 31, 1999 and 1998.

    Loans and Reserve for Possible Loan Losses

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

    Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation.
  Depreciation is calculated
on both straight-line and accelerated methods over the estimated useful lives of the various assets as
follows:

       Years

              Computer software   3 - 5
              Premises  5 - 50
              Equipment and vehicles   3 - 25

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

    Earnings per Share

Earnings per common share were computed based on:  495,000 shares of common stock outstanding
in 1999, 1998 and 1997.

    Federal income taxes

    As a result of certain timing differences between financial statement and federal income tax reporting, including depreciation, loan losses, deferred compensation, and loan costs, deferred income
taxes are provided in the financial statements.  Deferred tax assets and liabilities are included in the
financial statements at currently enacted income tax rates applicable to the period in which the
deferred tax assets and liabilities are expected to be realized or settled.  As changes in tax laws or
rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income
taxes.  See Note 9 for further details.

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

    Advertising

    The Bank expenses advertising costs as incurred. Advertising expenses for the years ended
    December 31, 1999, 1998 and 1997 were $ 81,904, $ 70,719 and $ 56,327, respectively.

    Comprehensive income

In 1998 the corporation adopted Statement of Financial Accounting Standards
 (SFAS) No. 130 -
Reporting Comprehensive Income.  Under SFAS No. 130, comprehensive income is defined as the
change in equity from transactions and other events from nonowner sources.  It includes all changes
in equity except those resulting from investments by stockholders and distributions to stockholders.
Comprehensive income includes net income and certain elements of "other comprehensive income"
such as foreign currency transactions; accounting for futures contracts;
 employers accounting for
pensions; and accounting for certain investments in debt and equity securities.

The corporation has elected to report its comprehensive income in the statement of stockholders'
equity.  The only element of "other comprehensive income" that the corporation has is the
unrealized gain or loss on available for sale securities.  The 1997 financial statements have been
reclassified to reflect these changes in reporting format.

The components of the change in net unrealized gains (losses) on securities were as follows:



                           1999                    1998               1997
    Gross unrealized holding gains/(losses) arising during
      the year     ($ 1,154,797)  $ 5,278   $ 457,616
    Reclassification adjustment for (gains)/losses realized
      in net income     (         5,918)    (    3,671)    (       3,052)
    Net unrealized holding gains/(losses) before taxes     (  1,160,715)  1,607
454,564
    Tax effect          394,643   (      546)    (   154,552)
    Net change     ($   766,072)  $ 1,061   $ 300,012

Note 2.  Investments

    The amortized cost and fair value of investment securities available for sale
 at December 31, 1999
    were:
                                          Gross                   Gross
        Amortized        Unrealized          Unrealized             Fair
    Cost                 Gains                   Losses                Value
    Obligations of U. S. Government
      corporations and agencies   $  10,251,331  $          0   $    285,834
    $   9,965,497
    Obligations of states and political
      subdivisions      4,089,437 37,491    200,993   3,925,935
    Mortgage-backed securities    4,890,061 1,826     129,196   4,762,691
    FNMA and FHLMC preferred stock         5,239,344              0
458,850
    4,780,494
    Other stocks           132,000                0                   0
 132,000
         Totals    $ 24,602,173    $ 39,317 $ 1,074,873    $ 23,566,617

    The amortized cost and fair value of investment securities available for sale
 at December 31, 1998
    were:
                                            Gross                   Gross
          Amortized         Unrealized          Unrealized             Fair
    Cost                  Gains                   Losses                Value
    Obligations of U. S. Government
      corporations and agencies   $    8,753,985 $ 20,969  $    5,574     $
8,769,380
    Obligations of states and
      political subdivisions 5,930,727 168,100   33,465    6,065,362
    Mortgage-backed securities       8,679,447      11,186   73,214  8,617,419
    FNMA and FHLMC preferred stock          4,984,344   48,625      11,469
     5,021,500
    Other stocks           132,000                   0                  0
  132,000
         Totals    $ 28,480,503   $ 248,880 $ 123,722 $ 28,605,661

The amortized cost and fair value of investment securities available for sale at
 December 31, 1999, by
contractual maturity, are shown below.  Contractual maturities will differ from expected maturities because
borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                           Amortized                                 Fair
                          Cost                                       Value
    Due in one year or less       $     249,777  $      252,588
    Due after one year through five years        12,006,208     11,699,490
    Due after five years through ten years       1,490,444      1,490,638
    Due after ten years      594,339   448,716
    Mortgage-backed securities            4,890,061     4,762,691
    FNMA and FHLMC preferred stock              5,239,344      4,780,494
    Other stocks                132,000             132,000
              $ 24,602,173   $ 23,566,617

Proceeds from sales of securities available for sale during 1999 were
 $ 3,906,168.  Gross gains and
losses on those sales were $ 8,989 and $ 3,071, respectively.  Proceeds from maturities of investment
securities during 1999 were $ 3,171,671, resulting in no gains or losses.
  Included in stockholders'
equity at December 31, 1999 is $ 683,467 of unrealized holding losses on securities available for sale,
net of $ 352,089 in deferred taxes.

Proceeds from sales of securities available for sale during 1998 were
 $ 5,375,879.  Gross gains and
losses on those sales were $ 17,200 and $ 13,529, respectively.  Proceeds from maturities of
investment securities during 1998 were $ 5,208,580, resulting in no gains or losses.  Included in
stockholders' equity at December 31, 1998 is $ 82,605 of unrealized holding gains on securities
available for sale, net of $ 42,554 in deferred taxes.

The corporation is required to maintain minimum investments in certain stocks, which are recorded at
cost since they are not actively traded and therefore, have no readily determinable market value.
Consequently, the corporation owns the following equity securities at December
 31:
                                        1999                          1998

    Federal Home Loan Bank   $ 788,800 $ 496,000
         Atlantic Central Bankers Bank 10,000    10,000
         Federal Reserve Bank           70,850        70,850
              $ 869,650 $ 576,850

Securities with a cost basis of $ 10,250,000 (fair value of $ 9,965,497) and
 $ 8,750,000 (fair value of
$ 8,769,380) at December 31, 1999 and 1998, respectively, were pledged to secure public funds and
for other purposes as required or permitted by law.

Note 3.  Reserve for Loan Losses

    Activity in the reserve for loan losses is summarized as follows:

                       1999                     1998                  1997
         Balance at beginning of period     $ 580,694 $ 487,250 $ 443,659
         Recoveries     72,416    22,352    69,918
         Current year provision charged to income        195,000       185,000
    20,000
              Total     848,110   694,602   533,577
         Losses              47,843      113,908     46,327
         Balance at end of period $ 800,267 $ 580,694 $ 487,250
-12-

Note 4.  Premises and Equipment

    A summary of premises and equipment is as follows:
                                         Accumulated         Depreciated
        Description      Cost                Depreciation               Cost

                                                                 1999
    Premises and improvements
      (including land $ 441,101)  $ 3,228,460    $    544,996   $ 2,683,464
    Equipment, furniture and fixtures  2,339,635 1,346,221 993,414
    Vehicles         56,945         23,437         33,508
         $ 5,625,040    $ 1,914,654    $ 3,710,386

                                                                    1998
    Premises and improvements
      (including land $ 279,586)  $ 2,332,377    $    476,662   $ 1,855,715
    Equipment, furniture and fixtures  1,855,740 1,089,217 766,523
    Vehicles         56,945         12,048         44,897
         $ 4,245,062    $ 1,577,927    $ 2,667,135

    Depreciation and amortization expense amounted to $ 336,727 in 1999, $
284,866
 in 1998, and
    $ 228,463 in 1997.

Note 5.  Loans

    Loans consist of the following at December 31 (in thousands):
                                             1999                    1998
    Real estate loans:
         Secured by farmland $ 14,342  $  8,116
         Secured by 1-4 family residential  39,716    42,159
         Secured by multifamily (5 or more) residential properties   171  249
         Secured by nonfarm nonresidential  15,044    8,391
    Loans to finance agricultural production:
         Loans to farmers    3,702     2,599
    Commercial and industrial loans    8,224     7,459
    Loans to individuals for household, family
      and other personal expenditures  10,180    10,439
    Obligations of states and political subdivisions in the U. S.    368  1,343
    All other loans               48            39
               91,795   80,794
    Less:  reserve for loan losses     (        800)  (        580)
              $ 90,995  $ 80,214

Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as
follows at December 31 (in thousands):

                 90 Days or More                                 Nonaccrual
- - - - Past Due - - - - - - -             - - - - - - - Status - - - - - - - -
     1999           1998          1997                 1999    1998     1997
    Real estate mortgages    $ 168     $ 405     $ 390     $ 0  $ 0  $ 361
    Installment loans   0    37   21   0    0    0
    Time and demand loans           0        0        20     0     0      52
         Total     $ 168     $ 442     $ 431     $ 0  $ 0  $ 413

The amounts of foregone interest and recognized interest income on loans placed on nonaccrual status
were:
          Foregone Interest                                   Interest Income
         at December 31                                        Recognized

         1999 $          0        $           0
         1998           0                   0
         1997  43,582         27,746

A mortgage loan in the amount of $ 310,000 and listed on nonaccrual status at
 December 31, 1997
was restructured in early 1998.  As a result, $ 37,393 in foregone interest at
 December 31, 1997 was
realized as interest income in 1998.  This loan had an outstanding balance of
 $ 280,023 and $ 286,000
at December 31, 1999 and 1998, respectively, and is on a current payment status.

Loan balances are stated net of deferred loan origination (fees) costs.  These net (fees) costs amounted
to the following at December 31:
                                       1999                         1998

              Installment    $ 11,541  $ 12,613
              Time and demand     1,571     8,085
              Mortgage  (   57,349)    (   78,268)
                        ($ 44,237)     ($ 57,570)

At December 31, 1999 and 1998, the total recorded investment in impaired loans was $ 0. The
average recorded investment in impaired loans amounted to approximately $ 0 and
 $ 23,000 for 1999
and 1998, respectively.

Note 6.  Loans to Related Parties

The Bank has granted loans to the officers and directors of the corporation and its subsidiary and to
their associates.  Related party loans are made on substantially the same terms, including interest rates
and collateral, as those prevailing at the time for comparable transactions with unrelated persons and
do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans
was $ 1,040,715 and $ 1,019,727 at December 31, 1999 and 1998, respectively.
  During 1999,
$ 222,431 of new loans were made and repayments totaled $ 201,443.  During 1998,
 $ 995,310 of
new loans were made and repayments totaled $ 801,811.

    Outstanding loans to employees totaled $ 739,510 and $ 808,569 at     Decemb
er 31,
 1999 and 1998,
respectively.

Note 7.  Financial Instruments With Off-Balance-Sheet Risk/Commitments

The corporation is a party to financial instruments with off-balance-sheet risk in the normal course of
business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in
interest rates.  These financial instruments include commitments to extend credit and standby letters
of credit.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in
excess of the amount recognized in the balance sheets.  The contract amounts of those instruments
reflect the extent of involvement the corporation has in particular classes of financial instruments.

Note 7.  Financial Instruments With Off-Balance-Sheet Risk/Commitments
 (Continued)

The corporation's exposure to credit loss in the event of nonperformance by the other party to the
financial instrument for commitments to extend credit and standby letters of credit and financial
guarantees written is represented by the contractual amounts of those instruments.  The corporation
uses the same credit policies in making commitments and conditional obligations as it does for on-
balance-sheet instruments.
                                                              Contract or
                                                           Notional Amount
                                           1999                       1998
    Financial instruments whose contract amounts
      represent credit risk at December 31:
         Commitments to extend credit  $ 14,215,598   $ 12,986,325
         Standby letters of credit and financial
           guarantees written     322,500   229,500

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

Standby letters of credit and financial guarantees written are conditional commitments issued by the
corporation to guarantee the performance of a customer to a third party.  Those guarantees are
primarily issued to support public and private borrowing arrangements.  The credit risk involved in
issuing letters of credit is essentially the same as that involved in extending loans to customers.  The
corporation holds collateral supporting those commitments when deemed necessary by management.

Note 8.  Retirement Plan

The corporation maintains a 401-K profit-sharing plan covering substantially all full-time employees.
The plan allows contributions of up to 15% by employees.  Additional contributions can be made at
the discretion of the board of directors.  The corporation contributions made to the plan were $ 60,000
for 1999, $ 52,735 for 1998 and $ 53,291 for 1997.

Note 9.  Federal Income Taxes

    The components of federal income tax expense are summarized as follows:

                      1999                    1998                   1997

         Current year provision   $ 507,944 $ 455,085 $ 422,864
         Deferred income taxes (benefits)   (  114,841)    (     50,535)  (
39,851)
         Income tax effect of securities transactions        2,012
1,248
  1,038
         Applicable income taxes  $ 395,115 $ 405,798 $ 384,051

Federal income taxes were computed after reducing pretax accounting income for nontaxable interest
and dividend income in the amount of $ 516,446, $ 550,702 and $ 494,737 for
 1999, 1998 and 1997,
respectively.

    A reconciliation of the effective income tax rate to the federal statutory rate is as follows:

                                 1999              1998              1997

         Applicable federal income tax rate 34.0%     34.0%     34.0%

         Reductions resulting from:
              Nontaxable investment income and other items,
               net of nondeductible expenses     (12.8)    (11.9)    (11.3)
         Effective income tax rate     21.2%     22.1%     22.7%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated
depreciation and deferred loan costs.  Deferred tax assets have been provided for deductible
temporary differences related to the allowance for loan losses and unrealized losses on available for
sale securities.  The net deferred tax assets (liabilities) included in other assets (other liabilities) in the
accompanying consolidated balance sheets include the following components:

                        1999                     1998                 1997

         Total deferred tax assets     $ 684,995 $ 225,970 $ 159,363
         Total deferred tax liabilities     (   130,661)   (   181,120)   (
164,502)
              Net deferred tax asset (liability) $ 554,334 $   44,850     ($
5,139)

The corporation has not recorded a valuation allowance for the deferred tax assets as management
believes that it is more likely than not that they will be ultimately realized.

Note 10. Leases

The Bank is party to real estate leases with base monthly rental charges of
 $ 3,254.  These charges are
to be adjusted on specified dates and by agreed upon amounts or by the net change in the consumer
price index.  The original leases expire on January 7, 2001 and December 31,
 2003, respectively.
Each lease contains a provision for renewal under various terms at the Bank's option.  In addition, the
Bank leases certain equipment on a 54 month lease which expires in 2001.  Total rental expense
charged to operations for the years ended December 31, 1999, 1998 and 1997 was
 $ 59,573, $ 59,435
and $ 60,635, respectively.

Based on the current monthly rent, future minimum rental payments for the next five years are as
follows:
                   2000 $ 59,947
                   2001 49,500
                   2002 39,053
2003 39,053
2004 39,053

Note 11. Other Assets

    Other assets include the following at December 31:
                                 1999                               1998

         Net deferred tax asset   $ 554,334 $   44,850
         Prepaid expenses    165,710   160,074
         Others                                       45,257        39,456
                   $ 765,301 $ 244,380

Note 12. Deposits

Included in interest-bearing deposits at December 31 are NOW and Money Market
 Account balances
totaling $ 16,281,186 and $ 18,049,411 for 1999 and 1998, respectively.

Time deposits of $ 100,000 and over aggregated $ 12,462,940 and $ 12,030,190 at December 31,
1999 and 1998, respectively.  Interest expense on time deposits of $ 100,000 and over was $ 624,000,
$ 617,000 and $ 571,000 for 1999, 1998 and 1997, respectively.

The amount of time deposits maturing over the next 5 years is as follows:

         2000 $ 42,890,429
         2001 6,212,163
         2002     4,695,255
2003 5,421,940
         2004      1,824,370
              $ 61,044,157

The Bank accepts deposits of the officers and directors of the corporation and its subsidiaries on the
same terms, including interest rates, as those prevailing at the time for comparable transactions with
unrelated persons.  The aggregate dollar amount of deposits of officers and directors totaled
$ 3,125,902 and $ 3,486,275 at December 31, 1999 and 1998, respectively.

    Overdrafts of $ 13,661 and $ 39,524 at December 31, 1999 and 1998, respectively, were reclassified as loans for financial reporting purposes.

Note 13. Fulton Bancshares Corporation (Parent Company Only) Financial
 Information

The following are the condensed balance sheets, income statements and statements of cash flows for
the parent company as of and for the periods ended December 31:

Balance Sheets
              Assets                                  1999
1998

    Cash           $        54,335     $              194
    Investment in the Fulton County National Bank
      & Trust Company   12,517,526     12,307,525
    Investment in Fulton County Community
      Development Corporation               49,433    38,878
    Securities available for sale         132,000             132,000
              Total assets   $ 12,753,294   $ 12,478,597

              Liabilities

    Accounts payable    $              27   $                0

              Stockholders' Equity
    Common stock, par value $ .625 per share, 4,000,000 shares authorized and 495,000 shares issued at December 31, 1999
      and 1998     309,375          309,375
    Additional paid-in capital    2,051,275 2,051,275
    Retained earnings      11,076,084  10,035,342
    Accumulated other comprehensive income  (         683,467)
82,605
              Total stockholders' equity       12,753,267     12,478,597

              Total liabilities and stockholders' equity   $ 12,753,294   $
12,478,597

Note 13. Fulton Bancshares Corporation (Parent Company Only) Financial Information (Continued)

                        1999                   1998                   1997

Statements of Income
Years Ended December 31

    Cash dividends from wholly-owned subsidiary  $    534,000   $    516,000
    $    361,000

    Investment income   840  370  0

    Equity in undistributed income of subsidiaries    971,628   943,412   975,66
1

    Printing, supplies, amortization and
      other expenses    (        40,026)    (        32,450)    (        32,069)
              Net income     $ 1,466,442    $ 1,427,332    $ 1,304,592

Statements of Cash Flows
Years Ended December 31
    Cash flows from operating activities:
         Net income     $ 1,466,442    $ 1,427,332    $ 1,304,592
         Adjustments to reconcile net income
           to cash provided by operating activities:
              Equity in undistributed income of
                subsidiary   (    971,628)  (      943,412)     (     975,661)
              Increase in accounts payable               27
 0
          0
    Net cash provided by operating activities        494,841          483,920
     328,931

    Cash flows from investing activities:
         Investment in subsidiary (      15,000) 0                   0
         Purchases of investment securities available
           for sale                  0 (     132,000)                       0
    Net cash (used) by investing activities (      15,000) (     132,000)
           0

    Cash flows from financing activities:
         Dividends paid (    425,700)  (     356,400) (     346,500)
    Net cash provided (used) by financing activities  (    425,700)  (
356,400)
    (     346,500)
    Net change in cash  54,141    (         4,480)    (       17,569)
    Beginning cash           194           4,674       22,243

    Ending cash    $    54,335    $          194 $      4,674

Note 14. Compensating Balances

The corporation is required to maintain certain compensating balances with its correspondent banks to
cover processing costs and service charges.  Required compensating balances were
 $ 125,000 at
December 31, 1999 and 1998.

Note 15. Regulatory Matters

Dividends paid by Fulton Bancshares Corporation are generally provided from the
 Fulton County
National Bank and Trust Company's dividends to it.  The Federal Reserve Board, which regulates
bank holding companies, establishes guidelines which indicate that cash dividends should be covered
by current year earnings and the debt to equity ratio of the holding company must be below thirty
percent.
-18-

Note 15. Regulatory Matters (Continued)

Fulton County National Bank and Trust Company, as a National Bank, is subject to the dividend
restrictions set forth by the Comptroller of the Currency.  Retained earnings available for the payment
of dividends without approval of the Comptroller amounted to $ 3,223,813,
 $ 2,964,040, and
$ 2,685,625 at December 31, 1999, 1998 and 1997, respectively.  The Bank is also subject to various
regulatory capital requirements administered by federal banking agencies.
 Failure to meet minimum
capital requirements can initiate certain mandatory, and possibly additional discretionary actions by
regulators that, if undertaken, could have a direct material effect on the
 Bank's financial statements.
Under capital adequacy guidelines, the Bank is required to maintain minimum capital ratios.  The
"leverage ratio", which compares capital to adjusted total balance sheet assets is required to be at least
4%.  "Tier I" and "Tier II" capital ratios compare capital to risk-weighted assets and off-balance sheet
activity.  The Tier I ratio is required to be at least 4%.  The combined Tier I and Tier II ratio is
required to be at least 8%.

At December 31 the corporation's actual ratios and required levels were as follows:
                                                    - - - - Actual - - - -
                                      Required        1999            1998
         Leverage (total capital/total assets)   4.0% 10.0%     10.3%
         Tier 1 (Tier 1 core capital/risk weighted assets) 4.0% 14.5%     15.8%
         Total capital (total capital plus allowance for loan losses/
           risk weighted assets)  8.0% 15.3%     16.7%

As of December 31, 1999 the most recent notification from the Comptroller of the
 Currency
categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.
There are no conditions or events since that notification that management believes have changed the
Bank's category.

Note 16. Liabilities for Borrowed Money

At December 31, 1998 the Bank had an outstanding five year loan with Federal
 Home Loan Bank of
Pittsburgh of $ 5,000,000.  Interest is payable monthly at a floating rate of
 4.54% with the principal
maturing September 24, 2003.  During 1999 the borrowing was refinanced with a
 $ 10,000,000 ten
year loan with Federal Home Loan Bank of Pittsburgh.  The floating interest rate was 5.16% at
December 31, 1999 and is payable monthly. The loan matures on September 24, 2009.

The Bank has established credit at Federal Home Loan Bank (FHLB) of Pittsburgh to improve
liquidity.  The Bank may borrow up to approximately $ 34 million from FHLB under the terms of
certain commitment agreements, less any borrowings outstanding.  The rates and terms of the
commitments are flexible and are not fixed until the funds are withdrawn, but funds may not be
borrowed for more than one year. Borrowings were $ 1,475,000 and $ 0 at December
 31, 1999 and
1998, respectively.  The variable interest rate was 4.06% at December 31, 1999.
  Collateral for the
borrowings consists of certain investments and mortgages approximating $ 34 million at
December 31, 1999.

Note 17. Fair Value of Financial Instruments

The estimated fair values of the corporation's financial instruments under
 Statement on Financial
Accounting Standards (SFAS) No. 107, Disclosure About Fair Value of Financial
 Instruments were
as follows at December 31, 1999 and 1998:
                      Carrying Amount                           Fair Value
                                                              (000 Omitted)
            1999              1998                        1999           1998
    FINANCIAL ASSETS
         Cash and due from banks  $  4,582  $  3,301  $ 4,582   $  3,301
         Securities available for sale 23,567    28,606    23,567    28,606
         Other bank stock    870  577  870  577
         Loans receivable (net)   90,995    80,214    89,548    80,844
         Accrued interest receivable   731  733  731  733

    FINANCIAL LIABILITIES
         Time certificates   61,044    56,300    61,379    56,978
         Other deposits 42,267    43,041    42,267    43,041
         Accrued interest payable 421  392  421  392
         Other borrowed funds     11,475    5,000     11,449    4,987
         Federal funds purchased  0    2,100     0    2,100

Note 18. Deferred Compensation and Other Benefit Programs

    The Bank has adopted several benefit programs, some of which result in the deferral of payments for services rendered:

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

    As a result of these plans, the following items are recognized in the financial statements:

                    1999                    1998                      1997
    Asset
    Cash surrender value of life insurance  $ 3,028,486    $ 3,165,957    $
3,020,255

    Liabilities
    Supplemental executive retirement plan  258,920   173,093   111,366
    Deferred directors fees liability  116,079   98,308    71,444

    Income
    Earnings on cash surrender value of life insurance     160,185   175,184
153
,602
    Death benefits received from insurance policies   113,576   0    0

                      1999                  1998                      1997

    Expenses
    Life insurance expense   $ 27,948  $ 29,482  $ 23,635
    Supplemental executive retirement expense    85,827    61,727    58,698
    Deferred directors fees  43,047    27,707    37,424
    Director emeritus fees   12,003    17,000    16,000
    Death benefits paid to beneficiaries    12,099    0         0

Note 19. Concentrations of Credit Risk

The corporation grants agribusiness, commercial and residential loans to customers primarily in
Fulton County, Pennsylvania and adjoining counties in Pennsylvania and Maryland.
  Although the
Bank has a diversified loan portfolio, a significant portion of its customers'
 ability to honor their
contracts is dependent upon the agribusiness economic sector (approximately 20% of loan portfolio).

Management evaluates each customer's creditworthiness on a case-by-case basis.
  The amount of
collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit
evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

The corporation maintains deposit balances at correspondent banks, which provide check collection
and item processing services to the corporation.  At times, the balances with these correspondent
banks may exceed federally insured limits, which management considers to be a normal business risk.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA

     1999                1998              1997               1996       1995
Income (000 omitted)

    Interest income               $ 8,804   $ 8,192   $ 7,898   $ 7,513   $
7,298
    Interest expense                   4,325     4,151     4,036     3,725
3,732

    Provision for loan losses                195      185         20        65
          62
    Net interest income after
      provision for loan losses        4,284     3,856     3,842     3,723
3,504

    Securities gains (losses)               6    4    3    (          2)  5

    Other operating income             583  718  470  391  276
    Other operating expenses              3,011     2,745     2,626     2,425

 2,304

    Income before income taxes         1,862     1,833     1,689     1,687
1,481

    Applicable income tax                    395       406      384     455
422
         Net income               $ 1,467   $ 1,427   $ 1,305   $ 1,232   $
1,059


Per share amounts are based on following weighted averages:

             1999 - 495,000         1997 - 495,000               1995 - 480,476
             1998 - 495,000         1996 - 495,000

    Income before income taxes    $  3.76   $  3.70   $   3.41  $   3.41  $
3.08
    Applicable income taxes            .80  .82  .77  .92  .88
         Net income                    2.96 2.88 2.64 2.49 2.20
    Cash dividend paid                            .86 .72  .70  .66  .55
    Book value                                   25.76     25.21     23.04
20.50
    19.08

Year-End Balance Sheet Figures (000 omitted)

    Total assets                  $ 128,478 $ 119,649 $ 105,770 $ 102,355
    $  96,449
    Net loans                           90,995   80,214    70,416    63,791
59,8
71
    Total investment securities        24,436    29,183    25,922    28,474
29,3
65
    Deposits-noninterest bearing        12,354   11,553    8,159     10,000
7,95
9
    Deposits-interest bearing          90,957    87,788     82,062   81,632
78,3
99
    Total deposits                      103,311  99,341    90,221    91,632
86,3
58
         Liabilities for borrowed money         11,475     7,100     3,470
0   0
         Total stockholders' equity         12,753    12,479     11,407   10,149
    9,445

Ratios

    Average equity/average assets      10.36     10.60      10.29    9.80 9.29

    Return on average equity           11.43     11.95     11.98     12.49
12.13

    Return on average assets           1.18 1.27 1.23 1.23 1.13

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CHANGES IN INCOME AND EXPENSE - 1999 AND 1998

    The schedule below reflects comparative changes in income and expense included in the Consolidated
Statements of Income for 1999 and 1998 together with changes in asset and liability volumes associated with
these income and expense items.



      1999 Compared to 1998                             1998 Compared to 1997
                                Average Volumes         Income/Expense
  Average Volumes   Income/Expense
($ 000 omitted)                         $                %                 $
            %                $              %             $         %

Loans         12,292    16.3 620  9.3  7,439     10.9 604  9.9
Investment securities        (     126)     (      .5)     10   .7   (2,596)
(
  8.9)   ( 315)
    (17.6)
Other investments            (     325)     (  94.8)  (  18)    (  94.7)
88  34.5
     5   35.7
    Total                    11,841    11.6 612  7.5  4,931     5.1   294 3.7

Interest/borrowed funds           7,378     166.7     346  145.9     2,312
109.4
    117  97.5
Interest bearing demand
 deposits          172  1.0  (  54)    (  11.9)  1,252     8.1  43   10.4
Savings deposits             218  1.6  (    6)   (    1.7) (   200)  (    1.5)
(
   11)
    (  3.0)
Time deposits                 1,822    3.3  (112)     (    3.6)    883    1.6
(
  34)    (  1.1)
    Total                     9,590    10.7 174  4.2  4,247     5.0   115 2.9

Net interest income               438  10.8           179  4.6
Provision for loan losses                                10     5.4
165 8
25.0
Net interest income after
  provision for loan losses                                428  11.1
  14
0.4

Security transactions                                      2    50.0
1   33.
3
Other operating income                                (135)     (18.8)
    248
52.8
Income before operating expense             295  6.4            263  6.1
Salaries & employee benefits                               73   5.9
64  5.
4
Occupancy & equipment expense                    78   13.7           104  22.4
FDIC insurance premiums                               0    0.0            (
1)  (  9.1)
Other operating expenses                                        115  12.4
    (
48)
    (  4.9)
    Total operating expenses                     266  9.7            119  4.5

Income before income taxes                       29   1.6            144  8.5
Applicable income taxes                               (  11)    ( 2.7)

22  5.7
    Net income                                     40 2.8            122  9.4

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

    The unaudited quarterly results of operations for the years ended December
31,
 1999 and 1998 are
as follows:


         1999                                                         1998
($ 000 omitted                                    Quarter Ended
                                         Quarter Ended
 except per share)             Mar. 31  June 30     Sept. 30    Dec. 31
    Mar. 31   June 30   Sept. 30  Dec. 31

Interest income              $ 2,137   $ 2,171   $ 2,250   $ 2,246   $ 2,017
$
2,016    $ 2,104
    $ 2,055
Interest expense               1,047     1,059     1,092     1,127      1,022

 1,020
       1,039     1,070
    Net interest income 1,090     1,112     1,158     1,119       995     996
1,
065 985
Provision for loan losses          85        15        80        15         35
    150
             0              0
    Net interest income
      after provision for
      loan losses  1,005     1,097     1,078     1,104     960  846  1,065
985

Securities gains (losses)    2    0    0    4    4    0    0    0
Other income  203  102  136  142  145  297  116  160
Other expenses                   757       706       743       805       676

  731
         709       629
    Operating income
      before income taxes    453  493  471  445  433  412  472  516
Applicable income taxes             81    125          96        93        84

    96
     120      106
    Net income               $  372    $  368    $   375   $   352   $   349
$
316 $   352
    $   410



Net income applicable
  to common stock
Per share data:
    Net income     $ .75     $  .74    $  .76    $  .71    $  .71    $  .64
$
 .71 $  .82

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

STATEMENTS OF AVERAGE BALANCES AND AVERAGE RATES


(000 omitted)      1999        1998        1997     1996               1995

LOANS
    Lines of credit     $     2,921    $    3,332     $     3,290    $  3,492
$
   3,556
    Tax free  846  1,281     2,201     2,458     3,027
    Commercial     18,413    14,203    13,966    12,702    10,356
    Mortgage  48,070    40,916    35,415    32,833    33,430
    Consumer                      17,652        15,878          13,299
11,045      10,642
         Total loans                   87,902        75,610          68,171

62,530
  61,011

INVESTMENT SECURITIES
    U.S. Government     0    0    0    254  404
    U.S. Government agencies      8,465     5,863     6,931     6,984     5,361
    State & municipal   5,903     5,793     5,090     3,040     1,586
    Mortgage-backed securities    5,988     9,324     13,861    18,730    19,777
    FNMA & FHLMC preferred stock  5,021     4,746     2,443     124  0
    Other                800           577           392          555
   468
         Total investment securities         26,177        26,303        28,717
   29,687
    27,596

OTHER SHORT-TERM INVESTMENTS
    Federal funds sold              18           343           255         430

        661

TOTAL EARNING ASSETS                      114,097        102,256
97,143     92,647
       89,268

TOTAL ASSETS                           $ 123,985 $ 111,002 $ 105,864 $ 99,844
    $ 93,959

Percent increase   11.5%     4.9%      6.0%      6.3% 4.0%

DEPOSITS
    Interest-bearing demand  $   16,951     $   16,779     $  15,528 $ 15,758
$
14,871
    Savings   13,834    13,616    13,816    14,578    14,663
    Time     56,443          54,621       53,738   49,582     47,502
         Total interest-bearing deposits        87,228          85,016
83,082     79,918
  77,036

OTHER BORROWINGS
    Federal funds purchased  70   622  276  908  524
    Liabilities for borrowed money         11,734           3,804         1,838
       288
       185

TOTAL INTEREST-BEARING
  LIABILITIES         99,032    89,442    85,196   81,114     77,745

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

   1999               1998            1997             1996              1995

AVERAGE RATES EARNED
  %                   %                %                   %                  %

Loans
    Commercial     8.32 9.23 9.11 9.31      9.95
    Mortgage  8.01 8.61 8.67 8.64 8.99
    Consumer       8.74 8.77 8.89 9.58 10.09
    Tax free  5.53 5.82 5.62 5.91 6.05
    Lines of credit                    8.35 8.81 9.19  9.13      9.84
         Total     8.37 8.72 8.73 9.09  9.22


Investment Securities
    U.S. Government     0.00 0.00 0.00 6.40 6.40
    U.S. Government agencies 6.05 5.95 6.17 6.09 5.86
    State & municipal                       4.94 4.93 5.00 5.02 5.08
    Mortgage-backed securities    5.44 5.50 6.46 6.50 5.94
    Other     5.96 5.99 7.27 6.32   6.54
         Total     5.65 5.57 6.22 6.08   5.89

Other Short-Term Investments
    Federal funds sold  4.43 5.49 5.51 5.30  5.85

Total earning assets    7.72 7.90 8.13 8.11  8.15

AVERAGE RATES PAID
    Time & savings deposits  4.29 4.60 4.71 4.59 4.77
    Federal funds purchased       5.05 5.57 5.61 5.61 6.09
    Liabilities for borrowed money     4.91 5.32 5.68 5.55  6.36

Total interest-bearing liabilities     4.37 4.64 4.74 4.59  4.78

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.

    OPERATING RESULTS

    Net income was $ 1,467,000 for 1999, compared to $ 1,427,000 for 1998, representing an increase of
$ 40,000, or 2.8%.  Net income on an adjusted per share basis for 1999 was
 $ 2.96, up $ .08 from the $ 2.88 per
share realized during 1998.

    Interest income for 1999 was $ 8,804,000, up $ 612,000, or 7.5% more than 1998.
  The increase was
due primarily to higher average balances of loans, which typically produce higher yields than investments,
compared to 1998.

    Average earning assets increased 11.6% and 5.1% in 1999 and 1998, respectively.
  Average loan
demand, which typically produces higher yields than investments, increased 16.3%
 in 1999.  Net loans at
December 31, 1999 stood at $ 90,995,000 compared to $ 80,214,000 as of December
 31, 1998, an increase of
13.4%.  Average investment securities decreased .5% in 1999, with the decrease concentrated in mortgage-
backed securities and obligations of state and political subdivisions, while
 U.S. Government Agency securities
increased.

    Total interest expense was $ 4,325,000 for 1999, an increase of $ 174,000, or
 4.2% from the
$ 4,151,000 for 1998.  Average time deposits, which pay higher yields, increased
 3.3% in 1999.  Interest-bearing
deposits stood at $ 90,957,000 at December 31, 1999 compared with $ 87,788,000 as of December 31, 1998, an
increase of 3.6%.  Average interest-bearing demand deposits and other savings deposits increased 1.0%  and
1.6%, respectively.  Average borrowed funds increased 166.7%.

    Management continues to competitively price its interest-bearing deposits to maintain a favorable net interest margin.

    Net interest income is the difference between total interest income and total interest expense.  Interest
income is generated through earning assets, which include loans, deposits with other banks, and investments.
Interest income is dependent on many factors including the volume of earning assets, the level of interest rates
and the changes in interest rates, and volumes of nonperforming loans.  The cost of funds varies with the volume
of funds necessary to support earning assets, the rates paid to maintain deposits, rates paid on borrowed funds,
and the level of interest-free deposits.

    Net interest income for 1999 totaled $ 4,479,000, up 10.8% from 1998. Management continuously monitors liquidity and interest rate risk through its Asset-Liability Committee reporting and reprices products to
maintain a desired net interest margin.

    Other income represents service charges on deposit accounts, commissions on loan insurance, fees for travelers' checks and other services, safe deposit box rents, fees for trust services, securities gains (losses), gains
(losses) on sales of other real estate owned, and earnings on cash surrender value of directors and officers life
insurance.

    Other income increased $ 133,000 from 1998 to 1999. The increase in 1999 resulted primarily from a
$ 178,000 gain on sale of other real estate owned reported in 1998 which was partially offset by a $ 114,000
directors and officers life insurance benefit income in 1999, and a $ 76,000 decrease in fiduciary fees, since,
effective January 4, 1999, the Bank's Trust Department was serviced by an agent.

    The noninterest expenses are classified into four main categories:
salaries,
 fees and employee
benefits; occupancy expenses and furniture and equipment expenses that include depreciation, maintenance,
utilities, taxes, insurance and rents; FDIC insurance premiums; and other operating expenses that include all
other expenses incurred in daily operations.

    Employee related expenses increased 5.8% and 5.4% for 1999 and 1998, respectively, primarily due to salary and related benefit increases.  Occupancy and furniture and equipment expenses increased 13.8% and
22.4% in 1999 and 1998, respectively.  These increases were due primarily to increased equipment and building
maintenance costs and expense associated with the addition of two new full-service banking facilities during
1999.  Other operating expenses increased 12.3% in 1999 compared to a decrease of 4.9% in the previous year,
primarily due to increases in advertising, printing and supplies, shares tax and other overhead expenses.

    Applicable income taxes changed between 1997, 1998 and 1999 because of changes in pretax
accounting income and taxable income.  The effective income tax rate for 1999 was 21.2% compared to 22.1%
and 22.7% for 1998 and 1997, respectively.  The decrease in the effective income tax rate for 1999 and 1998
was due primarily to an increase in tax-exempt interest on obligations of state and political subdivisions, the
dividends received deduction for FNMA and FHLMC preferred stock, and the nontaxable income related to the
increase in the cash surrender value of directors and officers life insurance.

    FINANCIAL CONDITION

    Total assets at December 31, 1999 were $ 128,478,000, a 7.4% increase over December 31, 1998.
Net loans at December 31, 1999 totaled $ 90,995,000, an increase of 13.4% over December 31, 1998.

    The provision for loan losses was $ 195,000 in 1999 compared to $ 185,000 in
1998.  The provisions
were based on management's evaluation of the adequacy of the reserve balance and represent amounts
necessary to maintain the reserve at the appropriate level based on the quality of the loan portfolio and economic
conditions.  The bank's history of net charge-offs has traditionally been better than peer group performance with
an average rate of less than .10% of average loans outstanding over the past five years. Though this trend is expected to continue, management intends to maintain the reserve at appropriate levels based on an ongoing
evaluation of the loan portfolio.

    Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as follows at December 31 (in thousands):
                                                         90 Days or More
         Past Due                                         Nonaccrual Status
       1999                   1998                    1999             1998

    Real estate mortgages    $ 168     $ 405     $ 0  $ 0
    Installment loans   0    37    0   0
    Demand and time loans             0            0     0    0
         Total     $ 168     $ 442     $ 0  $ 0

    A mortgage loan in the amount of $ 310,000 and listed on nonaccrual status at both December 31,
1997 and 1996 was restructured in early 1998.  As a result, $ 37,393 in foregone interest at December 31, 1997
was realized as interest income in 1998. This loan has an outstanding balance of $ 280,000 at December 31,
1999 and is on a current payment status.

    Total deposits increased to $ 103,311,000 at December 31, 1999 compared with $ 99,341,000 at
December 31, 1998.  Noninterest bearing deposits and interest-bearing deposits increased 6.9% and 3.6%,
respectively.

    Stockholders' equity reached $ 12,753,000 at December 31, 1999 for a 2.2% increase over the prior year.  Accumulated earnings for 1999 were partially offset by dividends declared and paid of $ 426,000 and a
$ 766,000 decrease in net unrealized gains on available-for-sale securities (net of deferred tax).  Total
stockholders' equity represented 9.9% and 10.4% of total assets at the end of
 1999 and 1998, respectively.  Cash
dividends paid in 1999 were up $ 69,000, or 19.4% over 1998.  It is the intention of management and the Board
of Directors to continue to pay a fair return on the stockholders' investment while retaining adequate earnings to allow for continued growth.

    LIQUIDITY

    Liquidity and interest rate sensitivity are related but distinctly different from one another.

    Liquidity involves the bank's ability to meet cash withdrawal needs of customers and their credit needs in the form of loans.  Cash provides liquidity on hand and transaction balances held at correspondent
banks.  Liquidity available to meet credit demands and/or adverse deposit flows is also made available from
sales or maturities of short-term assets.  Additional sources of funds to meet credit needs is provided by access
to the marketplace to obtain interest-bearing deposits and other borrowings
, including special programs
available through Federal Home Loan Bank.

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

   Due          Due               Due                 Due                Due
    0-30            31-90            91-180           181-360            After
    (000 omitted)                   Days            Days              Days
              Days              1 Year          Total

Rate Sensitive Assets
    Investment securities    $   1,036 $      196     $      763     $   2,346
$
 20,261
    $   24,602
    Real estate, commercial
     and consumer loans      9,249        12,133   19,442      3,925   47,046
    91,795
              $  10,285 $ 12,329  $ 20,205  $  6,271  $ 67,307  $ 116,397

Rate Sensitive Liabilities
    Short-term borrowings    $   1,475 $        0     $         0    $        0
$        0
    $    1,475
    Long-term borrowings     0    0    10,000    0    0    10,000
    Certificates of deposit
     over $ 100,000        1,836       1,238        2,286       4,397
2,706      12,463
    Other certificates
     of deposit    8,888     6,166     8,095     9,976     15,456    48,581
    Money market deposit
     accounts 1,216     2,434     2,434     0    0    6,084
    Other interest-bearing
     deposits           2,383         4,765     4,765    11,915            0

 23,828
                   $ 15,798  $ 14,603  $ 27,580  $ 26,288  $ 18,162  $ 102,431
    Cumulative GAP ($   5,513)    ($  7,787)     ($ 15,162)     ($ 35,179)
$
13,966

    Loan rates have generally increased over the past twelve months. Based on current economic indicators and predictions, management anticipates that interest rates will increase during early 2000 and
remain relatively stable over the remainder of the year.  As a result, management has assessed probabilities to each time period and proportionately included variable rate loans in rate sensitive assets of one year or less.
-29-

    LIQUIDITY (CONTINUED)

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

    CAPITAL FUNDS

    Internal capital generation has been the primary method utilized by Fulton Bancshares Corporation to increase its capital stock.  Stockholders' equity exceeded $ 12.75 million at
 December 31, 1999.  Regulatory
authorities have established capital guidelines in the form of the "leverage"
 and "risk-based capital" ratios.  The
leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-
weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of
individual banks.  A comparison of Fulton Bancshares Corporation's capital ratios to regulatory minimums at
December 31 is as follows:
                       Fulton Bancshares Corporation    Regulatory Minimum
          1999                              1998               Requirements

    Leverage ratio                     10.0%     10.3%     4%

    Risk-based capital ratio
         Tier I (core capital)         14.5%     15.8%     4%
         Combined Tier I and Tier II
           (core capital plus allowance
           for loan losses)                      15.3%     16.7%     8%

    Fulton Bancshares Corporation has traditionally been well above required levels and expects equity
capital to continue to exceed regulatory guidelines and industry averages.
  Certain ratios are useful in measuring
the ability of a company to generate capital internally.

    The following chart indicates the growth in equity capital for the past three
 years.
              1999                       1998                         1997
    Equity capital at December 31
      ($ 000 omitted)                            $ 12,753  $ 12,479  $ 11,407
    Equity capital as a percent of assets
      at December 31                              9.93%    10.43%    10.78%
    Return on average assets                     1.18%     1.27%     1.23%
    Return on average equity                     11.43%    11.95%    11.98%
    Cash dividend payout ratio                   29.05%    24.97%    26.56%

    MARKET RISK MANAGEMENT

    The Bank has risk management policies to monitor and limit exposure to market risk, and works
diligently to take advantage of profit opportunities available in interest rate movements.

    Management continuously monitors liquidity and interest rate risk through its
 Asset-Liability
Committee reporting, and reprices products in order to maintain desired net interest margins.  Management
expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing
structural interest rate risk.

    The following table sets forth the projected maturities and average rates for all rate sensitive assets and
liabilities based on the following assumptions.  All fixed and variable rate loans were based on original maturities
since the bank has not experienced, and does not expect, a significant rewriting of loans.  Investments are based on
maturity date except certain long-term agencies, which are classified by call date.  The bank has historically
experienced very little deposit runoff and has generally had net gains in deposits over the years.  Based on this
experience, it was estimated that maximum runoff of noninterest-bearing checking, NOW checking and other
savings would be 10%, and maximum runoff of money market deposits would be 33%.
 It was estimated that
maximum runoff of time deposits would be 25% and these deposits are classified by original maturity date.

      - - - - - - - - - Principal/Notional Amount Maturing In - - - - - - - - -
(In millions)                                                    Fair
Rate sensitive assets             2000           2001           2002        2003
           2004       Thereafter   Total            Value

Fixed rate loans   $ 10,024  $ 5,468   $ 4,659   $ 3,632   $ 2,771   $ 21,555
$
48,109
    $ 46,662
Average interest rates  8.50%     8.82%     8.76%     8.50%     8.49%     8.49%
8.57%

Variable rate loans     11,144    2,146     2,206     2,113     2,050     24,027
    43,686    43,686
Average interest rates  8.82%     8.07%     8.04%     7.98%     7.95%     7.74%
8.07%

Fixed rate securities   310  5,150     1,593     7,933     2,710     2,757
20,45
3   20,453
Average interest rates  5.44%     6.00%     6.01%     5.78%     6.55%     5.50%
5.91%

Variable rate securities     1,205     723  603  482  201  935  4,149     4,149
Average interest rates  6.06%     6.06%     6.06%     6.06%     6.06%     6.06%
6.06%


Rate sensitive liabilities

Noninterest-bearing
  checking         1,235     1,112     1,001     901  811  7,294     12,354
12,3
54
Average interest rates  N/A  N/A  N/A  N/A  N/A  N/A  N/A

Savings and interest-
 bearing checking  4,391     3,490     2,831     2,341     1,968     14,892
29,9
13  29,913
Average interest rates  2.30%     2.30%     2.30%     2.30%     2.30%     2.30%
2.30%

Time deposits 10,721    8,040     6,030     4,523     3,392     28,338    61,044
    61,379
Average interest rates  5.23%     5.54%     5.99%     5.57%     4.87%     4.87%
5.34%

Variable rate borrowings                         11,475         11,475    11,475
Average interest rates                      5.02%          5.02%

    Significant Events

    Trust and estate services previously provided by the Fulton County National Bank & Trust Company
(Bank) are now serviced by Sentry Trust Company (Sentry) acting as agent for the Bank's trust assets. Pursuant to the service agreement entered into by the Bank and Sentry, Sentry opened a branch office in the Penn's Village
Shopping Center in McConnellsburg, PA.

    Local business people and bankers in Franklin County, PA, formed Sentry in 1997. It is an independent, nondepository trust company chartered by the Pennsylvania Department of Banking.
  To date, Sentry manages
approximately $ 250 million in assets and its staff of professionals have an average of 15 years of experience.

    It is the Bank's goal to continue to provide quality trust services to its customers and to offer, through
Sentry, additional services such as investment management, estate planning, cash management, employee benefit
planning, financial and business planning, discount brokerage, and tax planning.
  The Bank refers customers to
Sentry as a full service provider.  Sentry will have the full authority to act as agent for the Bank with respect to
investment management, personal trust administration, estate planning, estate settlement services, cash management,
qualified retirement plans, and financial planning.  The authority to act as agent for the Bank shall extend only to
those matters that have been vested in the Bank by reason of a trust, plan or other document appointing the Bank as a
fiduciary to the individual, entity or plan.

    Now that the Bank has completed its first year with Sentry, we believe the trust services arrangement expanded services and benefits to the customers of the Bank and make this a successful arrangement.  The Bank and
Sentry working together serves the people of Fulton, southern Huntingdon and western Franklin counties. The Bank
does not anticipate a significant impact to future net income as a result of this change.

    FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June, 1998 the Financial Accounting Standards Board (FASB) issued SFAS
No.
 133 - "Accounting for
Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999.  This
Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as
assets or liabilities in the balance sheet and measure them at fair value.  If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a
forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an
available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The statement generally provides for matching the timing of the recognition of the gain or loss on
derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive
income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the
consolidated financial statements, but does not anticipate that it will have a material impact.

    STOCK MARKET ANALYSIS AND DIVIDENDS

    The corporation's common stock is traded inactively in the over-the-counter market. As of December 31,
1999 the approximate number of shareholders of record was 515.
          Market             Cash                     Market           Cash
        Price            Dividend                   Price          Dividend
                 1999                                               1998
    First Quarter            $ 55.00   $ .17     $ 45.00   $ .165
    Second Quarter           60.00     .17  50.00     .165
    Third Quarter            60.00     .20  55.00     .19
    Fourth Quarter           51.00     .32  55.00     .20