Form 10-K, Exhibit 13
period 2004-12-31
FULTON BANCSHARES CORP
filed 2005-03-31
CIK 850626

Exhibit 13

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS

Balance sheets
Statements of income
Statements of changes in stockholders’ equity
Statements of cash flows
Notes to consolidated financial statements

ACCOMPANYING FINANCIAL INFORMATION

Selected five year financial data
Summary of quarterly financial data
Distribution of assets, liabilities and stockholders’ equity, interest rates and interest differential
Changes in net interest income
Management’s discussion and analysis of consolidated financial condition and results of operations
Stock market analysis and dividends

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Fulton Bancshares Corporation

McConnellsburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20 to the financial statements, the Corporation corrected errors in the accounting for the amortization and accretion of premiums and discounts on certain investments, which resulted in restatement of the prior years financial statements.

/S/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania

March 2, 2005, except for Notes 14 and 15, as

to which the date is March 29, 2005

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
		(As Restated)
ASSETS
Cash and due from banks	$12,808,875	$3,603,521

Interest-bearing deposits in other banks	55,079	249,181
Federal funds sold	3,500,000	0
Cash and cash equivalents	16,363,954	3,852,702

Investment securities available for sale	18,985,202	29,680,370
Federal Reserve, Atlantic Central Bankers Bank and Federal Home Loan Bank stocks	1,207,150	1,400,850
Loans, net of reserve for loan losses 2004-$ 1,821,164; 2003-$ 1,899,643	92,648,992	101,388,847

Premises and equipment	3,596,316	3,759,508
Cash surrender vale of life insurance	5,429,963	5,229,926
Accrued interest receivable	659,723	661,096
Real estate owned other than premises	1,534,000	206,199
Other assets	1,331,608	1,389,806
Total assets	$141,756,908	$147,569,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$16,524,406	$13,927,479
Interest bearing	93,096,879	97,200,011
	109,621,285	111,127,490

Other borrowed funds	15,000,000	18,825,000
Accrued interest payable	243,221	254,599
Other liabilities	1,374,307	1,258,556
Total liabilities	126,238,813	131,465,645

Stockholders’ Equity
Common stock: par value $.625 per share; 4,000,000 shares authorized; 495,000 shares issued	309,375	309,375
Additional paid-in capital	2,051,337	2,051,337
Retained earnings	13,226,245	14,208,502
Accumulated other comprehensive income (loss)	20,349	(377,643)
Treasury stock; shares at cost- 2004 - 2,210; 2003 - 2,185	(89,211)	(87,912)
	15,518,095	16,103,659
Total liabilities and stockholders’ equity	$141,756,908	$147,569,304

The Notes to Consolidated Financial Statements are an integral part of these statement

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		(As Restated)	(As Restated)

Interest Income
Interest and fees on loans	$6,350,516	$6,913,532	$7,621,016
Interest and dividends on investment securities:
Other U.S. Government agencies	278,873	352,657	708,802
Mortgage-backed securities	91,624	126,030	197,870
Oligations of state and political subdivisions- tax exempt	207,462	75,232	102,247
FNMA and FHLMC preferred stock	585,207	820,877	686,714
Other interest and dividends	27,629	77,127	120,276
Interest on federal funds sold	13,160	0	11,976
Total interest income	7,554,471	8,365,455	9,448,901

Interest Expense
Interest on deposits	1,972,493	2,132,148	3,289,201
Interest on federal funds purchased	636	726	4,111
Interest on other borrowed money	917,822	1,042,110	977,695
Total interest expense	2,890,951	3,174,984	4,271,007

Net interest income before provision for loan losses	4,663,520	5,190,471	5,177,894

Provision for Loan Losses	260,841	1,265,000	255,000

Net interest income after provision for loan losses	4,402,679	3,925,471	4,922,894

Other Income (Loss)

Service charges on deposit accounts	172,526	217,159	203,426
Other service charges and fees	155,616	221,896	134,755
Earnings-Cash surrender value of life insurance	243,188	258,209	258,203
Trust services	6,366	19,453	24,843
Gain (loss) on sale of investment securities	(1,264,993)	86,472	705
Gain on sale of OREO property	5,481	0	8,516
Gain on sale of loans	12,952	24,012	0
Other income	13,299	9,515	10,544
Total other income (loss)	(655,565)	836,716	640,992

Other Expenses
Salaries, fees and employee benefits	1,682,754	1,707,844	1,727,652
Net occupancy expense of bank premises and furniture and equipment expense	806,466	833,377	746,394
Professional and loan-related fees	358,548	184,447	101,279
Data processing	289,143	259,915	259,508
FDIC insurance premiums	32,751	17,515	20,386
Other expenses	1,049,394	1,001,919	918,334
Total other expenses	4,219,056	4,005,017	3,773,553

Income (loss) before income taxes	(471,942)	757,170	1,790,333
Applicable income tax (benefit)	(7,110)	(9,977)	335,405

Net income (loss)	$(464,832)	$767,147	$1,454,928

Earnings (loss) per common share	$(0.94)	$1.56	$2.95

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2004, 2003 and 2002

				Accumulated
		Additional		Other		Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
			(As Restated)	(As Restated)		(As Restated)

Balance, December 31, 2001	$309,375	$2,051,106	$13,006,503	$(60,571)	$(89,726)	$15,216,687

Comprehensive income:
Net income			1,454,928			1,454,928

Change in unrealized gain on investment securities available for sale, net of tax of $ 250,811				486,870		486,870

Total comprehensive income						1,941,798

Issuance of treasury stock (40 shares)		188			1,612	1,800

Cash dividends ($ 1.02 per share)			(502,626)			(502,626)

Balance, December 31, 2002	309,375	2,051,294	13,958,805	426,299	(88,114)	16,657,659

Comprehensive income:
Net income			767,147			767,147

Change in unrealized (loss) on investment securities available for sale, net of tax of $ 185,338				(803,942)		(803,942)

Total comprehensive income (loss)						(36,795)

Issuance of treasury stock (5 shares)		43			202	245

Cash dividends ($ 1.05 per share)			(517,450)			(517,450)

Balance, December 31, 2003	309,375	2,051,337	14,208,502	(377,643)	(87,912)	16,103,659

Comprehensive income:
Net loss			(464,832)			(464,832)

Change in unrealized gain on investment securities available for sale, net of tax of $ 23,786				397,992		397,992

Total comprehensive income (loss)						(66,840)

Purchase of treasury stock (25 shares)		0			(1,299)	(1,299)

Cash dividends ($1.05 per share)			(517,425)			(517,425)

Balance, December 31, 2004	$309,375	$2,051,337	$13,226,245	$20,349	$(89,211)	$15,518,095

The Notes to Consolidated Financial Statements are an integral part of these statement.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		(As Restated)	(As Restated)
Cash flows from operating activities
Net income (loss)	$(464,832)	$767,147	$1,454,928
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Compensation via treasury stock issued	0	245	1,800
Depreciation and amortization	369,695	385,655	333,070
Investment amortization	23,468	90,548	53,463
Provision for loan losses	260,841	1,265,000	255,000
Deferred income taxes	11,811	(378,030)	(78,685)
Increase in CSV- life insurance	(200,037)	(219,131)	(226,892)
Loss (gain) on sale of investment securities	1,264,993	(86,472)	(705)
(Gain) on sale of OREO property	(5,481)	0	(8,516)
(Gain) on sale of student loans	(12,952)	(24,012)	0
(Increase) decrease in other assets	70,177	18,048	(329,997)
(Increase) decrease in accrued interest receivable	1,372	282,447	(36,284)
(Decrease) in accrued interest payable	(11,378)	(59,125)	(111,019)
Increase in other liabilities	115,751	227,194	211,180
Net cash provided by operating activities	1,423,428	2,269,514	1,517,343

Cash flows from investing activities
Sales of investment securities available for sale	10,939,235	6,299,942	825,158
Maturities of investment securities available for sale	5,374,058	20,568,343	20,021,820
Purchases of investment securities available for sale	(6,532,381)	(19,867,112)	(27,077,051)
Net (increase) decrease in loans	6,269,788	2,716,329	(4,077,176)
Purchases of property and equipment	(206,504)	(206,891)	(596,779)
Purchases of FRB, ACBB and FHLB stock	(507,000)	(295,500)	(1,123,600)
Redemptions of FRB, ACBB and FHLB stock	700,700	666,600	452,500
Purchases of officers’ life insurance	0	(353,000)	0
Proceeds from sale of OREO property	211,680	0	332,684
Proceeds from sale of student loans	688,177	1,683,784	0
Net cash provided (used) by investing activities	16,937,753	11,212,495	(11,242,444)

Cash flows from financing activities
Net (decrease) in deposits	(1,506,205)	(1,900,547)	(4,013,003)
Dividends paid	(517,425)	(517,450)	(502,626)
Purchase of treasury stock	(1,299)	0	0
Net increase (decrease) in line-of-credit borrowings	(3,825,000)	(12,425,000)	13,925,000
Net cash provided (used) by financing activities	(5,849,929)	(14,842,997)	9,409,371

Net increase (decrease) in cash and cash equivalents	12,511,252	(1,360,988)	(315,730)

Cash and cash equivalents at beginning of year	3,852,702	5,213,690	5,529,420

Cash and cash equivalents at end of year	$16,363,954	$3,852,702	$5,213,690

The Notes to Consolidated Financial Statements are an integral part of these statements.

	2004	2003	2002
		(As Restated)	(As Restated)
Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest	$2,902,329	$3,324,108	$4,382,026
Income taxes	$0	$424,500	$645,000

Supplemental disclosure of cash flow information:
Unrealized holding gain (loss), net of tax	$397,992	$(803,942)	$486,870

Treasury stock issued as compensation	$0	$245	$1,800

Other real estate acquired in settlement of loans	$1,534,000	$206,199	$241,645

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.                      Significant Accounting Policies

Nature of Operations

Fulton Bancshares Corporation’s primary activity consists of owning and supervising its subsidiaries:

•                  The Fulton County National Bank and Trust Company (“Bank”), which is engaged in providing banking and bank related services, principally in Fulton, southern Huntingdon, Bedford, and western Franklin Counties.  Its seven branches are located in McConnellsburg (2), Warfordsburg, Hustontown, Orbisonia, St. Thomas and Breezewood.

•                  Fulton County Community Development Corporation was formed on June 7, 1996 to support efforts of the local downtown business revitalization project by making low interest loans to eligible small businesses for the purpose of facade improvement.  Future projects are expected to include small business marketing, new business creation, small business education, and housing for low-to-moderate income individuals.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, The Fulton County National Bank and Trust Company and the Fulton County Community Development Corporation (collectively referred to as the “Corporation”).  All significant intercompany transactions and accounts have been eliminated.

See Note 12 for parent company financial statements.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for losses on loans and foreclosed real estate.  Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.  Because of these factors, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Investment Securities

The Corporation’s investments in securities are classified in three categories and accounted for as follows:

•                  Trading Securities.  Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values.  Unrealized gains and losses on trading securities are included in other income.

•                  Securities to be Held to Maturity.  Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

•                  Securities Available for Sale.  Securities available for sale consist of equity securities, bonds and notes not classified as trading securities nor as securities to be held to maturity.  These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.

Purchase premiums and discounts are amortized to earnings by the interest method from purchase date to maturity date.  Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.  Gains and losses on the sale of securities available for sale are determined using the specific-identification method.  Fair values for investment securities are based on quoted market prices.

The Corporation has classified all of its investment securities as “available for sale” at December 31, 2004 and 2003, and during the years then ended.

Loans and Reserve for Possible Loan Losses

Loans are stated at the amount of unpaid principal, reduced by a reserve for loan losses and increased or decreased by net deferred loan origination fees and costs.  Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.  The reserve for loan losses is established through a provision for loan losses charged to expense.  Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely.  Subsequent recoveries, if any, are credited to the reserve.  The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.  The evaluations are performed regularly and take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The reserve consists of specific and general loss components.  The specific loss component relates to loans that are classified as either doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Nonaccrual/Impaired Loans

The accrual of interest income on loans, including impaired loans, ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely.  Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized.  Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the ultimate collectibility of principal.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Consumer loans, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation.  Depreciation is calculated on primarily the straight-line method over the estimated useful lives of the various assets as follows:

Years

Computer software	3 - 5
Premises	15 - 50
Equipment and vehicles	3 - 25

Repairs and maintenance are charged to operations as incurred.

Real Estate Owned Other Than Premises

Other real estate owned includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings.  Assets received in foreclosure are recorded at the lower of the outstanding principal balance of the related loans or the estimated fair value of collateral held, less estimated costs to sell.  Any adjustment required to write down the property to net realizable value is charged to the allowance for loan losses.  Costs of holding and maintaining the property and subsequent adjustments to the carrying amount of the property are charged to expense when incurred.

Earnings per Share

Earnings per common share were computed based on weighted averages of shares of common stock outstanding as follows:

Year	Shares

2004	492,799
2003	492,810
2002	492,772

Federal Income Taxes

As a result of certain timing differences between financial statement and federal income tax reporting, including depreciation, loan losses, and deferred compensation, deferred income taxes are provided in the financial statements.  Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.  See Note 9 for further details.

Statements of Cash Flows

For purposes of the Statements of Cash Flows, cash and cash equivalents include those amounts in the balance sheet captions “cash and due from banks” and “federal funds sold”.  The Corporation has elected to present the net change in interest bearing deposits with banks, deposits, and loans in the Statements of Cash Flows.

Fair values of financial instruments

The Corporation meets the requirements for disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents.  The carrying amounts of cash and short-term instruments approximate their fair value.

Securities Available for Sale.  Fair values for investment securities are based on quoted market prices.

Federal Reserve, Atlantic Central Banker’s Bank, and Federal Home Loan Bank Stocks.  The carrying amount for these stocks approximates their fair value since they are not actively traded and have no readily determinable market value.

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

Deposit Liabilities.  The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date.  Fair values for fixed-rate certificates of deposit and IRA’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings.  The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values.  Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings.  The fair values of the Corporation’s long-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest.  The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments.  The Corporation generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

Advertising

The Corporation expenses advertising costs as incurred.  Advertising expenses for the years ended December 31, 2004, 2003, and 2002, were $ 93,633, $ 93,876, and $ 93,217, respectively.

Comprehensive income

Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources.  It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of “other comprehensive income” such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

The Corporation has elected to report its comprehensive income in the statement of stockholders’ equity.  The only element of “other comprehensive income” that the Corporation has is the unrealized gain or loss on available for sale securities.

The components of the change in net unrealized gains (losses) on securities were as follows:

Comprehensive income	2004	2003	2002

Gross unrealized holding gains (losses) arising during the year	$(843,215)	$(902,808)	$738,386
Reclassification adjustment for (gains) losses realized in net income	1,264,993	(86,472)	(705)
Net unrealized holding gains (losses) before taxes	421,778	(989,280)	737,681
Tax effect	(23,786)	185,338	(250,811)
Net change	$397,992	$(803,942)	$486,870

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 financial statements in order to conform to the 2004 presentation.

Note 2.                      Investments

The amortized cost and fair value of investment securities available for sale at December 31 were:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	2004

Obligations of U.S. Government corporations and agencies	$8,234,049	$4,647	$43,334	$8,195,362
Obligations of states and political subdivisions	5,394,721	65,929	5,804	5,454,846
Mortgage-backed securities	5,266,536	18,967	4,531	5,280,972
Other stock	59,064	0	5,042	54,022
	$18,954,370	$89,543	$58,711	$18,985,202

	2003

Obligations of U.S. Government corporations and agencies	$9,237,758	$50,640	$14,654	$9,273,744
Obligations of states and political subdivisions	5,395,500	77,886	10,444	5,462,942
Mortgage-backed securities	3,127,194	4,536	7,571	3,124,159
FNMA and FHLMC preferred stock	12,131,292	18,000	462,167	11,687,125
Other stock	132,000	5,400	5,000	132,400
	$30,023,744	$156,462	$499,836	$29,680,370

The amortized cost and fair value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below.  Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized
	Cost	Fair Value

Due in one year or less	$0	$0
Due after one year through five years	8,333,843	8,297,140
Due after five years through ten years	2,266,542	2,314,388
Due after ten years	3,028,385	3,038,680
Mortgage-backed securities	5,266,536	5,280,972
Other stocks	59,064	54,022
	$18,954,370	$18,985,202

Proceeds from sales of securities available for sale during 2004 were $ 10,939,235.  Gross gains and losses on those sales were $ 10,382 and $ 1,275,375, respectively.  Proceeds from maturities of investment securities during 2004 were $ 5,374,058, resulting in no gains or losses.  Included in stockholders’ equity at December 31, 2004 is $ 20,349 of unrealized holding gains on securities available for sale, net of $ 10,483 in deferred taxes.

Proceeds from sales of securities available for sale during 2003 were $ 6,299,942.  Gross gains and losses on those sales were $ 151,028 and $ 64,556, respectively.  Proceeds from maturities of investment securities during 2003 were $ 20,568,343, resulting in no gains or losses.  Included in stockholders’ equity at December 31, 2003 is $ 377,643 of unrealized holding losses on securities available for sale, net of $ 34,270 in deferred taxes.

Proceeds from sales of securities available for sale during 2002 were $ 825,158.  Gross gains and losses on those sales were $ 705 and $ 0, respectively.  Proceeds from maturities of investment securities during 2002 were $ 20,021,820, resulting in no gains or losses.  Included in stockholders’ equity at December 31, 2002 is $ 426,299 of unrealized holding gains on securities available for sale, net of $ 219,609 in deferred taxes.

Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months:		Over Twelve Months		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value
Obligations of U.S. Government corporations and agencies	$36,469	$6,460,463	$6,865	$986,100	$43,334	$7,446,563
Obligations of states and political subdivisions	0	0	5,804	1,251,033	5,804	1,251,033
Mortgage-backed securities	4,334	1,681,583	197	46,512	4,531	1,728,095
Other stock	42	2,023	5,000	52,000	5,042	54,023
	$40,845	$8,144,069	$17,866	$2,335,645	$58,711	$10,479,714

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given, to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and (3) the intent and ability of the Corporation to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, 7 obligations of U. S. Government corporations and agencies, 2 obligations of states and political subdivisions, 7 mortgage-backed securities and 2 other stocks had unrealized losses.  At December 31, 2004, no debt security had unrealized losses with depreciation of 5% or more from the Corporation’s amortized cost, while one marketable equity security had an unrealized loss of 9% from the Corporation’s cost basis.  This unrealized loss relates primarily to a local financial institution in which there is a low volume of stock activity.  In analyzing the issuer’s financial condition, management considers industry analysts’ reports, financial performance and first hand knowledge of the issuer’s operations and reputation.

The Corporation is required to maintain minimum investments in certain stocks, which are recorded at cost since they are not actively traded and therefore, have no readily determinable market value. Consequently, the Corporation owns the following equity securities at December 31:

	2004	2003
Federal Home Loan Bank	$1,126,300	$1,320,000
Atlantic Central Bankers Bank	10,000	10,000
Federal Reserve Bank	70,850	70,850
	$1,207,150	$1,400,850

Securities with a cost basis of $ 8,234,049 (fair value of $ 8,195,363) and $ 9,237,758 (fair value of $ 9,273,744) at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Note 3.                      Loans

Loans consist of the following at December 31 (in thousands):

	2004	2003

Real estate loans
Secured by farmland	$12,754	$13,359
Secured by 1-4 family residential	45,545	48,063
Secured by multifamily (5 or more) residential properties	563	351
Secured by nonfarm nonresidential	16,999	18,625
Loans to finance agricultural production:
Loans to farmers	5,715	8,850
Commercial and industrial loans	9,816	9,773
Loans to individuals for household, family and other personal expenditures	2,524	3,784
Obligations of state and political subdivisions in the U.S.	523	475
All other loans	31	9
	94,470	103,289
Less: reserve for loan losses	(1,821)	(1,900)
	$92,649	$101,389

Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as follows at December 31 (in thousands):

	90 Days or More			Nonaccrual
	Past Due			Status
	2004	2003	2002	2004	2003	2002
Loans secured by real estate	$41	$0	$59	$699	$3,314	$1,525

Personal loans	7	0	11	0	74	0

Commercial and other loans	0	0	0	1,030	771	71
Total	$48	$0	$70	$1,729	$4,159	$1,596

Foregone revenue on nonaccrual loans was as follows:

	2004	2003	2002

Interest income that would have been accrued at original loan rates	$260,167	$147,128	$6,503
Amount recognized as interest income	177,971	3,198	0
Foregone revenue	$82,196	$143,930	$6,503

At December 31, 2004, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $ 1,857,000. The average recorded investment in impaired loans amounted to approximately $ 1,299,000 for the year ended December 31, 2004.  The allowance for loan losses related to impaired loans amounted to approximately $ 925,000 at December 31, 2004.  Interest income on impaired loans of $ 6,815 was recognized for cash payments received in 2004.  The Bank has no commitments to loan additional funds to borrowers whose loans have been modified.

At December 31, 2003, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $ 740,000.  The average recorded investment in impaired loans amounted to approximately $ 1,064,000 for the year ended December 31, 2003. The allowance for loan losses related to impaired loans amounted to approximately $ 250,000 at December 31, 2003.  Interest income on impaired loans of $ 1,043 was recognized for cash payments received in 2003.  The Bank has no commitments to loan additional funds to borrowers whose loans have been modified.  There was no recorded investment in impaired loans at December 31, 2002.

During 2004 and 2003, the Corporation sold its student loan portfolio.  Proceeds from the sale of these loans were $ 688,177 and $ 1,683,784, which resulted in gains of $ 12,952 and $ 24,012 for the years ended December 31, 2004 and 2003, respectively.

During 2004 and 2003, the Corporation sold certain mortgage loans to the Federal Home Loan Bank (FHLB), but the Corporation continues to service these loans for FHLB.  The outstanding balance of these loans was $ 2,737,322 and  $ 2,228,413 at December 31, 2004 and 2003, respectively.

Note 4.                      Reserve for Loan Losses

Activity in the reserve for loan losses is summarized as follows:

	2004	2003	2002

Balance at beginning of period	$1,899,643	$1,030,713	$845,045
Recoveries	24,135	15,036	7,441
Current year provision charged to income	260,841	1,265,000	255,000
Total	2,184,619	2,310,749	1,107,486
Losses	363,455	411,106	76,773
Balance at end of period	$1,821,164	$1,899,643	$1,030,713

Note 5.                      Loans to Related Parties

The Corporation has granted loans to its officers and directors and to their associates.  Corporate policy requires that related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.  The aggregate dollar amount of these loans was $ 3,944,179 and $ 3,638,548 at December 31, 2004 and 2003, respectively.  During 2004, $ 3,260,392 of new loans were made and repayments totaled $ 2,954,761.  During 2003, $ 1,050,033 of new loans were made and repayments totaled $ 786,514.

Outstanding loans to employees totaled $ 754,733 and $ 1,148,163 at December 31, 2004 and 2003, respectively.

Note 6.                      Premises and Equipment

A summary of premises and equipment is as follows:

		Accumulated	Depreciated
	Cost	Depreciation	Cost
	2004
Premises and improvements (including land $ 500,207)	$3,837,739	$957,744	$2,879,995
Equipment, furniture and fixtures	3,320,314	2,670,863	649,451
Vehicles	98,296	55,333	42,963
Deposits on equipment	23,907	0	23,907
	$7,280,256	$3,683,940	$3,596,316

	2003
Premises and improvements (including land $ 500,207)	$3,810,227	$864,541	$2,945,686
Equipment, furniture and fixtures	3,165,230	2,415,284	749,946
Vehicles	98,296	34,420	63,876
	$7,073,753	$3,314,245	$3,759,508

Depreciation and amortization expense on property and equipment and other real estate owned amounted to $ 369,695, $ 385,655, and $ 333,070 for the years end December 31, 2004, 2003, and 2002, respectively.

During 2004, the Corporation entered into an agreement to purchase computer software.  The total contract amount is $ 47,815 of which $ 23,907 had been paid at December 31, 2004.

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

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amounts of those instruments.  The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or Notional Amount
	2004	2003
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$11,142,000	$12,389,000
Standby letters of credit and financial guarantees written	171,000	91,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Corporation evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management’s credit evaluation of the customer.  Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

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

Note 8.                      Retirement Plan

The Corporation maintains a 401-K profit-sharing plan covering substantially all full-time employees. The plan allows contributions of up to 15% of eligible compensation by employees.  Additional Corporation contributions can be made at the discretion of the board of directors.  The Corporation’s contributions made to the plan were $ 85,168, $ 110,100, and $ 104,206 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 9.                      Federal Income Taxes

The components of federal income tax expense are summarized as follows:

	2004	2003	2002
Current year provision	$(20,967)	$305,342	$413,850
Deferred income taxes (benefits)	11,811	(378,030)	(78,685)
Income tax effect of securities transactions	2,046	62,711	240
Applicable income taxes (credits)	$(7,110)	$(9,977)	$335,405

Federal income taxes were computed after reducing pretax accounting income for nontaxable interest and dividend income in the amount of $ 646,060, $ 670,932, and $ 593,555, for 2004, 2003, and 2002, respectively.

A reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	2004		2003	2002
Applicable federal income tax rate	34.0%		34.0%	34.0%
Reductions resulting from:
Nontaxable investment income and other items, net of nondeductible expenses	(35.5	) %	35.3%	(14.8)%
Effective income tax rate	(1.5)%		(1.3)%	19.2%

Net deferred tax assets are included in other assets on the balance sheet as follows:

	2004	2003
Total deferred tax assets (net of allowance)	$997,985	$1,014,691
Total deferred tax liabilities	(231,330)	(260,012)
Net deferred tax asset	$766,655	$754,679

The Corporation has recorded a valuation allowance for the deferred tax assets related to realized and unrealized losses on FNMA and FHLMC preferred stocks as management believes that it is not likely that they will be ultimately realized.

During 2004 and 2003, these preferred stocks were sold at a loss of $ 1,271,012 and $ 97,972, respectively, which is considered a capital loss for federal income tax purposes that can only be realized when offset by capital gains and not ordinary income.  This tax benefit of $ 432,144 for 2004 and $ 33,310 for 2003 can be carried forward for five years and will expire at December 31, 2009 and 2008, respectively.

The tax effects of each type of significant item that give rise to deferred taxes are:

	2004	2003
Capital loss carryover	$432,144	$33,310
Net unrealized (gains) losses on securities available for sale	(10,483)	116,747
Deferred compensation	433,779	383,358
Allowance for loan losses	554,953	582,398
Depreciation	(220,847)	(225,743)
Foregone interest on non-accrual loans	9,253	48,936
Valuation allowance	(432,144)	(184,327)
Net deferred tax asset	$766,655	$754,679

Increase (decrease) in valuation allowance during year	$247,817	$184,327

Note 10.               Leases

The Corporation is party to real estate leases with base monthly rental charges of $ 3,662.  These charges are to be adjusted on specified dates and by agreed upon amounts or by the net change in the consumer price index.  The leases expire on January 7, 2011 (as extended) and December 31, 2005, respectively.  Each lease contains a provision for renewal under various terms at the Corporation’s option.  In addition, the Corporation leases certain equipment on a 54 month lease which expires on April 30, 2009.  Total rental expense charged to operations for the years ended December 31, 2004, 2003, and 2002 was $66,458, $68,131, and $ 64,195, respectively.

Based on the current monthly rent, future minimum rental payments for the next five years are as follows:

2005	$66,408
2006	64,908
2007	64,908
2008	64,908
2009	49,932

Note 11.               Deposits

Included in interest-bearing deposits at December 31 are NOW and Money Market Account balances totaling $ 18,304,499 and $ 20,476,269 at December 31, 2004 and 2003, respectively.

Time deposits of $ 100,000 and over aggregated $ 14,121,775 and $ 16,526,248 at December 31, 2004 and 2003, respectively.  Interest expense on time deposits of $ 100,000 and over was $ 468,000, $ 504,000, and $ 1,009,000 for the years ended 2004, 2003, and 2002, respectively.

The amount of time deposits maturing over the next 5 years as of December 31, 2004 is as follows:

2005	$29,992,624
2006	2,882,328
2007	9,261,695
2008	9,480,828
2009	3,956,520
$55,573,995

The Corporation accepts deposits of the officers and directors of the Corporation and its subsidiaries on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons.  The aggregate dollar amount of deposits of officers and directors totaled approximately $ 3,441,000 and $ 3,137,000 at December 31, 2004 and 2003, respectively.

Overdrafts of $ 31,145 and $ 5,843 at December 31, 2004 and 2003, respectively, were reclassified as loans for financial reporting purposes.

Note 12.               Fulton Bancshares Corporation (Parent Company Only) Financial Information

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company as of and for the years ended December 31:

Balance Sheets

	2004	2003
Assets
Cash	$94,293	$23,049
Investment in Fulton County National Bank and Trust Company	15,340,870	15,917,169
Investment in Fulton County Community Development Corporation	27,202	31,196
Securities available for sale	54,023	132,400
Deferred taxes & other assets	1,714	0
Total assets	$15,518,102	$16,103,814

Liabilities
Accounts payable	$7	$19
Deferred taxes	0	136
Total liabilities	7	155

Stockholders’ Equity
Common stock: par value $.625 per share; 4,000,000 shares authorized; 495,000 shares issued	309,375	309,375
Additional paid-in capital	2,051,337	2,051,337
Retained earnings	13,226,245	14,208,502
Accumulated other comprehensive income (loss)	20,349	(377,643)
Treasury stock; shares at cost- 2004 - 2,210; 2003 - 2,185	(89,211)	(87,912)
Total stockholders’ equity	15,518,095	16,103,659
	$15,518,102	$16,103,814

Statements of Income

Years Ended December 31

	2004	2003	2002
Cash dividends from wholly-owned subsidiary	$605,000	$575,000	$555,000
Investment income	1,986	1,580	1,360
Gain on sale of investment securities	6,019	0	0
Equity in undistributed income of subsidiaries	(981,877)	241,264	948,538
Legal, printing, supplies, amortization and other expense	(95,960)	(50,697)	(49,970)
Net Income (loss)	$(464,832)	$767,147	$1,454,928

Statements of Cash Flows

Years Ended December 31

Cash flows form operating activities:
Net Income (loss)	$(464,832)	$767,147	$1,454,928
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed (income) loss of subsidiary	981,877	(241,264)	(948,538)
Gain on sale of investment securities	(6,019)	0	0
Compensation-treasury stock issued	0	245	1,800
Increase (decrease) in accounts payable	(12)	7	12
Net cash provided by operating activities	511,014	526,135	508,202

Cash flows form investing activities:
Sales of investment securities available for sale	78,954	0	0
Net cash provided by investing activities	78,954	0	0

Cash flows from financing activities
Dividends paid	(517,425)	(517,450)	(502,626)
Purchase of treasury stock	(1,299)	0	0
Net cash (used) by financing activities	(518,724)	(517,450)	(502,626)

Net increase in cash and cash equivalents	71,244	8,685	5,576

Cash and cash equivalents at beginning of year	23,049	14,364	8,788

Cash and cash equivalents at end of year	$94,293	$23,049	$14,364

Note 13.               Compensating Balances

The Corporation is required to maintain certain compensating balances with its correspondent banks to cover processing costs and service charges.  The balances with these correspondent banks may exceed federally insured limits, which management considers to be a normal business risk.  Required compensating balances were $ 125,000 at December 31, 2004 and 2003.

Note 14.               Dividends/Regulatory Matters/Contingencies

Dividends paid by Fulton Bancshares Corporation are generally provided from the Fulton County National Bank and Trust Company’s dividends to it.  The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.

Fulton County National Bank and Trust Company, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Retained earnings available for the payment of dividends without approval of the Comptroller amounted to approximately $ 0, $ 1,171,000, and $ 1,946,000 at January 1, 2005, 2004, and 2003, respectively.  The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements.  Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios.  The “leverage ratio”, which compares capital to adjusted total balance sheet assets is required to be at least 4%.  “Tier I” and “Tier II” capital ratios compare capital to risk-weighted assets and off-balance sheet activity.  The Tier I ratio is required to be at least 4%.  The combined Tier 1 and Tier II ratio is required to be at least 8%.

On March 23, 2005, the Bank’s Board of Directors entered into a “Stipulation and Consent to the Issuance of a Consent Order” (the “Order”) with the Office of the Comptroller of the Currency (OCC).  The Order requires the Bank to implement and improve operating procedures and processes within stipulated timeframes. Under the Order, the Bank is required prospectively to maintain higher minimum capital ratios than the normal industry minimums.

At December 31 the Corporation’s actual ratios and required levels were as follows:

		Actual
	Required	2004	2003
Leverage (total adjusted capital/total average assets)	4.0%	10.8%	11.3%
Tier 1 (Tier 1 core capital/risk weighted assets)	4.0%	17.1%	15.7%
Total capital (total capital plus allowance for loan losses/risk weighted assets)	8.0%	18.4%	16.9%

As of  December 31, 2004, the most recent notification from the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s category, although the OCC has, through the Order, raised the Bank’s required ratios from the normal minimums shown above to the following:

Leverage	10.0%
Tier I	14.0%

Under the Order, the Bank must obtain OCC approval before any executive officers or directors can be added to the Bank’s management.  The payment of dividends has also been temporarily suspended without prior OCC approval.

Effective March 22, 2005, similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank.  The Bank is considered to be in “troubled” condition, as that term is defined in Regulation Y, 12 C.F.R.225.71(d) and separate enforcement action is also being considered by the Federal Reserve Bank.

The OCC has also informed the Bank of possible violations of laws and regulations with regard to the Bank Secrecy Act, the Truth-In-Lending Act, and the Real Estate Settlement Procedures Act which could result in future fines and penalties to the Bank and possible reimbursements.  The amount of any future fines or reimbursements cannot be reasonably estimated at December 31, 2004.

Because of the possible regulatory violations and other OCC scrutiny, the Bank’s FDIC insurance premiums and OCC assessment fees will increase by approximately $ 168,000 in 2005.  Other costs of compliance with the Order cannot be reasonably estimated at this time.

In addition, on March 4, 2005, the Bank terminated its President.  While no litigation has been initiated through March 23, 2005, litigation may ensue if certain matters are not amicably resolved between the Bank and its former President.

Note 15.               Liabilities for Borrowed Money

At December 31, 2004 and 2003, the Corporation had an outstanding ten year, $ 15,000,000 loan with Federal Home Loan Bank of Pittsburgh.  The interest rate can increase quarterly depending on market rates based on the 3 month LIBOR plus ..1%, but any change is at the discretion of the FHLB.  The rate is currently fixed at 5.93% at December 31, 2004 and 2003 and is payable monthly.  The loan matures on July 12, 2010.  There are significant penalties for prepayment.

The Corporation has established credit at Federal Home Loan Bank (FHLB) of Pittsburgh to improve liquidity.  The Corporation may borrow up to approximately $ 57 million from FHLB under the terms of certain commitment agreements, less any borrowings outstanding.  The rates and terms of the commitments are flexible and are not fixed until the funds are withdrawn, but funds may not be borrowed for more than one year. Borrowings were $ 0 and $ 3,825,000 at December 31, 2004 and 2003, respectively.  The variable interest rate was 1.03% at December 31, 2003, and can change daily based on FHLB’s cost of funds.  Collateral for the borrowings consists of certain investments and mortgages approximating $ 65 million at December 31, 2004.

On March 29, 2005, the Corporation was notified by Federal Home Loan Bank that it will be required to identify and deliver specific assets as collateral equal to outstanding borrowings, plus accrued interest and any penalties for early payment.  This amount is approximately $ 16,063,000 at March 29, 2005.

Note 16.               Real Estate Owned Other Than Premises

At December 31, 2004, real estate owned other than premises consisted of four related properties that the Corporation foreclosed on in 2004, which are carried at fair value less costs to sell of $ 1,534,000.  At December 31, 2003, real estate owned other than premises consisted of four other properties that the Corporation foreclosed on in 2003.  These properties, which were carried at $ 206,199, were sold in 2004.  Net proceeds from the sales in 2004 were $ 211,680, which resulted in a gain of $5,481.

During 2002, the Corporation foreclosed on property with a value of $ 241,644, which was sold in 2002 for $ 154,471.  Proceeds of $ 87,173 were also received from an insurance company to satisfy the balance due from the foreclosure.

The Corporation also sold a rental property in 2002.  Net proceeds from the sale were $ 91,040, which resulted in a gain of $ 8,516.

Note 17.         Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2004 and 2003:

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(000 Omitted)
FINANCIAL ASSETS
Cash and due from banks	$16,364	$16,364	$3,853	$3,853
Securities available for sale	18,985	18,985	29,680	29,680
Federal Reserve, Atlantic Central Bankers Bank, and Federal Home Loan Bank stocks	1,207	1,207	1,401	1,401
Loans receivable (net)	92,649	93,409	101,389	101,529
Accrued interest receivable	660	660	661	661

FINANCIAL LIABILITIES
Time certificates	56,860	56,610	59,628	60,791
Other deposits	52,761	52,761	51,497	51,497
Accrued interest payable	243	243	255	255
Other borrowed funds	15,000	16,463	18,825	20,258

Note 18.         Deferred Compensation and Other Benefit Programs

The Bank has adopted several benefit programs, some of which result in the deferral of payments for services rendered:

(1)   The Supplemental Executive Retirement Plan - This Plan is funded by single premium life insurance on the CEO and certain other Corporation executives, with the Corporation as beneficiary.  Actual payments to the executives will not begin until their retirement.

(2)   The Director Emeritus Program - This plan, funded by life insurance, will allow the Corporation to reward its directors for longevity of service to the Board.  Directors who qualify would be eligible at age 75 to receive $ 4,000 annually for up to 10 years under this program.

(3)   The Director Deferred Compensation Plan - This plan, also funded by life insurance, will allow directors to defer up to 100% of directors fees annually.  The amounts deferred will be paid out over a period of up to 10 years beginning when the director reaches the age of 75.

(4)   The Officer Supplemental Life Insurance Plan provides for officer life insurance coverage to named third parties of generally double their current salary level, and is also funded by single premium life insurance.

As a result of these plans, the following items are recognized in the financial statements:

	2004	2003	2002
Asset
Cash surrender value of life insurance	$5,429,963	$5,229,926	$4,657,795

Liabilities
Supplemental executive retirement plan	860,524	798,930	653,785
Deferred directors fees liability	415,296	328,592	272,818

Income
Earnings on cash surrender value of life insurance	243,188	258,209	258,203

Expenses
Life insurance expense	39,553	39,078	31,311
Supplemental executive retirement expense	61,594	145,145	151,839
Deferred directors fees	87,166	63,711	54,695
Director emeritus fees	12,000	12,000	12,000
Payments made to retired director	1,685	1,685	1,685

Note 19.         Concentrations of Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers primarily in Fulton County, Pennsylvania and adjoining counties in Pennsylvania and Maryland.  Although the Corporation has a diversified loan portfolio, a significant portion of its customers’ ability to honor their contracts is dependent upon the agribusiness economic sector at December 31, 2004 (approximately 20% of loan portfolio and 119% of stockholders’ equity).

Management evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management’s credit evaluation of the customer.  Collateral held varies but generally includes equipment and real estate.

The Corporation maintains deposit balances at correspondent banks, which provide check collection and item processing services to the corporation.  At times, the balances with these correspondent banks may exceed federally insured limits, which management considers to be a normal business risk.

The Corporation also had a significant concentration in FNMA and FHLMC preferred stocks, representing 37% of total investments and 72% of stockholders’ equity, at December 31, 2003.  All of these investments were sold in 2004.

Note 20.         Prior Period Adjustments

During the year ended December 31, 2004, management determined that prior years accounting treatment of premiums and discounts on certain investments was incorrectly applied.  Consequently, changes were made to the Corporation’s prior years financial statements to restate them as follows:

		As originally reported	Change	As restated
Other assets:
12/31/2003	*	$1,563,882	$(174,076)	$1,389,806

Accumulated other comprehensive income (loss):
12/31/2001		(62,672)	2,101	(60,571)
12/31/2002		124,003	302,296	426,299
12/31/2003		(570,538)	192,895	(377,643)

Retained earnings:
12/31/2001		13,035,796	(29,293)	13,006,503
12/31/2002		14,262,722	(303,917)	13,958,805
12/31/2003		14,575,473	(366,971)	14,208,502

Interest and dividends on preferred stock:
2002		1,102,811	(416,097)	686,714
2003		883,930	(63,053)	820,877

Income taxes:
2002		476,878	(141,473)	335,405
2003		(9,977)	0	(9,977)

Net Income:
2002		1,729,552	(274,624)	1,454,928
2003		830,201	(63,054)	767,147

Earnings per share:
2002		3.51	(0.56)	2.95
2003		1.68	(0.12)	1.56

*  After reclassification of $ 4,454 to accrued interest receivable.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA

	2004	2003	2002	2001	2000
Income Statement (000 omitted)
Interest income	$7,555	$8,365	$9,449	$10,142	$9,992
Interest expense	2,891	3,175	4,271	5,432	5,210
Provision for loan losses	261	1,265	255	15	45
Net interest income after provision for loan losses	4,403	3,925	4,923	4,695	4,737
Securities gains (losses)	(1,265)	86	1	57	6
Other operating income	609	751	640	582	516
Other operating expense	4,219	4,005	3,774	3,450	3,370
Income (loss) before income taxes (benefit)	(472)	757	1,790	1,884	1,889
Applicable income tax (benefit)	(7)	(10)	335	428	450
Net income (loss	$(465)	$767	$1,455	$1,456	$1,439

Per share amounts based on weighted averages shares outstanding	492,799	492,810	492,772	492,747	494,054

Income (loss) before income taxes (benefit)	$(0.96)	$1.54	$3.63	$3.82	$3.82
Income taxes (benefit)	(0.01)	(0.02)	0.68	0.87	0.91
Net Income (loss)	(0.94)	1.56	2.95	2.95	2.91
Cash dividend paid	1.05	1.05	1.02	0.95	0.86
Book value	31.49	32.68	33.80	30.88	28.75

Year-End Balance Sheet (000 omitted)
Total assets	$141,757	$147,569	$162,492	$150,828	$140,480
Loans	94,470	103,288	108,267	104,501	102,905
Reserve for loan losses	(1,821)	(1,899)	(1,031)	(845)	(847)
Net loans	92,649	101,389	107,236	103,656	102,058
Total investment securities	20,192	31,081	39,447	31,899	24,643
Deposits-noninterest bearing	16,524	13,927	16,156	13,486	13,025
Deposits-interest bearing	93,097	97,200	96,870	103,552	92,107
Total deposits	109,621	111,127	113,025	117,038	105,132
Liabilities for borrowed money	15,000	18,825	31,250	17,325	20,000
Total stockholders’ equity	15,518	16,104	16,658	15,217	14,204

Ratios
Average equity/average assets	11.23%	11.05%	10.19%	10.17%	9.82%
Return on average equity	(2.85)%	4.52%	9.18%	9.92%	10.94%
Return on average assets	(0.32)%	0.50%	0.94%	1.01%	1.07%

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 are as follows:

	2004				2003
	Quarter Ended				Quarter Ended
($ 000 omitted except per share)	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31

Interest income	$1,916	$1,878	$1,880	$1,881	$2,305	$2,035	$2,115	$1,910
Interest expense	734	730	717	710	849	807	776	743
Net interest income	1,182	1,148	1,163	1,171	1,456	1,228	1,339	1,167
Provision for loan losses	0	261	0	0	30	1,235	0	0
Net interest income after provision for loan losses	1,182	887	1,163	1,171	1,426	(7)	1,339	1,167
Securities gains (losses)	4	6	0	(1,275)	0	150	0	(64)
Other income	159	163	134	153	194	199	183	175
Other expenses	1,014	1,089	1,004	1,112	969	970	1,002	1,064
Operating income before income taxes	331	(33)	293	(1,063)	651	(628)	520	214
Applicable income taxes	48	(7)	(13)	(35)	144	(230)	70	6
Net income	$283	$(26)	$306	$(1,028)	$507	$(398)	$450	$208

Net income applicable to common stock
Per share data:
Net income	$0.57	$(0.05)	$0.62	$(2.09)	$1.03	$(0.81)	$0.91	$0.42

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
Years Ended December 31,

	2004			2003			2002
(000 omitted)	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Investment securities:
Taxable interest income	$25,479	$981	3.9%	$32,341	$1,377	4.3%	$34,783	$1,714	4.9%
Nontaxable interest income	5,395	207	3.8%	1,657	75	4.5%	2,240	102	4.6%
Total investment securities	30,874	1,189	3.9%	33,998	1,452	4.3%	37,023	1,816	4.9%
Loans (net of unearned discounts)	99,808	6,351	6.4%	107,140	6,913	6.5%	105,219	7,621	7.2%
Other short-term investments	1,129	15	1.3%	0	0	0.0%	723	12	0.0%
Total interest earning assets	131,811	7,554	5.7%	141,138	8,365	5.9%	142,965	9,449	6.6%
Allowance for loan losses	(1,700)			(1,159)			(920)
Cash and due from banks	4,122			3,748			3,667
Bank premises and equipment	3,694			3,869			3,861
Other assets	7,464			6,025			5,990
Total assets	$145,391			$153,621			$155,563
LIABILITIES AND STOCHOLDERS’ EQUITY
Interest bearing demand deposits	13,202	71	0.5%	11,925	76	0.6%	11,431	85	0.7%
Savings deposits	24,188	169	0.7%	22,579	198	0.9%	18,438	237	1.3%
Time deposits	58,816	1,732	2.9%	61,069	1,858	3.0%	74,238	2,967	4.0%
Borrowings	16,202	918	5.7%	25,290	1,043	4.1%	19,464	982	5.0%
Total interest bearing liabilities	112,408	2,891	2.6%	120,863	3,175	2.6%	123,571	4,271	3.5%
Demand deposits	15,081			14,966			15,237
Other liabilities	1,573			821			905
Total liabilities	129,062			136,650			139,713
Stockholders’ equity	16,329			16,971			15,850
Total liabiliites and stockholders’ equity	$145,391			$153,621			$155,563
Net interest income/net yield on average earning assets		$4,664	3.5%		$5,190	3.7%		$5,178	3.6%

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CHANGES IN NET INTEREST INCOME

	2004 Versus 2003			2003 Versus 2002
	Increase (Decrease) Due to Change in			Increase (Decrease) Due to Change in
(000) omitted)	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)
Interest Income
Loans (net of unearned discounts)	$(469)	$(95)	$(563)	$127	$(834)	$(707)
Taxable investment securities	(273)	(123)	(396)	(109)	(228)	(337)
Nontaxable investment securities	145	(13)	132	(27)	(0)	(27)
Other short-term investment	15	0	15	(12)	0	(12)
Total interest income	(581)	(230)	(811)	(21)	(1,062)	(1,083)

Interest Expense
Interest bearing demand	8	(12)	(5)	3	(12)	(9)
Savings deposits	13	(43)	(29)	41	(80)	(39)
Time deposits	(67)	(58)	(126)	(452)	(657)	(1,109)
Borrowings	(444)	319	(125)	268	(207)	61
Total interest expense	(498)	218	(284)	(143)	(944)	(1,096)

Net interest income			$(527)			$13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of the significant changes in the financial condition and results of operations of Fulton Bancshares Corporation (the “Corporation”) and its wholly owned subsidiaries, The Fulton County National Bank and Trust Company (the “Bank”) and Fulton County Community Development Corporation (“FCCDC”).  The consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations.  This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report.  Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

We have made forward-looking statements in this document and in documents that we incorporated by reference that are subject to risk and uncertainties.  Forward-looking statements include the information concerning possible or assumed future results of operations of the Corporation, the Bank, and FCCDC.  When we used words such as “believes”, “expects”, “anticipates” or other similar expressions, we are making forward-looking statements.

Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documentation that we incorporate by reference, could affect the future financial results of the Bank and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document.  These factors include the following:

•      Operating, legal and regulatory risks;

•      Economic, political and competitive forces affecting our banking business; and

•      The risk that our analysis of these risks and forces could be incorrect and/or the strategies developed to address them could be unsuccessful.

The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report.  Readers should carefully review the risk factors described in other documents that the Corporation files periodically with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

Restatement of Prior Years’ Results

During the year ended December 31, 2004, changes were made to the Corporation’s retained earnings to correct errors in the accounting of the amortization and accretion of premiums and discounts on certain investments.  The prior years’ financials statements were restated to reflect the effects of the amortization on each year.  Net income for the years ended December 31, 2003 and 2002 were reduced by $ 63,000 and $ 275,000 respectively.  Earnings per share for the years ended December 31, 2003 and 2002 were reduced by $ .12 and $ .56 per share respectively.  All discussion that follows is based on restated results.

Net Income (Loss)

Net loss was ( $ 465,000) for 2004 compared to net income $ 767,000 for 2003, representing a decrease of $ 1,232,000, or (161%).  Net income on an average share basis (fully diluted) for 2004 was ($ .94), a decrease of $ 2.50 from the $ 1.56 per share realized during 2003.

Net income was $ 767,000 for 2003 compared to $ 1,455,000 for 2002, representing a decrease of $ 688,000 or (47%).  Net income on an average per share basis (fully diluted) for 2003 was $ 1.56, a decrease of $ 1.39 from the $ 2.95 per share realized during 2002.

Net Interest Income

Total interest income for 2004 was $ 7,554,000 compared with $ 8,365,000 earned during 2003, a decrease of $ 811,000, or 10%.  A decrease in average volume of loans and investments in 2004 reduced interest income by $ 581,000 while a decrease in average rates on earning assets reduced interest income an additional $ 230,000.  Loans decreased as a result of customers refinancing to other institutions due to rate, due to workouts of nonperforming loans and due to the departure of the senior lender in 2004.  The lower rates earned on loans was a result of local and national market forces.  Investments average balance decreased due to the decline in deposits (which fund investments and other assets) and lower use of borrowings to fund investments in 2004.  The rates on investments decreased due to national market forces and a change in the mix of investment types.

Total interest income for 2003 was $ 8,365,000 compared with $ 9,449,000 earned during 2002, for a decrease of $ 1,084,000, or 12%.  The decrease was primarily a result of a significant decrease in interest rates earned on loans and investments due to local and national market forces.  Lower average balance of investments was mostly offset by an increase in average loans in 2003 compared with the same period in 2002.

Average earning assets decreased 7% in 2004 and decreased 1% in 2003.  Average investments decreased 9% in 2004.  The Corporation sold its entire position in FNMA/FHLMC preferred stocks during the fourth quarter of 2004 due to concerns about protracted market value impairment in an expected return to rising rates environment and due to regulatory concerns about the Bank’s concentration in this investment type.  Due to the timing of the sales, the majority of the proceeds were in cash at year-end.  Subsequent reinvestments were in shorter duration agency mortgage-backed securities that were purchased after analysis of the Corporation’s overall interest rate risk position.  The preferred stock sale resulted in a loss of $ 1.3 million and was a material cause of the Corporation’s net loss before taxes.  The loss on sale of the preferred stock is considered a capital loss by applicable tax code and a current tax benefit was not available.  The 2003 decrease in investments was a result of a decrease in deposit funding and an increase in the average loans outstanding.

Loans, the highest earning assets decreased on average by 7% in 2004.  Average loans, which typically produce higher yields than investments, increased 2% in 2003.

Total interest expense was $ 2,891,000 for 2004, a decrease of $ 284,000, or 9%, from the $ 3,175,000 for 2003.  The decrease was a result of lower use of borrowings for funding in 2004 and lower balances and rates on time and savings products.  Lower funding sources were required in 2004 due to lower loan production.  Total interest expense was $ 3,175,000 for 2003, a decrease of $ 1,096,000, or 26%, from the $ 4,271,000 for 2002.  The decrease was due primarily to a significant decrease in interest rates paid on deposits and short-term borrowings as a result of national and local market interest rates.

Average interest-bearing liabilities decreased 7% in 2004 and decreased 2% in 2003.  Average borrowings decreased 36% in 2004 as there was less use of overnight borrowing to fund longer duration assets because of the interest rate risk involved.  Average time deposits decreased 4% as a conservative rate posture was maintained in light of the lack of loan production.  Core deposits increased as a result of improving economic conditions, varying levels of local government funds, and customers temporarily deploying funds while waiting for time deposit rates to increase.  Average borrowings increased 30% in 2003 to take advantage of a steep yield curve in a low rate environment.  Time deposits decreased due to customer reaction to the low rate environment.

Net interest income is the difference between total interest income and total interest expense.  Interest income is generated through earning assets, which include loans, deposits with other banks, and investments.  Interest income is dependent on many factors including the volume of earning assets; level of interest rates; changes in interest rates; and volumes of nonperforming loans.  The cost of funds varies with the volume of funds necessary to support earning assets; rates paid to maintain deposits; rates paid on borrowed funds; and level of interest-free deposits.

Net interest income for 2004 totaled $ 4,664,000, down $ 526,000, or 10% from 2003.  Net interest income for 2003 totaled $ 5,190,000, up $ 12,000, or .2% from 2002.  Liquidity and interest rate risk are monitored on a regular basis for management and board of director action.  Management intends to stabilize its net interest margin by competitively pricing loans and deposits and by structuring interest-earning assets and liabilities to maintain a desired net interest margin while maintaining the safety and soundness of the Corporation.

Other Income and Expenses

Other income represents service charges on deposit accounts, commissions on loan insurance, fees for official checks and other services, safe deposit box rentals, fees for trust services, securities gains (losses), gains(losses) on sales of loans and other real estate owned, and earnings on cash surrender value of directors and officers life insurance.

In 2004 the liquidation of the Corporation’s investment in preferred stock resulted in a loss of $1.3 million and was a material cause of the Corporation’s net loss before taxes.  In addition, the loss on sale of the preferred stock is considered a capital loss by applicable tax code and a current tax benefit was not available on the loss.  Partially offsetting this loss was a gain on a bank stock investment held by the holding company of $6,000.  In 2003 the bank realized a net gain of $ 86,000 on the sale of investment securities.

Besides the loss on sales of investments, other income decreased $ 141,000, or 19% in 2004 compared to 2003.  Service charges on deposits decreased $ 45,000 or 21% in 2004 due to the closing of accounts that were providing significant fee income.  Service charges increased $14,000 or 7% in 2003 due to higher overdraft fee occurrences.  Other fee income decreased $ 66,000 or 30% due to lower mortgage fee income, printed check upcharges and settlement services income.  Other fees sources increased $87,000, or 65% in 2003 due to increases in mortgage fee and settlement services revenue.  These fees are sensitive to interest rate levels, generally increasing in declining rate environments due to refinancing activity.  Trust services and sale of financial product revenue decreased in both 2004 and 2003 due to the bank outsourcing these services which typically have high direct cost and compliance and legal risks.  The Corporation had gains on sales of student loans of $11,000 and $24,000 in 2004 and 2003 respectively as it exited direct origination and administration in favor of a referral process that entails no direct costs.  Earnings on bank-owned life insurance decreased $ 15,000 or 6% in 2004 due to decreases in crediting rates that reflect, but generally lag, other market rates.

Noninterest expenses are classified into six main categories:  salaries and employee benefits; occupancy and furniture and equipment expenses that include depreciation, maintenance, utilities, taxes, insurance and rents; professional and other fees involved in originating and collecting loans; data processing expenses; FDIC insurance premiums; and other operating expenses that include all other expenses incurred in normal operations.

Salaries and benefits for 2004 decreased by $ 25,000 or 2% compared 2003.  New hires, merit pay increases and a significant increase in health insurance costs (up 21%) were offset by the eliminated salary and deferred benefit reversals attributable to the departure of certain senior officers and by a lower elective contribution to the 401 K plan.  Salaries and benefits expenses decreased 1% in 2003 due to staff turnover and attendant difference in salary levels.  Occupancy and furniture and equipment expenses decreased $ 27,000 or 3% due to lower maintenance, utilities and depreciation expense in 2004. In 2003, occupancy and furniture and equipment expenses increased $ 87,000 or 12% due to higher maintenance, utilities and technology upgrades that increased depreciation.  Professional and other loan-related expenses increased $ 174,000 or 94% in 2004 as the Corporation incurred material expenses to work problem credits, to deal with regulatory compliance concerns and to outsource certain functions on a temporary basis due to the departure of certain staff.  Professional and other loan-related expenses increased $ 83,000 or 82% in 2003 due to outsourced loan functions and collection efforts.  In 2004, data processing expenses increased $ 29,000; one cause was the cost attendant to offering Internet banking.  Data processing expense in 2003 was similar to the prior year.  FDIC premium expense increased $ 15,000 or 87% in 2004 due to a higher risk rating assigned by regulators.  FDIC premiums declined 14% in 2003 due to a lower deposit base.  FDIC premiums will materially increase in 2005 as a result of a higher regulatory risk rating assigned to the Bank.  Other operating expenses increased $ 47,000 or 5% for 2004 and $ 84,000 or 9% for 2003.The increase in 2004 included supply costs to establish customer identification files required by regulations, increased director oversight costs and higher shares tax.  The increase in 2003 was in part due to increases in communication expenses, check losses, increased shares tax and community support costs.

Income Taxes

Applicable income taxes changed between 2004, 2003, and 2002 because of changes in pretax accounting income and taxable income.  The effective tax (benefit) rate for 2004 was (1.5%) compared to (1.3%) and 19.2% for 2003 and 2002, respectively.  The less favorable effective income tax (benefit) rate for 2004 reflected the loss on sale of the preferred stock which is considered a capital loss by applicable tax code.  Because the Corporation did not have material capital gains in the past nor can capital gains be predicted in the future, the 2004 capital loss does not produce a current tax benefit.  The tax rate in each year is reduced by the dividends received deduction for FNMA/FHLMC preferred stock and tax-exempt interest on obligations of state and political subdivisions.  See Note to Financial Statement number 9 for more information on the components of federal income tax expense.

The following table presents a summary of significant earnings and capital ratios:

	2004	2003	2002
		(as restated)	(as restated)
Average assets	$145,391	$153,621	$155,563
Net income (loss)	$(465)	$767	$1,455
Average equity	$16,329	$16,971	$15,850
Cash dividends paid	$517	$517	$503
Return on average assets	(.32)%	0.50%	.94%
Return on average equity	(2.85)%	4.52%	9.18%
Dividend payout ratio	211.18%	67.41%	34.57%
Equity to asset ratio	11.23%	11.05%	10.19%

FINANCIAL CONDITION

Total assets at December 31, 2004 were $ 141,757,000, a 4% decrease from December 31, 2003.  Assets declined due to a reduction in deposits (which fund asset levels), down $1,506,000, or 1% and due to the elimination of $ 3,825,000 in short-term borrowings which required a reduction in investments.  Investments declined by $10,695,000 or 36% in 2004.  The Corporation sold its entire position in FNMA/FHLMC preferred stocks during the fourth quarter of 2004 due to concerns about protracted market value impairment in an expected return to a rising rates environment and due to regulatory concerns about the Bank’s concentration in this investment type.  Due to the timing of the sales, the majority of the proceeds were in cash at year-end.  Subsequent reinvestments were in shorter duration agency mortgage-backed securities that were purchased after analysis of the Corporation’s overall interest rate risk position.

The following table shows the maturities of investment securities at book value as of December 31, 2004, and weighted average yields of such securities.  Yields are shown on a tax equivalent basis, assuming a 34% federal income tax rate.

(000 omitted)	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total
Bonds:

U. S. Government agencies
Book value	$0	$8,234	$0	$0	$8,234
Yield	0%	3.04%	0%	0%	3.04%

State and municipal
Book value	0	100	2,267	3,028	5,395
Yield	0%	6.44%	5.91%	5.77%	5.84%

Mortgage-Backed
Book value	0	0	0	5,266	5,266
Yield	0%	0%	0%	3.89%	3.89%

Total book value	$0	$8,334	$2,267	$8,294	$18,895

Yield	0%	3.08%	5.91%	4.57%	4.07%

Equity Securities:
Total Equity Securities					$59
Yield					2.88%

Total Investment Securities					$18,954
Yield					4.06%

Total assets at December 31, 2003 were $ 147,569,000, down $ 14,923,000 or 9% compared to December 31, 2002.  The decrease was due to a 2% reduction in deposit funding and a reduction of $ 12,425,000 in short-term borrowings.  Investments decreased $ 8,366,000 or 21% because of sales taken to recognize gains in the portfolio.

Loans

Gross loans receivable at December 31, 2004 totaled $ 94,470,000 compared to $ 103,289,000, a decrease of $ 8,819,000 or 9%.  Most significant loan categories declined as a result of the absence of a senior commercial lender during the year, increased regulatory scrutiny, loans paid off in troubled loan workout efforts and mortgage refinancing to mass market lenders.

Gross loans receivable at December 31, 2003 decreased $ 4,978,000 or 5% from December 31, 2002. Mortgage and personal loan refinancing to other lenders was responsible for much of the decrease because of a low rate environment.

The following table presents the loan portfolio at the end of each of the last five years:

(000 omitted)	2004	2003	2002	2001	2000
Commercial, financial and agricultural	$15,531	$18,623	$15,171	$17,418	$13,097
Real estate - Construction	0	0	0	0	0
Real estate - Mortgage	75,861	80,398	82,098	78,796	80,020
Installment and other personal loans (net of unearned discount)	3,078	4,268	10,998	8,287	9,788
Total loans	$94,470	$103,289	$108,267	$104,501	$102,905

Presented below are the approximate maturities of the loan portfolio (excluding real estate mortgages and installments) at December 31, 2004:

(000 omitted)	Under One Year	One to Five Years	Over Five Years	Total

Commercial, financial and agricultural	$12,179	$1,522	$1,830	$15,531

Real estate - Construction	0	0	0	0
Total	$12,179	$1,522	$1,830	$15,531

The following table presents the approximate amount of fixed rate loans and variable rate loans due as of December 31, 2004:

(000 omitted)	Fixed Rate Loans	Variable Rate Loans

Due within one year	$3,338	$20,916
Due after one but within five years	8,908	8,862
Due after five years	19,279	33,167
Total	$31,525	$62,945

Allowance for Loan Losses and Related Provision

The provision for loan losses was $ 261,000 in 2004 compared to $ 1,265,000 in 2003 and $ 255,000 in 2002. The provision expense in each year was based on management’s evaluation of the adequacy of the allowance for loan losses and represent amounts deemed necessary to maintain the allowance at the appropriate level based on the quality of the loan portfolio and economic conditions.  Actual charge-offs (net of recoveries) were $ 339,000 in 2004, $ 396,000 in 2003 and $ 70,000 in 2002.  The allowance for loan losses was deemed to adequately reflect the risk inherent in the loan portfolio at December 31, 2004.

The following table is a summary of loan loss experience for the past five years.

	Years Ended December 31
(000 omitted)	2004	2003	2002	2001	2000

Average total loans outstanding (net of unearned income)	$99,808	$107,140	$105,219	$105,028	$98,052

Allowance for loan losses, beginning of period	$1,900	$1,031	$845	$847	$800
Additions to provision for loan losses charged to operations	261	1,265	255	15	45
Loans charged off during the year
Real estate	2	25	0	0	0
Commercial and agricultural	343	363	3	20	3
Installment	19	23	73	14	29
Total charge-off’s	364	411	76	34	32

Recoveries of loans previously charged off:
Real estate	3	6	0	0	0
Commercial and agricultural	7	0	1	2	24
Installment	14	9	6	15	10
Total recoveries	24	15	7	17	34

Net loans charged off	339	396	69	17	(2)

Allowance for loan losses,	$1,821	$1,900	$1,031	$845	$847

Ratio of net loans charged off to average loans outstanding	.34%	.37%	.06%	.02%	(.01)%

The provision is based on an evaluation of the adequacy of the allowance for possible loan losses.  The evaluation includes, but is not limited to, review of net loan losses for the year, the present and prospective financial condition of the borrowers and evaluation of current and projected economic conditions.

The following table sets forth the outstanding balances of those loans on a nonaccrual status and those on accrual status which are contractually past due as to principal or interest payments for 30 days or more at December 31.

(000 omitted)	2004	2003	2002	2001	2000

Nonaccrual loans	$1,729	$4,159	$1,596	$289	$0

Accrual loans:
Restructured	$0	$0	$0	$0	$0
30 through 89 days past due	3,778	3,362	3,692	4,121	1,787
90 days or more past due	48	0	70	922	549
Total accrual loans	$3,826	$3,326	$3,762	$5,043	$2,336

See Note 3 of the notes to consolidated financial statements for details of income recognized and foregone revenue on nonaccrual loans for the past three years, as well as loan impairment details for 2002 through 2004.

There were no restructured loans for any of the time periods set forth above.

The Corporation utilizes a systematic review of its loan portfolio on a quarterly basis in order to determine the adequacy of the allowance for loan losses.  The allowance for loan losses consists of a component for individual loan impairment primarily based on the loan’s collateral fair value and other observable data.  A watch list of loans is identified for evaluation based on regulatory examinations and internal and external loan grading and reviews.  Loans other than those determined to be impaired are grouped into pools of loans with similar credit risk characteristics.  These loans are evaluated as groups with allocations made to the allowance based on historical loss experience adjusted for current trends in delinquencies, trends in underwriting and oversight, concentrations of credit and general economic conditions within the Corporation’s trading area. The decrease in the provision for loan losses expense for 2004 compared to 2003 was a result of the measurement of the adequacy of the allowance for loan losses at each period.  The 2004 measurement was lower based on fewer additions to the watch list in 2004 than in 2003, a decrease in the loan portfolio and lower net charge-offs.

The reason for the increase in the provision for loan losses for 2003 compared to 2002 was significant additions to nonaccrual and adverse loan classifications based on the credits’ non performance, regulatory review, and internal evaluation.

The Corporation has identified farm loans as a concentration of credit.  At December 31, 2004, watch list farm loans comprised $ 4,004,000, or 34% of the total loan watch list.

The following is an allocation by loan categories of the allowance for loan losses at December 31 for the last five years.  In retrospect the specific allocation in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect the then current conditions.  Accordingly, the entire allowance is available to absorb losses in any category:

	Years Ended December 31
	2004		2003
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$1,565	85.94%	$1,507	79.34%
Real estate - Construction	0	0.00	0	0.00
Real estate – Mortgage	240	13.18	351	18.46
Installment	16.88		42	2.20
Total	$1,821	100.00%	$1,900	100.00%

	Years Ended December 31
	2002		2001
(000 omitted)	Allowance Amount	Allowance Amount	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$561	54.41%	$141	12.73%
Real estate - Construction	0	0.00	0	0.00
Real estate – Mortgage	333	32.30	637	77.76
Installment	137	13.29	67	9.51
Total	$1,031	100.00%	$845	100.00%

	Years Ended December 31
	2000
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$108	12.73%
Real estate - Construction	0	0.00
Real estate – Mortgage	659	77.76
Installment	80	9.51
Total	$847	100.00%

Deposits

Total deposits decreased 1% to $ 109,621,000 at December 31, 2004 compared with $ 111,127,000 at December 31, 2003.  Non-interest-bearing demand deposits increased 19% year-end to year-end; however the average balances for each year were similar.  Interest-bearing deposits decreased 4% due to a conservative rate position because of the lack of loan production.  Total deposits decreased $1,899,000 or 2% at December 31, 2003 compared with December 31, 2002.  Non-interest-bearing demand deposits decreased 14%; however average balance decreased 2%.  Interest-bearing deposits at December 31, 2003 were similar to previous year end.

The average amounts of deposits are summarized below:

	Years Ended December 31
(000 omitted)	2004	2003	2002
Demand deposits	$15,081	$14,966	$15,237
Interest bearing demand deposits	13,202	11,925	11,431
Savings deposits	24,188	22,579	18,438
Time deposits	58,816	61,069	74,238
Total deposits	$111,287	$110,539	$119,344

The following is a breakdown of maturities of time deposits of $ 100,000 or more as of December 31, 2004:

Maturity	(000 omitted)

Certificates of Deposit
Three months or less	$4,196
Over three months through six months	685
Over six months through twelve months	1,473
Over twelve months	7,768
$14,122

Stockholders’ Equity

Stockholders’ equity was $ 15,518,000 at December 31, 2004 compared with $16,104,000 at December 31, 2003, a decrease of $586,000 or 4%.  December 31, 2003 was down 3% compared to December 31, 2002.  The decrease in 2004 was a result of the net loss of $465,000 and dividends paid of $ 517,000, partially offset by a positive change of $ 398,000 in accumulated other comprehensive income.  The decrease in 2003 was a result of the net income of $767,000 offset by dividends paid of $ 517,000 and a negative change of $ 804,000 in accumulated other comprehensive income.  Total stockholders’ equity represented 11.0% of total assets at the end of both 2004 and 2003.  Cash dividends of $ 1.05 per share were paid in both 2004 and 2003.  On July 20, 2000, the Board of Directors announced the approval of a plan to purchase up to 2% of its shares of outstanding common stock.  As of December 31, 2004, the company had repurchased 2,210 shares, representing 0.45% of its shares of outstanding common stock.  The repurchase plan has been suspended.

Dividends from the Bank to the Corporation are the predominant source for the Corporation to pay dividends.  National banks must obtain regulatory approval before declaring dividends that exceed its current net profits and prior two years’ retained net profits.  Because of the 2004 net loss and in response to the OCC, dividends have been suspended in upcoming periods until approval from the regulators.

CRITICAL ACCOUNTING POLICIES

Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate.  The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

The allowance for loan losses is established through a provision for loan losses charged to expense.  Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.  The allowance is an amount management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay.

LIQUIDITY

Liquidity and interest rate sensitivity are related to, but distinctly different from, one another.

Liquidity involves the bank’s ability to meet cash withdrawal needs of customers and their credit needs in the form of loans.  Liquidity is provided by certain balances held at correspondent banks.  Adequate liquidity to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets.  Additional sources of funds to meet credit needs is provided by access to the marketplace to obtain interest-bearing deposits and other borrowings, including special programs available through Federal Home Loan Bank.  At December 31, 2004 and 2003, the Bank had borrowings of $ 15,000,000 and $ 18,825,000, respectively.  At December 31, 2004, the Bank had additional borrowing capacity available of $ 42,000,000.

On March 29, 2005, the Corporation was notified by Federal Home Loan Bank that it will be required to identify and deliver specific assets as collateral equal to outstanding borrowings, plus accrued interest and any penalties for early payment.  This amount is approximately $ 16,063,000 at March 29, 2005.

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

(000 Omitted)	Due 0 – 30 Days	Due 31 – 90 Days	Due 91 – 180 Days	Due 181 – 360 Days	Due After 1 Year	Total
Rate Sensitive Assets
Investment securities	$224	$447	$565	$1,130	$16,619	$18,985
Real estate, commercial and consumer loans	6,898	13,795	3,158	6,316	64,303	94,470
	$7,122	$14,242	$3,723	$7,446	$80,922	$113,455

Rate Sensitive Liabilities
Short-term borrowings	$0	$0	$0	$0	$0	$0
Long-term borrowings	0	0	0	0	15,000	15,000
Certificates of deposit over $100,000	3,616	533	684	1,463	7,826	14,122
Other certificates of deposit	11,648	2,863	3,512	5,674	17,756	41,453
Money market deposit accounts	0	0	1,210	2,422	1,210	4,842
Other interest-bearing deposits	0	0	3,267	13,072	16,342	32,681
	15,264	3,396	8,673	22,631	58,134	108,098
Cumulative GAP - 12/31/04	$(8,142)	$2,704	$(2,246)	$(17,431)	$5,357	$5,357

Cumulative GAP - 12/31/03	$15,133	$16,700	$14,571	$7,127	$18,345	$18,345

In monitoring and evaluating liquidity, management generally does not consider regular savings or interest-bearing checking accounts to be particularly rate sensitive based on past experience in various interest rate cycles.  Therefore, management has assessed probabilities to each time period and proportionately included these funds in rate sensitive liabilities of one year or less.

CONTRACTUAL OBLIGATIONS

Contractual obligations of the Company as of December 31, 2004 are as follows:

		Payments due by period
(In thousands) Contractual obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
FHLB borrowings	$15,000	$0	$0	$0	$15,000
Operating lease obligations	311	66	130	115	0
Total	$15,311	$66	$130	$115	$15,000

Off-Balance Sheet Arrangements

The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business.  Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments.  These commitments, at December 31, 2004 totaled $ 7,153,000.  This consisted of $ 3,725,000 in home equity lines of credit, $ 171,000 in standby letters of credit and $ 7,417,000 in other unused commitments (primarily commercial and agricultural lines of credit).  Because these instruments have fixed maturity dates, and because many of them will expire without being drawing upon, they do not generally present any significant liquidity risk to the Corporation.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations.  The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Capital Funds/Dividends/Regulatory Matters/Contingencies

Dividends paid by Fulton Bancshares Corporation are generally provided from the Fulton County National Bank and Trust Company’s dividends to it.  The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.

Fulton County National Bank and Trust Company, as a National Bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency.  Retained earnings available for the payment of dividends without approval of the Comptroller amounted to approximately $ 0, $ 1,171,000, and $ 1,946,000 at January 1, 2005, 2004, and 2003, respectively.  The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements.  Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios.  The “leverage ratio”, which compares capital to adjusted total balance sheet assets is required to be at least 4%.  “Tier I” and “Tier II” capital ratios compare capital to risk-weighted assets and off-balance sheet activity.  The Tier I ratio is required to be at least 4%.  The combined Tier 1 and Tier II ratio is required to be at least 8%.

On March 23, 2005, the Bank’s Board of Directors entered into a “Stipulation and Consent to the Issuance of a Consent Order” (the “Order”) with the Office of the Comptroller of the Currency (OCC).  The Order requires the Bank to implement and improve operating procedures and processes within stipulated timeframes.  Under the Order, the Bank is required prospectively to maintain higher minimum capital ratios than the normal industry minimums.

At December 31 the Corporation’s actual ratios and required levels were as follows:

		Actual
	Required	2004	2003
Leverage (total adjusted capital/total average assets)	4.0%	10.8%	11.3%
Tier 1 (Tier 1 core capital/risk weighted assets)	4.0%	17.1%	15.7%
Total capital (total capital plus allowance for loan losses/risk weighted assets)	8.0%	18.4%	16.9%

As of December 31, 2004, the most recent notification from the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events since that notification that management believes have changed the Bank’s category, although the OCC has, through the Order, raised the Bank’s required ratios from the normal minimums shown above to the following:

Leverage	10.0%
Tier I	14.0%

Under the Order, the Bank must obtain OCC approval before any executive officers or directors can be added to the Bank’s management.  The payment of dividends has also been temporarily suspended without prior OCC approval.

Effective March 22, 2005, similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank.  The Bank is considered to be in “troubled” condition, as that term is defined in Regulation Y, 12 C.F.R.225.71(d) and separate enforcement action is also being considered by the Federal Reserve Bank.

The OCC has also informed the Bank of possible violations of laws and regulations with regard to the Bank Secrecy Act, the Truth-In-Lending Act, and the Real Estate Settlement Procedures Act which could result in future fines and penalties to the Bank and possible reimbursements.  The amount of any future fines or reimbursements cannot be reasonably estimated at December 31, 2004.

Because of the possible regulatory violations and other OCC scrutiny, the Bank’s FDIC insurance premiums and OCC assessment fees will increase by approximately $ 168,000 in 2005.  Other costs of compliance with the Order cannot be reasonably estimated at this time.

In addition, on March 4, 2005, the Bank terminated its President.  While no litigation has been initiated through March 23, 2005, litigation may ensue if certain matters are not amicably resolved between the Bank and its former President.

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

The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions.  All fixed and variable rate loans were based on original maturities since the bank has not experienced, and does not expect, a significant rewriting of loans.  Investments are based on maturity date except certain long-term agencies, which are classified by call date.  The bank has historically experienced very little deposit runoff.  Based on this experience, it was estimated that maximum runoff of noninterest-bearing checking, NOW checking and other savings would be 10%, and maximum runoff of money market deposits would be 33%. It was estimated that maximum runoff of time deposits would be 25% and these deposits are classified by original maturity date.

	Principal/Notional Amount Maturing In
(In thousands)	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Rate sensitive assets

Fixed rate loans	$3,338	$2,553	$2,328	$2,104	$1,923	$19,279	$31,525	32,286
Average interest rates	7.99%	8.36%	8.02%	7.78%	7.63%	7.30%	7.57%

Variable rate loans	20,916	2,252	2,289	2,174	2,147	33,167	62,945	62,945
Average interest rates	5.86%	5.87%	5.86%	5.87%	5.84%	6.02%	5.95%

Fixed rate securities	676	3,976	4,173	4,089	1,314	2,374	16,602	16,619
Average interest rates	4.25%	3.17%	3.16%	3.70%	4.88%	3.39%	3.51%

Variable rate securities	599	599	599	556	0	0	2,354	2,366
Average interest rates	3.93%	3.93%	3.93%	3.93%			3.93%

Rate sensitive liabilities

Noninterest-bearing checking	1,652	1,487	1,504	1,502	1,502	8,877	16,524	16,524
Average interest rates	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Savings and interest- bearing	3,624	3,261	3,298	3,294	3,294	19,466	36,237	36,237
Average interest rates	0.64%	0.64%	0.64%	0.64%	0.64%	0.64%	0.64%

Time deposits	30,687	2,949	9,476	9,700	4,048	0	56,860	56,610
Average interest rates	2.54%	3.19%	4.09%	3.34%	3.47%		3.04%

Variable rate borrowings	0	0	0	0	0	15,000	15,000	16,463
Average interest rates	0	0	0	0	0	5.93%	5.93%

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.”  The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy “problem”  loans that have been acquired, either individually in a portfolio, or in a business acquisition.  The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality.  The SOP does not apply to loans originated by the Company.  The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a significant effect on the Company’s consolidated financial position or consolidated results of operations.

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, “Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133.” Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation.  The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105.  Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, management does not anticipate that this guidance will have a material adverse effect on either the Company’s consolidated financial position or consolidated results of operations.

Emerging Issues Task Force Issue No. (EITF) 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued and is effective March 31, 2004.  The EITF 03-1 provides guidance for determining the meaning of “other –than-temporarily impaired” and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”) and investments accounted for under the cost method.  The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity.  This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired.  On September 30, 2004, the Financial Accounting Standards Board decided to delay the effective date for the measurement and recognition guidance contained in Issue 03-1.  This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature.  The disclosure guidance in Issue 03-1 was not delayed.

EITF No. 03-16, “Accounting for Investments in Limited Liability Companies was ratified by the Board and is effective for reporting periods beginning after June 15, 2004.”  APB Opinion No. 18, “The Equity Method of Accounting Investments in Common Stock,” prescribes the accounting for investments in common stock of corporations that are not consolidated.  AICPA Accounting Interpretation 2, “Investments in Partnerships Ventures,” of Opinion 18, indicates that “many of the provisions of the Opinion would be appropriate in accounting” for partnerships.  In EITF Abstracts, Topic No. D-46, “Accounting for Limited Partnership Investments,” the SEC staff clarified its view that investments of more than 3 to 5 percent are considered to be more than minor and, therefore, should be accounted for using the equity method.  Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects.  Due to those similarities and differences, diversity in practice exists with respect to accounting for non-controlling investments in LLCs.  The consensus reached was that an LLC should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a non-controlling investment should be accounted for using the cost method or the equity method of accounting.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date.  Changes in fair value during the requisite service period will be recognized as compensation cost over that period.  The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available).  If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.  This Statement is effective for public entities that do not file as small business issuers—as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies that file as small business issuers – as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures.  For periods before the required effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123.

STOCK MARKET ANALYSIS AND DIVIDENDS

The Corporation’s common stock is traded inactively in the over-the-counter market.  As of December 31, 2004 the number of shareholders of record was about or around 500.

	Market Price	Cash Dividend	Market Price	Cash Dividend
	2004		2003
First Quarter	$49.17	$.23	$44.15	$.23
Second Quarter	43.41	.23	49.00	.23
Third Quarter	41.66	.27	55.05	.27
Fourth Quarter	41.00	.32	49.20	.32