Form 10-K/A, Exhibit 13
period 2004-12-31
FULTON BANCSHARES CORP
filed 2005-06-29
CIK 850626

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

Prior Period Adjustments

Management has determined that the accounting treatment under SFAS 115 applied previously to investments in FNMA and FHLMC preferred stocks was incorrect.

These investments have a fixed rate of return and are callable.  Initial evaluation of these investments indicated that there was an expected call date, and the characteristics of these investments were similar to debt securities.  Therefore, the securities were treated as debt securities for accounting purposes, and premiums and discounts were amortized from the purchase date to the expected call date.

In December 2004, management evaluated these investments for possible impairment and considered whether to sell them.  During this evaluation process, it was determined that the earlier interpretation that these equity investments should be accounted for as debt instruments was incorrect.

Therefore, the treatment as equity securities is preferable, which eliminates any purchase premiums or discounts, and requires that all unrealized holding gains and losses, net of tax, be reflected as  a component of “other comprehensive income”.  Consequently, changes were made to the Corporation’s prior years financial statements to restate them as follows:

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

•      After reclassification of $ 4,454 to accrued interest receivable. *

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

Loans Held for Sale

Loans originated and held for sale in the secondary market or to other parties are carried at the lower of cost or estimated fair value in the aggregate.  Net realized losses, if any, are recognized through a valuation allowance by charges to income.

The Corporation sold a portion of its PHEAA loans in 2003, and sold the remainder of its PHEAA loans in 2004.  However, there were no PHEAA loans held for sale at December 31, 2003.

From time to time, the Corporation originates loans with the intent to sell them in the secondary market.  These loans are typically sold concurrent with the closing of the loan.  In 2004 and 2003 the Corporation originated and sold 4 and 30 loans, respectively, to FHLB in the secondary market.  There were no loans held for sale in the secondary market at December 31, 2004 or 2003.

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

As a result of an ongoing internal study and research throughout 2004, including consultations with our investment advisors, it was determined in the fourth quarter of  2004 that it was probable the Corporation would be unable to collect the purchase cost of its preferred stock investments in FNMA and FHLMC.  The Corporation based that judgment on clear indications that interest rates were likely to continue to increase in the near-term (these investments are highly interest rate sensitive) and, because of final regulatory communications from the Office of the Comptroller of Currency that the Corporation must reduce its holdings of preferred stock, the Corporation could not hold the investments for a sufficient time to allow for any recovery in fair value.  In prior periods, neither the clear indication of rising rates nor the final regulatory communication from the OCC was present.

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

Effective March 22, 2005, similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank.  By letter dated March 15, 2005 the Corporation was deemed to be in “troubled” condition as that term is defined in 12C.F.R. 225.71(d) by the Federal Reserve Bank of Philadelphia, the Corporation’s primary regulator.  The designation was due to serious concerns in a Federal Reserve Inspection Report commenced January 31, 2005 and concluded February 17, 2005 and the Office of the Comptroller of the Currency (OCC) Report of Examination on the Corporation’s wholly-owned bank subsidiary commenced August 10, 2004 and received in final form in February, 2005.  The OCC, the Bank’s primary regulator, provided a letter of concern based on the preliminary findings of the Examination dated November 23, 2004.  The concerns in the OCC Report of Examination were reflected in the Order referenced above.

The Order includes 24 articles that commence by requiring the Bank to form a Compliance Committee and develop an action plan (“Plan”) to comply with the remaining articles.  The Plan requires the development of a strategic plan, the appointment of certain management and officers and the commission of a management and board supervision study. The Plan also requires the development of a three-year profit plan and capital plan, the requirement to maintain certain capital ratios, improvement in interest rate risk management, a consultant study of compliance with Truth-In-Lending and RESPA, and a review of  the methodology of determining ALLL.  The Plan further requires the Bank to engage and retain a qualified third-party loan review, to develop a criticized assets improvement program, to implement a loan portfolio management improvement program and to implement improved reporting and information systems for the loan portfolio.  Further articles of the Plan require a qualified, independent consultant to assess compliance with the Bank Secrecy Act (“BSA”), Money Laundering Control Act, suspicious activities, and the rules and regulations of the Office of Foreign Assets and Control, the development of a BSA compliance program, a study of the audit function with emphasis on BSA compliance, and a written program on Suspicious Activity Reports.   Other articles of the Plan require the development of a customer information security program, a disaster recovery plan, and a liquidity contingency plan.  Finally, an article requires the Board to take all necessary steps to ensure that the Bank corrects each violation of law, rule or regulation cited in Reports of Examination.  The remaining articles are administrative in nature.

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

Because compliance with the Order will require reallocation and increases in internal resources and the engagement of various vendors and consultants, the cost of compliance and the effect on results of operations is expected to be material; however the cost of compliance with the Order cannot be reasonably estimated at this time.

The Bank intends to take actions required by the Order to remediate the identified weaknesses by forming a Board Compliance Committee that will direct and monitor the completion of the specific requirements of Order by use of internal resources and the retention of qualified vendors and consultants.

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

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA

Income Statement (000 omitted)	2004	2003	2002	2001	2000
		(As Restated)	(As Restated)	(As Restated)	(As Restated)

Interest income	$7,555	$8,365	$9,449	$10,142	$9,946
Interest expense	2,891	3,175	4,271	5,432	5,210
Provision for loan losses	261	1,265	255	15	45
Net interest income after provision for loan losses	4,403	3,925	4,923	4,695	4,691
Securities gains (losses)	(1,265)	86	1	57	6
Other operating income	609	751	640	582	516
Other operating expense	4,219	4,005	3,774	3,450	3,370
Income (loss) before income taxes (benefit)	(472)	757	1,790	1,884	1,843
Applicable income tax (benefit)	(7)	(10)	335	428	434
Net income (loss)	$(465)	$767	$1,455	$1,456	$1,409

Per share amounts based on weighted averages shares outstanding	492,799	492,810	492,772	492,747	494,054

Income (loss) before income taxes (benefit)	$(0.95)	$1.54	$3.63	$3.82	$3.73
Income taxes (benefit)	(0.01)	(0.02)	0.68	0.87	0.88
Net Income (loss)	(0.94)	1.56	2.95	2.95	2.85
Cash dividend paid	1.05	1.05	1.02	0.95	0.86
Book value	31.49	32.68	33.80	30.88	28.75

Year-End Balance Sheet (000 omitted)
Total assets	$141,757	$147,569	$162,492	$150,828	$140,480
Loans	94,470	103,288	108,267	104,501	102,905
Reserve for loan losses	(1,821)	(1,899)	(1,031)	(845)	(847)
Net loans	92,649	101,389	107,236	103,656	102,058
Total investment securities	20,192	31,081	39,447	31,899	24,643
Deposits-noninterest bearing	16,524	13,927	16,156	13,486	13,025
Deposits-interest bearing	93,097	97,200	96,870	103,552	92,107
Total deposits	109,621	111,127	113,025	117,038	105,132
Liabilities for borrowed money	15,000	18,825	31,250	17,325	20,000
Total stockholders’ equity	15,518	16,104	16,658	15,217	14,204

Ratios
Average equity/average assets	11.23%	11.05%	10.19%	10.17%	9.82%
Return on average equity	(2.85)%	4.52%	9.18%	9.92%	10.71%
Return on average assets	(0.32)%	0.50%	0.94%	1.01%	1.05%

The 2000-2003 amounts have been restated to correct the accounting on certain investment discounts – See Note 1, Prior Period Adjustments.

Net Income
As originally reported	N/A	$830	$1,730	$1,486	$1,439
As restated	N/A	767	1,455	1,456	1,409
Change	N/A	$(63)	$(275)	$(30)	$(30)
Net Income per Share
As originally reported	N/A	$1.68	$3.51	$3.02	$2.91
As restated	N/A	1.56	2.95	2.95	2.85
Change	N/A	$(.12)	$(.56)	$(.07)	$(.06)

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 are as follows:

	2004					2003 (As restated)
($ 000 omitted except per	Quarter Ended					Quarter Ended
share)	Mar. 31	June 30	Sept. 30	Dec. 31		Mar. 31	June 30	Sept. 30	Dec. 31

Interest income (1)	$1,915	$1,877	$1,879	$1,884		$2,245	$2,035	$2,114	$1,971
Interest expense	734	730	717	710		849	807	776	743
Net interest income	1,181	1,147	1,162	1,174		1,396	1,228	1,338	1,228
Provision for loan losses	0	261 (2)	0	0		30	1,235 (3)	0	0
Net interest income after
Provision for loan losses	1,181	886	1,162	1,174		1,366	(7)	1,338	1,228
Securities gains (losses)	4	6	0	(1,275	)(4)	0	150	0	(64)
Other income	159	163	134	153		194	199	183	175
Other expenses	1,014	1,089	1,004	1,112		969	970	1,002	1,064
Operating income before income taxes	330	(34)	292	(1,060)		591	(628)	519	275
Applicable income taxes	48	(7)	(13)	(35)		124	(230)	70	26
Net income (restated – 2003)	$282	$(27)	$305	$(1,025)		$467	$(398)	$449	$249
Net income – originally reported						507	282	(230)	271
Change						$(40)	$(680)	$679	$(22)

Net income applicable to common stock
Per share data:
Net income (restated – 2003)	$0.57	$(0.05)	$0.62	$(2.08)		$.95	$(0.81)	$0.91	$0.51
Originally reported						1.03	.57	(.47)	.55
Change						$(.08)	$(1.38)	$1.38	$(.04)

(1) Restated for correct accounting on certain investment discounts – See Note 1 Prior Period Adjustment.

(2) The amount and timing of the provision for loan loss was the result of regulatory examination commenced August 10, 2004.  See Allowance for Loan Losses and Related Provisions discussed in Management’s Discussion and Analysis.

(3) The amount and timing of the provision for loan loss was the result of regulatory examination commenced July 14, 2003.  See Allowance for Loan Loss and Related Provisions discussion on Management’s Discussion and Analysis.

(4) Loss on sale of Preferred Stocks – See Note 2.  Investments and Management’s Discussion and Analysis – Other Income and Expense.

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

RESULTS OF OPERATIONS

Restatement of Prior Years’ Results

During the year ended December 31, 2004, changes were made to the Corporation’s retained earnings to correct errors in the accounting of the amortization and accretion of premiums and discounts on certain investments.  The prior years’ financials statements were restated to reflect the effects of the amortization on each year. Management has determined that the accounting treatment under SFAS 115 applied previously to investments in FNMA and FHLMC preferred stocks was incorrect.

These investments have a fixed rate of return and are callable.

Initial evaluation of these investments indicated that there was an expected call date, and the characteristics of these investments were similar to debt securities.  Therefore, the securities were treated as debt securities for accounting purposes, and premiums and discounts were amortized from the purchase date to the expected call date.

In December 2004, management evaluated these investments for possible impairment and considered whether to sell them.  During this evaluation process, it was determined that the earlier interpretation that these equity investments should be accounted for as debt instruments was incorrect.

Therefore, the treatment as equity securities is preferable, which eliminates any purchase premiums or discounts, and requires that all unrealized holding gains and losses, net of tax, be reflected as  a component of “other comprehensive income”.  Consequently, changes were made to the Corporation’s prior years financial statements.

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

As a result of an ongoing internal study and research throughout 2004, including consultations with our investment advisors, it was determined in the fourth quarter of  2004 that it was probable the Corporation would be unable to collect the purchase cost of its preferred stock investments in FNMA and FHLMC.  The Corporation based that judgment on clear indications that interest rates were likely to continue to increase in the near-term (these investments are highly interest rate sensitive) and, because of final regulatory communications from the OCC that the Corporation must reduce its holdings of preferred stock, the Corporation could not hold the investments for a sufficient time to allow for any recovery in fair value.  In prior periods, neither the clear indication of rising rates nor the final regulatory communication from the OCC was present.

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

The provision for loans losses was $261,000, $1,265,000 and $255,000 for years ended December 31, 2004, 2003 and 2002, respectively.

The provision expense increased significantly in 2003 and 2004 from prior years for two reasons.  First, nonaccrual loans and net charge-offs increased markedly in 2003 from the two prior years.  Non-accrual loans increased by 161% in 2003 compared to 2002 and charge-offs increased 474% in 2003 compared to 2002.  The increase in non-accrual loans and charge-offs resulted from actions taken as required by the Bank ‘s primary regulator in response to examinations conducted in 2003 and 2004.  Secondly, the examinations increased the amount of the classified loans which increased the Bank’s risk-based allowance on such loans.  These loans were tested for impairment and additional provisions were made as necessary. The examination adversely classified loans primarily because of structural weaknesses and lack of adequate financial analysis in underwriting new loans and renewing existing loans.  The examinations also cited weaknesses in credit risk practices, changes in lending philosophy and unreliable historical loss trends  as cause for requiring higher allowances.

	Years Ended December 31
	2004	2003	2002	2001
Non-accrual loans as a percentage of total loans	1.83%	4.03%	1.47%	0.28%

Net charge-offs to average total loans	0.34%	0.37%	0.06%	0.02%

Provision for loan losses	$261,000	$1,265,000	$255,000	$15,000

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

Effective March 22, 2005, similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank.  By letter dated March 15, 2005 the Corporation was deemed to be in “troubled” condition as that term is defined in 12C.F.R. 225.71(d) by the Federal Reserve Bank of Philadelphia, the Corporation’s primary regulator.  The designation was due to serious concerns in a Federal Reserve Inspection Report commenced January 31, 2005 and concluded February 17, 2005 and the Office of the Comptroller of the Currency (OCC) Report of Examination on the Corporation’s wholly-owned bank subsidiary commenced August 10, 2004 and received in final form in February, 2005.  The OCC, the Bank’s primary regulator, provided a letter of concern based on the preliminary findings of the Examination dated November 23, 2004.  The concerns in the OCC Report of Examination were reflected in the Order referenced above.

The Order includes 24 articles that commence by requiring the Bank to form a Compliance Committee and develop an action plan (“Plan”) to comply with the remaining articles.  The Plan requires the development of a strategic plan, the appointment of certain management and officers and the commission of a management and board supervision study. The Plan also requires the development of a three-year profit plan and capital plan, the requirement to maintain certain capital ratios, improvement in interest rate risk management, a consultant study of compliance with Truth-In-Lending and RESPA, and a review of  the methodology of determining ALLL.  The Plan further requires the Bank to engage and retain a qualified third-party loan review, to develop a criticized assets improvement program, to implement a loan portfolio management improvement program and to implement improved reporting and information systems for the loan portfolio.  Further articles of the Plan require a qualified, independent consultant to assess compliance with the Bank Secrecy Act (“BSA”), Money Laundering Control Act, suspicious activities, and the rules and regulations of the Office of Foreign Assets and Control, the development of a BSA compliance program, a study of the audit function with emphasis on BSA compliance, and a written program on Suspicious Activity Reports.   Other articles of the Plan require the development of a customer information security program, a disaster recovery plan, and a liquidity contingency plan.  Finally, an article requires the Board to take all necessary steps to ensure that the Bank corrects each violation of law, rule or regulation cited in Reports of Examination.  The remaining articles are administrative in nature.

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

Because compliance with the Order will require reallocation and increases in internal resources and the engagement of various vendors and consultants, the cost of compliance and the effect on results of operations is expected to be material; however the cost of compliance with the Order cannot be reasonably estimated at this time.

The Bank intends to take actions required by the Order to remediate the identified weaknesses by forming a Board Compliance Committee that will direct and monitor the completion of the specific requirements of Order by use of internal resources and the retention of qualified vendors and consultants.

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