Form 10-K, Exhibit 13
period 2005-12-31
FULTON BANCSHARES CORP
filed 2006-03-22
CIK 850626

Exhibit 13

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2
CONSOLIDATED FINANCIAL STATEMENTS
Balance sheets	3
Statements of income	4
Statements of changes in stockholders’ equity	5
Statements of cash flows	6-7
Notes to consolidated financial statements	8-30
ACCOMPANYING FINANCIAL INFORMATION
Selected five year financial data	31
Summary of quarterly financial data	32
Distribution of assets, liabilities and stockholders’ equity, interest rates and interest differential	33
Changes in net interest income	34
Management’s discussion and analysis of consolidated financial condition and results of operations	35-51
Stock market analysis and dividends	51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Fulton Bancshares Corporation
McConnellsburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/S/ Smith Elliott Kearns & Company, LLC
Smith Elliott Kearns & Company, LLC
Chambersburg, Pennsylvania
February 16, 2006

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$4,225,655	$12,808,875
Interest bearing deposits in other banks	665,164	55,079
Federal funds sold	7,850,000	3,500,000
Cash and cash equivalents	12,740,819	16,363,954
Investment securities available for sale	34,791,977	18,985,202
Federal Reserve, Atlantic Central Bankers Bank
and Federal Home Loan Bank stocks	988,250	1,207,150
Loans, net of reserve for loan losses
2005—$1,354,090; 2004—$1,821,164	78,425,613	92,648,992
Premises and equipment	3,509,192	3,596,316
Cash surrender value of life insurance	5,609,639	5,429,963
Accrued interest receivable	626,704	659,723
Real estate owned other than premises	670,850	1,534,000
Other assets	1,768,065	1,331,608
Total assets	$139,131,109	$141,756,908
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest bearing	$18,365,151	$16,524,406
Interest bearing	89,120,642	93,096,879
	107,485,793	109,621,285
Other borrowed funds	15,000,000	15,000,000
Accrued interest payable	269,707	243,221
Other liabilities	1,473,834	1,374,307
Total liabilities	124,229,334	126,238,813
Stockholders’ Equity
Common stock: par value $.625 per share; 4,000,000 shares
authorized; 495,000 shares issued 492,790 shares outstanding	309,375	309,375
Additional paid-in capital	2,051,337	2,051,337
Retained earnings	12,938,141	13,226,245
Accumulated other comprehensive income (loss)	(307,867)	20,349
Treasury stock; at cost—2,210 shares	(89,211)	(89,211)
	14,901,775	15,518,095
Total liabilities and stockholders’ equity	$139,131,109	$141,756,908

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Interest Income
Interest and fees on loans	$5,738,951	$6,350,516	$6,913,532
Interest and dividends on investment securities:
Other U.S. Government agencies	299,977	278,873	352,657
Mortgage-backed s ecurities	586,586	91,624	126,030
Obligations of state and political subdivisions—tax exempt	207,375	207,462	75,232
FNMA and FHLMC preferred stock	0	585,207	820,877
Other interest and dividends	36,761	27,629	77,127
Interest on federal funds sold	254,063	13,160	0
Total interest income	7,123,713	7,554,471	8,365,455
Interest Expense
Interest on deposits	1,998,927	1,972,493	2,132,148
Interest on federal funds purchased	0	636	726
Interest on other borrowed money	901,109	917,822	1,042,110
Total interest expense	2,900,036	2,890,951	3,174,984
Net interest income before provision for loan losses	4,223,677	4,663,520	5,190,471
Provision for Loan Losses	316,667	260,841	1,265,000
Net interest income after provision for loan losses	3,907,010	4,402,679	3,925,471
Other Income (Loss)
Service charges on deposit accounts	166,881	172,526	217,159
Other service charges and fees	179,961	155,616	221,896
Earnings—Cash surrender value of life insurance	225,016	243,188	258,209
Trust services	2,807	6,366	19,453
Gain (loss) on sale of investment securities	0	(1,264,993)	86,472
Gain on sale of OREO property	19,263	5,481	0
Gain on sale of premises and equipment	9,347	0	0
Gain on sale of loans	0	12,952	24,012
Other income	9,556	13,299	9,515
Total other income (loss)	612,831	(655,565)	836,716
Other Expenses
Salaries , fees and employee benefits	1,968,058	1,682,754	1,707,844
Net occupancy expense of bank premises and furniture and equipment expense	837,025	806,466	833,377
Professional and loan-related fees	850,445	358,548	184,447
Data processing	311,627	289,143	259,915
FDIC insurance premiums	194,064	32,751	17,515
Other expenses	1,006,225	1,049,394	1,001,919
Total other expenses	5,167,444	4,219,056	4,005,017
Income (loss) before income taxes	(647,603)	(471,942)	757,170
Applicable income tax (benefit)	(359,499)	(7,110)	(9,977)
Net income (loss)	$(288,104)	$(464,832)	$767,147
Earnings (loss) per common share	$(0.58)	$(0.94)	$1.56

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended December 31, 2005, 2004, and 2003

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2002	$309,375	$2,051,294	$13,958,805	$426,299	$(88,114)	$16,657,659
Comprehensive income:
Net income			767,147			767,147

Change in unrealized (loss) on investment securities available for sale, net of tax of $185,338				(803,942)		(803,942)
Total comprehensive income (loss)						(36,795)
Issuance of treasury stock (5 shares)		43			202	245
Cash dividends ($1.05 per share)			(517,450)			(517,450)
Balance, December 31, 2003	309,375	2,051,337	14,208,502	(377,643)	(87,912)	16,103,659
Comprehensive income:
Net loss			(464,832)			(464,832)
Change in unrealized gain on investment securities available for sale, net of tax of $23,786				397,992		397,992
Total comprehensive income (loss)						(66,840)
Purchase of treasury stock (25 shares)		0			(1,299)	(1,299)
Cash dividends ($1.05 per share)			(517,425)			(517,425)
Balance, December 31, 2004	309,375	2,051,337	13,226,245	20,349	(89,211)	15,518,095
Comprehensive income:
Net loss			(288,104)			(288,104)
Change in unrealized (loss) on investment securities available for sale, net of tax of $169,081				(328,216)		(328,216)
Total comprehensive income (loss)						(616,320)
Cash dividends						0
Balance, December 31, 2005	$309,375	$2,051,337	$12,938,141	($307,867)	($89,211)	$14,901,775

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Cash flows from operating activities
Net income (loss)	$(288,104)	$(464,832)	$767,147
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Compensation via treasury stock issued	0	0	245
Depreciation and amortization	350,171	369,695	385,655
Investment amortization	7,701	23,468	90,548
Provision for loan losses	316,667	260,841	1,265,000
Deferred income taxes	(183,290)	11,811	(378,030)
Increase in CSV- life insurance	(179,676)	(200,037)	(219,131)
Loss (gain) on sale of investment securities	0	1,264,993	(86,472)
(Gain) on sale of premises and equipment	(9,347)	0	0
(Gain) on sale of OREO property	(19,263)	(5,481)	0
(Gain) on sale of student loans	0	(12,952)	(24,012)
(Increase)decrease in other assets	(84,092)	70,177	18,048
Decrease in accrued interest receivable	33,019	1,372	282,447
Increase (decrease) in accrued interest payable	26,486	(11,378)	(59,125)
Increase in other liabilities	99,527	115,751	227,194
Net cash provided by operating activities	69,799	1,423,428	2,269,514
Cash flows from investing activities
Sales of inves tment securities available for sale	0	10,939,235	6,299,942
Maturities of investment securities available for sale	11,426,380	5,374,058	20,568,343
Purchases of investment securities available for sale	(27,738,154)	(6,532,381)	(19,867,112)
Net decreas e in loans	13,906,716	6,269,788	2,716,329
Purchases of property and equipment	(279,191)	(206,504)	(206,891)
Purchases of FRB, ACBB and FHLB stock	(73,500)	(507,000)	(295,500)
Redemptions of FRB, ACBB and FHLB stock	292,400	700,700	666,600
Purchases of officers’ life insurance	0	0	(353,000)
Proceeds from sale of OREO property	882,413	211,680	0
Proceeds from sale of fixed assets	25,494	0	0
Proceeds from sale of student loans	0	688,177	1,683,784
Net cash provided (used) by investing activities	(1,557,442)	16,937,753	11,212,495
Cash flows from financing activities
Net (decrease) in deposits	(2,135,492)	(1,506,205)	(1,900,547)
Dividends paid	0	(517,425)	(517,450)
Purchase of treasury stock	0	(1,299)	0
Net (decrease) in line-of-credit borrowings	0	(3,825,000)	(12,425,000)
Net cash (used) by financing activities	(2,135,492)	(5,849,929)	(14,842,997)
Net increase (decrease) in cash and cash equivalents	(3,623,135)	12,511,252	(1,360,988)
Cash and cash equivalents at beginning of year	16,363,954	3,852,702	5,213,690
Cash and cash equivalents at end of year	$12,740,819	$16,363,954	$3,852,702

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEM ENTS OF CASH FLOWS (Continued)
Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,873,550	$2,902,329	$3,324,108
Income taxes	$0	$0	$424,500
Supplemental disclosure of cash flow information:
Unrealized holding gain (loss), net of tax	$(328,216)	$397,992	$(803,942)
Treasury stock issued as compensation	$0	$0	$245
Other real estate acquired in settlement of loans	$0	$1,534,000	$206,199

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

•       Fulton County Community Development Corporation was formed on June 7, 1996 to support efforts of the local downtown business revitalization project by making low interest loans to eligible small businesses for the purpose of facade improvement. Future projects may include small business marketing, new business creation, small business education, and housing for low-to-moderate income individuals.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for losses on loans and foreclosed real estate and may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Note 1.   Significant Accounting Policies (Continued)

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

The Corporation has classified all of its investment securities as “available for sale” at December 31, 2005 and 2004, and during the years then ended.

Loans and Reserve for Possible Loan Losses

Loans are stated at the amount of unpaid principal, reduced by a reserve for loan losses and increased or decreased by net deferred loan origination fees and costs. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The reserve for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely, or at the direction of regulators. Subsequent recoveries, if any, are credited to the reserve. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations are performed regularly and take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrowers’ ability to pay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The reserve consists of specific and general loss components. The specific loss component relates to loans that are classified as doubtful or substandard. For loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

Nonaccrual/Impaired Loans

The accrual of interest income on loans, including impaired loans, ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of

Note 1.   Significant Accounting Policies (Continued)

placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the ultimate collectibility of principal.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Consumer loans, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment.

Loans Held for Sale

Loans originated and held for sale in the secondary market or to other parties are carried at the lower of cost or estimated fair value in the aggregate. Net realized losses, if any, are recognized through a valuation allowance by charges to income.

From time to time, the Corporation originates loans with the intent to sell them in the secondary market. These loans are typically sold concurrent with the closing of the loan. In 2005, 2004 and 2003 the Corporation originated and sold 0, 4 and 30 loans, respectively, to FHLB in the secondary market. There were no loans held for sale in the secondary market at December 31, 2005, 2004, or 2003.

The Corporation sold a portion of its PHEAA loans in 2003, and sold the remainder of its PHEAA loans in 2004. However, there were no PHEAA loans held for sale at December 31, 2003.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated primarily using the straight-line method over the estimated useful lives of the various assets as follows:

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

Note 1.   Significant Accounting Policies (Continued)

Earnings per Share

Earnings per common share were computed based on weighted averages of shares of common stock outstanding as follows:

Year	Shares
2005	492,790
2004	492,799
2003	492,810

Federal Income Taxes

As a result of certain timing differences between financial statement and federal income tax reporting, including depreciation, loan losses, nonaccrual interest, contributions, and deferred compensation, deferred income taxes are provided in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. See Note 9 for further details.

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

Federal Reserve, Atlantic Central Bankers Bank, and Federal Home Loan Bank Stocks.   The carrying amount for these stocks approximates their fair value since they are not actively traded and have no readily determinable market value.

Loans.   For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using

Note 1.   Significant Accounting Policies (Continued)

discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Cash surrender value of life insurance.   The carrying amounts of cash surrender value of life insurance approximate their fair values.

Deposits.   The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit and IRA’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

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

Off-Balance Sheet Instruments.   The Corporation generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

Advertising

The Corporation expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2005, 2004, and 2003, were $49,724; $93,633; and $ 93,876, respectively.

Note 1.        Significant Accounting Policies (Continued)

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

The components of the change in net unrealized gains (losses) on securities were as follows:

	2005	2004	2003
Gross unrealized holding gains (losses) arising during the year	($497,297)	($843,215)	($902,808)
Reclassification adjustment for (gains) losses realized in net income	0	1,264,993	(86,472)
Net unrealized holding gains (losses) before taxes	(497,297)	421,778	(989,280)
Tax effect	169,081	(23,786)	185,338
Net change	($328,216)	$397,992	($803,942)

Note 2.        Investments

The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		2005
Obligations of U.S. Government corporations and agencies	$13,937,757	$0	$172,892	$13,764,865
Obligations of states and political subdivisions	5,393,856	26,138	29,489	5,390,505
Mortgage-backed securities	15,867,764	14,126	318,428	15,563,462
Other stock	59,064	14,500	420	73,144
	$35,258,441	$54,765	$521,229	$34,791,977

		2004
Obligations of U.S. Government corporations and agencies	$8,234,049	$4,647	$43,334	$8,195,362
Obligations of states and political subdivisions	5,394,721	65,929	5,804	5,454,846
Mortgage-backed securities	5,266,536	18,967	4,531	5,280,972
Other stock	59,064	0	5,042	54,022
	$18,954,370	$89,543	$58,711	$18,985,202

Note 2.   Investments (Continued)

The amortized cost and fair value of investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in one year or less	$3,000,000	$2,970,463
Due after one year through five years	9,784,811	9,642,664
Due after five years through ten years	5,921,802	5,914,506
Due after ten years	625,000	627,738
Mortgage-backed securities	15,867,764	15,563,462
Other stocks	59,064	73,144
	$35,258,441	$34,791,977

Proceeds from the maturities of investment securities during 2005 were $ 11,426,380, resulting in no gains or losses. Included in stockholders’ equity at December 31, 2005 is $ 307,867 of unrealized holding losses on securities available for sale, net of $ 158,598 in deferred taxes.

Proceeds from sales of securities available for sale during 2004 were $ 10,939,235. Gross gains and losses on those sales were $ 10,382 and $ 1,275,375, respectively. Proceeds from maturities of investment securities during 2004 were $ 5,374,058, resulting in no gains or losses. Included in stockholders’ equity at December 31, 2004 is $20,349 of unrealized holding gains on securities available for sale, net of $ 10,483 in deferred taxes.

Proceeds from sales of securities available for sale during 2003 were $6,299,942. Gross gains and losses on those sales were $151,028 and $64,556, respectively. Proceeds from maturities of investment securities during 2003 were $20,568,343, resulting in no gains or losses. Included in stockholders’ equity at December 31, 2003 is $377,643 of unrealized holding losses on securities available for sale, net of $34,270 in deferred taxes.

Note 2.   Investments (Continued)

Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months:		2005 Over Twelve Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government corporations and agencies	$25,967	$5,672,952	$146,925	$8,091,913	172,892	$13,764,865
Obligations of states and political subdivisions	11,955	1,635,500	17,534	1,238,349	29,489	2,873,849
Mortgage-backed securities	284,297	10,533,823	34,131	1,366,463	318,428	11,900,286
Other stock	0	0	420	1,644	420	1,644
	$322,219	$17,842,275	$199,010	10,698,369	$521,229	$28,540,644

	Less Than Twelve Months:		2004 Over Twelve Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government corporations and agencies	$36,469	$6,460,463	$6,865	$986,100	$43,334	$7,446,563
Obligations of states and political subdivisions	0	0	5,804	1,251,033	5,804	1,251,033
Mortgage-backed securities	4,334	1,681,583	197	46,512	4,531	1,728,095
Other stock	42	2,023	5,000	52,000	5,042	54,023
	$40,845	$8,144,069	$17,866	$2,335,645	$58,711	$10,479,714

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and (3) the intent and ability of the Corporation to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, 13 obligations of U.S. Government corporations and agencies, 5 obligations of states and political subdivisions, 19 mortgage-backed securities and 1 other stock had unrealized losses. At December 31, 2005, no debt security had unrealized losses with depreciation of 5% or more of the Corporation’s amortized cost. At December 31, 2005, one marketable equity security, with a cost basis of $2,064 had an unrealized loss of $420, exceeding 20% of the Corporation’s cost basis. This unrealized loss existed for more than 12 months. It is a thinly traded stock of a local financial institution.

Note 2.   Investments (Continued)

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

The Corporation is required to maintain minimum investments in certain stocks, which are recorded at cost since they are not actively traded and therefore, have no readily determinable market value. Consequently, the Corporation owns the following equity securities at December 31:

	2005	2004
Federal Home Loan Bank	$907,400	$1,126,300
Atlantic Central Bankers Bank	10,000	10,000
Federal Reserve Bank	70,850	70,850
	$988,250	$1,207,150

Securities with a cost basis of $ 10,588,673 (fair value of $ 10,426,881) and $ 8,234,049 (fair value of $ 8,195,363) at December 31, 2005 and 2004, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Note 3.        Loans

Loans consist of the following at December 31 (in thousands):

	2005	2004
Real estate loans
Secured by farmland	$10,924	$12,754
Secured by 1-4 family residential	38,101	45,545
Secured by multifamily (5 or more) residential properties	417	563
Secured by nonfarm nonresidential	14,873	16,999
Loans to finance agricultural production:
Loans to farmers	5,018	5,715
Commercial and industrial loans	7,284	9,816
Loans to individuals for household, family and other personal expenditures	2,213	2,524
Obligations of state and political subdivisions in the U.S.	873	523
All other loans	77	31
	79,780	94,470
Less: reserve for loan losses	(1,354)	(1,821)
	$78,426	$92,649

Note 3.   Loans (Continued)

Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as follows at December 31 (in thousands):

	90 Days or More Past Due			Nonaccrual Status
	2005	2004	2003	2005	2004	2003
Loans secured by real estate	$207	$41	$0	$915	$699	$3,314
Personal loans	0	7	0	30	0	74
Commercial and other loans	123	0	0	649	1,030	771
Total	$330	$48	$0	$1,594	$1,729	$4,159

Foregone revenue on nonaccrual loans was as follows (in thousands):

	2005	2004	2003
Interest income that would have been accrued at original loan rates	$180	$260	$147
Amount recognized as interest income	124	178	3
Foregone revenue	$56	$82	$144

At December 31, 2005, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $2,457,000. The average recorded investment in impaired loans amounted to approximately $ 2,157,000 for the year ended December 31, 2005. The allowance for loan losses related to impaired loans amounted to approximately $ 176,896 at December 31, 2005. Interest income on impaired loans of $ 59,289 was recognized for cash payments received in 2005. The Bank has no commitments at December 31, 2005 to loan additional funds to borrowers whose loans have been modified.

At December 31, 2004, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $ 1,857,000. The average recorded investment in impaired loans amounted to approximately $ 1,299,000 for the year ended December 31, 2004. The allowance for loan losses related to impaired loans amounted to approximately $ 925,000 at December 31, 2004. Interest income on impaired loans of $ 6,815 was recognized for cash payments received in 2004. The Bank has no commitments at December 31, 2004 to loan additional funds to borrowers whose loans have been modified.

At December 31, 2003, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $ 740,000. The average recorded investment in impaired loans amounted to approximately $ 1,064,000 for the year ended December 31, 2003. The allowance for loan losses related to impaired loans amounted to approximately $ 250,000 at December 31, 2003. Interest income on impaired loans of $ 1,043 was recognized for cash payments received in 2003. The Bank has no commitments at December 31, 2003to loan additional funds to borrowers whose loans have been modified.

During 2004 and 2003, the Corporation sold its student loan portfolio. Proceeds from the sale of these loans were $ 688,177 and $ 1,683,784, which resulted in gains of $ 12,952 and $ 24,012 for the years ended December 31, 2004 and 2003, respectively.

The Corporation has sold certain mortgage loans to the Federal Home Loan Bank (FHLB), but the Corporation continues to service these loans for FHLB. The outstanding balance of these loans was $ 2,518,510 and $ 2,737,322 at December 31, 2005 and 2004, respectively.

Note 4.        Reserve for Loan Losses

Activity in the reserve for loan losses is summarized as follows:

	2005	2004	2003
Balance at beginning of period	$1,821,164	$1,899,643	$1,030,713
Recoveries	10,655	24,135	15,036
Current year provision charged to income	316,667	260,841	1,265,000
Total	2,148,486	2,184,619	2,310,749
Losses	794,396	363,455	411,106
Balance at end of period	$1,354,090	$1,821,164	$1,899,643

Note 5.        Loans to Related Parties

The Corporation has granted loans to its officers and directors and to their associates. Corporate policy requires that related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 4,533,652 and $ 3,944,179 at December 31, 2005 and 2004, respectively. During 2005, $ 2,483,178 of new loans were made, repayments totaled $ 1,758,424, and changes in officer status resulted in a $ 135,281 reduction in officer loan balances.  During 2004, $ 3,260,392 of new loans were made and repayments totaled $ 2,954,761.

Outstanding loans to employees totaled $ 758,872 and $ 754,733 at December 31, 2005 and 2004, respectively.

Note 6. Premises and Equipment

A summary of premises and equipment is as follows:

		Accumulated	Depreciated
	Cost	Depreciation	Cost
		2005
Premises and improvements (including land $500,207)	$3,833,345	$1,046,551	$2,786,793
Equipment, furniture and fixtures	3,551,121	2,910,360	640,761
Vehicles	98,296	76,314	21,983
Deposits on equipment	59,655	0	59,655
	$7,542,417	$4,033,225	$3,509,192
		2004
Premises and improvements (including land $500,207)	$3,837,739	$957,744	$2,879,995
Equipment, furniture and fixtures	3,320,314	2,670,863	649,451
Vehicles	98,296	55,333	42,963
Deposits on equipment	23,907	0	23,907
	$7,280,256	$3,683,940	$3,596,316

Depreciation and amortization expense on property and equipment and other real estate owned amounted to $ 350,171; $ 369,695; and $ 385,655, for the years end December 31, 2005, 2004, and 2003, respectively.

During 2005, the Corporation entered into an agreement to purchase computer software and hardware. The total contract amount is $ 84,855, of which $ 59,655 had been paid at December 31, 2005.

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

	Contract or Notional
	Amount
	2005	2004
Financial Instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$10,174,000	$11,142,000
Standby letters of credit and financial guarantees written	21,000	171,000

Note 7. Financial Instruments With Off-Balance-Sheet Risk/Commitments (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

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

Note 8. Retirement Plan

The Corporation maintains a 401-K profit-sharing plan covering substantially all full-time employees. The plan allows contributions of up to 15% of eligible compensation by employees. Additional Corporation contributions can be made at the discretion of the board of directors. The Corporation’s contributions made to the plan were $ 25,849; $ 85,168; and $ 110,100, for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 9. Federal Income Taxes

The components of federal income tax expense are summarized as follows:

	2005	2004	2003
Current year provision	$(176,209)	$(20,967)	$305,342
Deferred income taxes (benefits)	(183,290)	11,811	(378,030)
Income tax effect of securities transactions	0	2,046	62,711
Applicable income taxes (benefits)	$(359,499)	$(7,110)	$(9,977)

Taxable losses were incurred in 2005 and 2004, which were carried back to prior years to generate refunds of $ 176,209 and $ 20,967, respectively.

Federal income taxes were computed after reducing pretax accounting income for nontaxable interest and dividend income in the amount of $ 235,522, $ 646,060, and $ 670,932, for 2005, 2004, and 2003, respectively.

A reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	2005	2004	2003
Applicable federal income tax rate	(34.0)%	(34.0)%	34.0%
Changes resulting from:
Nontaxable investment income and other items, net of nondeductible expenses/losses	(21.5)%	32.5%	(35.3)%
Effective income tax rate	(55.5)%	(1.5)%	(1.3)%

Note 9. Federal Income Taxes (Continued)

Net deferred tax assets are included in other assets on the balance sheet as follows:

	2005	2004
Total deferred tax assets (net of allowance)	$1,305,744	$997,985
Total deferred tax liabilities	(186,718)	(231,330)
Net deferred tax asset	$1,119,026	$766,655

The Corporation has recorded a valuation allowance for the deferred tax assets related to realized and unrealized losses on FNMA and FHLMC preferred stocks as management believes it is not likely they will be ultimately realized through future offsetting capital gains.

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

At December 31, 2005, the Corporation also had a contribution carryover of $ 1,858 that could not be realized for tax purposes due to net losses in 2005. A valuation allowance was not established for this amount as management believes the benefit will ultimately be realized. This tax benefit can be carried forward for five years and will expire on December 31, 2010.

The tax effects of each type of significant item that give rise to deferred taxes are:

	2005	2004
Capital loss carryover	$432,144	$432,144
Net unrealized (gains) losses on securities available for sale	158,598	(10,483)
Deferred compensation	472,097	433,779
Allowance for loan losses	626,252	554,953
Depreciation	(186,718)	(220,847)
Foregone interest on non-accrua loans	46,939	9,253
Contribution carryover	1,858	0
Valuation allowance	(432,144)	(432,144)
Net deferred tax asset	$1,119,026	$766,655
Increase (decrease) in valuation allowance during year	$0	$247,817

Note 10. Leases

The Corporation is party to real estate leases with base monthly rental charges of $ 3,775. These charges are to be adjusted on specified dates and by agreed upon amounts or by the net change in the consumer price index. The leases expire on January 7, 2011 (as extended) and December 31, 2006, respectively. Each lease contains a provision for renewal under various terms at the Corporation’s option. In addition, the Corporation leases certain equipment on 54 month leases which expire on January 12, 2009 and April 8, 2010. Total rental expense charged to operations for the years ended December 31, 2005, 2004, and 2003 was $64,177; $66,458; and $ 68,131, respectively.

Note 10. Leases (Continued)

Based on the current monthly rent, future minimum rental payments for the next five years are as follows:

2006	$72,948
2007	72,948
2008	72,948
2009	62,883
2010	50,856

Note 11. Deposits

Included in interest bearing deposits at December 31 are NOW and Money Market Account balances totaling $ 17,958,548 and $ 18,304,499 at December 31, 2005 and 2004, respectively.

Time deposits of $ 100,000 and over aggregated $ 13,995,273 and $ 14,121,775 at December 31, 2005 and 2004, respectively. Interest expense on time deposits of $ 100,000 and over was $ 480,000; $ 468,000; and $ 504,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

The amount of time deposits maturing over the next 5 years as of December 31, 2005 is as follows:

2006	$28,820,272
2007	11,366,614
2008	9,251,035
2009	3,710,323
2010	891,137
$54,039,381

The Corporation accepts deposits of the officers and directors of the Corporation and its subsidiaries on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled approximately $ 3,681,032 and $ 3,441,064 at December 31, 2005 and 2004, respectively.

Overdrafts of $76,967 and $ 31,145 at December 31, 2005 and 2004, respectively, were reclassified as loans for financial reporting purposes.

Note 12.                                                  Fulton Bancshares Corporation (Parent Company Only) Financial Information

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company as of and for the years ended December 31:

Balance Sheets

	2005	2004
Assets
Cash	$21,729	$94,293
Investment in Fulton County National Bank and Trust Company	14,771,949	15,340,870
Investment in Fulton County Community Development Corporation	1,769	27,202
Securities available for sale	73,144	54,023
Deferred taxes and prepaid expenses	33,184	1,714
Total assets	$14,901,775	$15,518,102
Liabilities
Accounts payable	$0	$7
Total liabilities	0	7
Stockholders’ Equity
Common stock: par value $.625 per share; 4,000,000 shares authorized; 495,000 shares issued	309,375	309,375
Additional paid-in capital	2,051,337	2,051,337
Retained earnings	12,938,141	13,226,245
Accumulated other comprehensive income (loss)	(307,867)	20,349
Treasury stock; shares at cost—2,210 shares	(89,211)	(89,211)
Total stockholders’ equity	14,901,775	15,518,095
	$14,901,775	$15,518,102

Statements of Income

Years Ended December 31

	2005	2004	2003
Cash dividends from wholly-owned subsidiary	$25,000	$605,000	$575,000
Investment income	1,593	1,986	1,580
Gain on sale of investment securities	0	6,019	0
Equity in undistributed income (loss) of subsidiaries	(253,518)	(981,877)	241,264
Legal, printing, supplies, amortization and other expense	(92,454)	(95,960)	(50,697)
	(319,379)	(464,832)	767,147
Applicable income tax (benefit)	(31,275)	0	0
Net Income (loss)	$(288,104)	$(464,832)	$767,147

Note 12.                                                 Fulton Bancshares Corporation (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows

Years Ended December 31

	2005	2004	2003
Cash flows form operating activities:
Net Income (loss)	$(288,104)	$(464,832)	$767,147
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed (income) loss of subsidiary	253,518	981,877	(241,264)
Gain on sale of investment securities	0	(6,019)	0
Compensation-treasury stock issued	0	0	245
Increase (decrease) in accounts payable	(7)	(12)	7
Increase in prepaid expenses	(37,971)	0	0
Net cash provided (used) by operating activities	(72,564)	511,014	526,135
Cash flows from investing activities:
Sales of investment securities available for sale	0	78,954	0
Net cash provided by investing activities	0	78,954	0
Cash flows from financing activities
Dividends paid	0	(517,425)	(517,450)
Purchase of treasury stock	0	(1,299)	0
Net cash (used) by financing activities	0	(518,724)	(517,450)
Net increase in cash and cash equivalents	(72,564)	71,244	8,685
Cash and cash equivalents at beginning of year	94,293	23,049	14,364
Cash and cash equivalents at end of year	$21,729	$94,293	$23,049

Note 13.                                                  Compensating Balances

The Corporation is required to maintain certain compensating balances with its correspondent banks to cover processing costs and service charges. The balances with these correspondent banks may exceed federally insured limits, which management considers a normal business risk. Required compensating balances were $ 125,000 at December 31, 2005 and 2004.

Note 14.                                                  Regulatory Matters and Contingencies

On March 23, 2005, the Bank’s Board of Directors entered into a “Stipulation and Consent to the Issuance of a Consent Order” (the “Consent Order”) with the Office of the Comptroller of the Currency (OCC). The Consent Order includes 24 articles that commence by requiring the Bank to form a Compliance Committee and develop an action plan (“Plan”) to comply with the remaining articles. The Plan requires the development of a strategic plan, the appointment of certain management and officers and the commission of a management and board supervision study. The Plan also requires the development of a three-year profit plan and capital plan, the requirement to maintain certain capital ratios, improvement in interest rate risk management, a consultant study of compliance with Truth-In-Lending and RESPA, and a review of  the methodology of determining ALLL. The Plan further requires the Bank to engage and retain a qualified third-party loan review, to develop a criticized assets improvement program, to implement a loan portfolio management improvement program and to implement improved reporting and information systems for the loan portfolio. Further articles of the Plan

Note 14.                                                 Regulatory Matters and Contingencies (Continued)

require a qualified, independent consultant to assess compliance with the Bank Secrecy Act (“BSA”), Money Laundering Control Act, suspicious activities, and the rules and regulations of the Office of Foreign Assets and Control, the development of a BSA compliance program, a study of the audit function with emphasis on BSA compliance, and a written program on Suspicious Activity Reports. Other articles of the Plan require the development of a customer information security program, a disaster recovery plan, and a liquidity contingency plan. Finally, an article requires the Board to take all necessary steps to ensure that the Bank corrects each violation of law, rule or regulation cited in Reports of Examination. The remaining articles are administrative in nature.

Under the Consent Order, the Bank must obtain OCC approval before any executive officers or directors can be added to the Bank’s management. The payment of dividends has also been temporarily suspended without prior OCC approval.

Similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank. The Corporation is considered to be in “troubled” condition, as that term is defined in Regulation Y, 12 C.F.R.225.71(d). The designation was due to serious concerns in a Federal Reserve Inspection Report commenced January 31, 2005 and concluded February 17, 2005 and the Office of the Comptroller of the Currency (OCC) Report of Examination on the Corporation’s wholly-owned bank subsidiary commenced August 10, 2004 and received in the final form in February, 2005. The OCC, the Bank’s primary regulator, provided a letter of concern based on the preliminary findings of the Examination dated November 23, 2004. The concerns in the OCC Report of Examination were reflected in the Consent Order referenced above.

On May 9, 2005 the Board of Directors of the Corporation signed a Memorandum of Understanding (“MOU”) dated May 9, 2005 issued by Federal Reserve Bank (“Reserve Bank”). The principle elements of the MOU are as follows:  The Corporation may not issue dividends nor incur debt not in the ordinary course of business without approval of the Reserve Bank, the Corporation may not repurchase its own stock without approval of the Reserve Bank, the Corporation must appoint a compliance committee and conduct an assessment of the external audit firm’s ability to audit an organization, such as the Corporation, which is subject to the Sarbanes Oxley Act and the Corporation is required to ensure that its wholly owned subsidiary, The Fulton County National Bank & Trust Company, complies with the supervisory actions imposed by the Office of the Comptroller of the Currency.

The OCC has also informed the Bank of possible violations of laws and regulations with regard to the Bank Secrecy Act, the Truth-In-Lending Act, and the Real Estate Settlement Procedures Act which could result in future fines and penalties to the Bank and possible reimbursements. The amount of any future fines or reimbursements cannot be reasonably estimated at December 31, 2005.

Because compliance with the Order will require reallocation and increases in internal resources and the engagement of various vendors and consultants, the cost of compliance and the effect on results of operations is expected to be material; however the cost of compliance with the Order cannot be reasonably estimated at this time.

The Bank continues to take actions required by the Order to remediate the identified weaknesses through the Board Compliance Committee that directs and monitors the completion of the specific requirements of Order by use of internal resources and the retention of qualified vendors and consultants.

In addition, on March 4, 2005, the Bank terminated its President. The Boards of Directors of Fulton Bancshares Corporation and The Fulton County National Bank and Trust Company entered into a Settlement Agreement and General Release with its former President which became effective on June 15, 2005. The terms of the Settlement Agreement are summarized as follows.

Note 14.                                                 Regulatory Matters and Contingencies (Continued)

The former President’s termination on March 4, 2005 from employment as an officer or employee of the Bank remained in effect. The former President resigned as a member of the Boards of Directors and any other officer or employment position he held with the Corporation and the Bank, effective June 15, 2005. The former President acknowledged his March 4, 2005 separation from employment by the Corporation and the Bank and agreed that he will not challenge the legal validity of that separation. The former President agreed not to seek employment with the Corporation or the Bank.

The principal balances of a loan to the former President and two other loans in the aggregate approximate amount of $ 185,000 were paid to the Bank in full with interest and other charges as required by the applicable loan documents. In addition, the former President assigned Pittsburgh Steelers ticket licensing rights for six seats to the Bank.

The Bank agreed to no longer take the position under the Salary Continuation Agreement, known generically as a Supplemental Employee Retirement Plan, dated September 1, 1995 and subsequently amended (together, “SERP”) that the former President’s termination was for cause, thereby allowing the former President to apply to the OCC and the Federal Deposit Insurance Corporation (“FDIC”) for permission to obtain such part of his SERP as the regulators or the courts determine that the Bank must pay. If the SERP payments are not approved by the OCC and FDIC, and such regulatory disapproval is upheld by any subsequent judicial review, then the Bank agreed to pay the former President only one year of severance pay at his final annual salary, if authorized by the regulators to do so. The former President agreed to not challenge the legal validity of the Bank’s payment under the SERP of the amount determined by the regulators or a final valid court order. The Bank agreed to not file a civil action requesting the return by the former President of monies paid to him under the Bank’s 401(k) plan or the SERP.

The Directors as individuals and shareholders released the former President from liability related to his employment with the Corporation and the Bank. The former President released the Corporation, Bank, and Directors from any liability related to termination of his employment with the Corporation and the Bank.

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

Under the Order, the Bank is required to maintain higher minimum capital ratios than the normal industry minimums:  14% Tier I capital to risk-weighted assets and 10% Tier I capital to adjusted total assets.

At December 31 the Corporation’s actual ratios and required levels were as follows:

	Industry	Consent Order	Actual
	Requirements	Requirements	2005	2004
Leverage (total adjusted capital/total average assets)	4.0%	10.0%	10.9%	10.8%
Tier 1 (Tier 1 core capital/risk weighted assets)	4.0%	14.0%	18.1%	17.1%
Total capital (total capital plus allowance for loan losses/risk weighted assets)	8.0%		19.4%	18.4%

Note 14.                                                 Regulatory Matters and Contingencies (Continued)

As of December 31, 2005, the most recent notification form the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Note 15.                                                  Liabilities for Borrowed Money

At December 31, 2005 and 2004, the Corporation had an outstanding ten year, $ 15,000,000 loan with Federal Home Loan Bank of Pittsburgh. The interest rate can increase quarterly depending on market rates based on the 3 month LIBOR plus .1%, but any change is at the discretion of the FHLB. The rate is currently fixed at 5.93% at December 31, 2005 and 2004 and interest is payable monthly. The loan matures on July 12, 2010. There are significant penalties for prepayment. On March 29, 2005, the Corporation was notified by Federal Home Loan Bank that it will be required to identify and deliver specific assets as collateral equal to outstanding borrowings, plus accrued interest and any penalties for early payment. The amount of investments collateralizing the ten year borrowing is approximately $ 18,423,000, which exceeds the required collateral of $ 16,067,000 at December 31, 2005.

The Corporation has established credit at Federal Home Loan Bank (FHLB) of Pittsburgh. The Corporation may borrow up to approximately $ 54,577,000 from FHLB under the terms of certain commitment agreements, less any borrowings outstanding. The rates and terms of the commitments are flexible and are not fixed until the funds are withdrawn, but funds may not be borrowed for more than one year. The interest rate is variable and can change daily based on FHLB’s cost of funds. There were no borrowings from this line at December 31, 2005 and 2004. Eligible collateral for the borrowings consisted of certain investments and mortgages approximating $ 54,755,000 at December 31, 2005.

The Corporation also has established a line of credit for Fed Funds purchases with the Atlantic Central Bankers Bank. The Corporation may borrow up to $4,000,000 under the terms of the borrowing agreements. The terms of Fed Funds purchases are generally overnight and the rates can change daily. At December 31, 2005, the Corporation had no borrowings from this line.

Note 16.                                                  Real Estate Owned Other Than Premises

At December 31, 2005, real estate owned other than premises consisted of one property that the Corporation foreclosed on in 2004, which is carried at fair value less costs to sell of $ 670,850. Net proceeds from sales of other real estate owned in 2005 were $ 882,413, which resulted in a net gain of $ 19,263, after writing down the fair value of the remaining property by $ 50,000.

At December 31, 2004, real estate owned other than premises consisted of four related properties that the Corporation foreclosed on in 2004, which were carried at a fair value of $ 1,534,000. Net proceeds from sales of other real estate owned in 2004 were $ 211,680, which resulted in a gain of $ 5,481.

Note 17. Fair Value of Financial Instruments

The estimated fair values of the Corporation’s financial instruments were as follows at December 31, 2005 and 2004:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(000 Omitted)
FINANCIAL ASSETS
Cash and cash equivalents	$4,256	$4,256	$16,364	$16,364
Securities available for sale	34,792	34,792	18,985	18,985
Federal Reserve, Atlantic Central Bankers Bank, and Federal Home Loan Bank stocks	988	988	1,207	1,207
Loans receivable (net)	78,426	80,668	92,649	93,409
Cash surrender value of life insurance	5,610	5,610	5,430	5,430
Accrued interest receivable	627	627	660	660
FINANCIAL LIABILITIES
Time certificates	55,684	54,969	56,860	56,610
Other deposits	51,802	51,802	52,761	52,761
Accrued interest payable	270	270	243	243
Other borrowed funds	15,000	15,702	15,000	16,463

Note 18. Deferred Compensation and Other Benefit Programs

The Bank has adopted several benefit programs, some of which result in the deferral of payments for services rendered:

(1)         The Supplemental Executive Retirement Plan—This Plan is funded by single premium life insurance on certain Corporation executives, with the Corporation as beneficiary. Actual payments to the executives will not begin until their retirement, except in the case of a change of control.

(2)         The Director Emeritus Program—This plan, funded by life insurance, will allow the Corporation to reward its directors for longevity of service to the Board. Directors who qualified were eligible at age 75 to receive $ 4,000 annually for up to 10 years under this program. No additional directors will be added to the Director Emeritus program.

(3)         The Director Deferred Compensation Plan—This plan, also funded by life insurance, allows directors to defer up to 100% of directors fees annually. The amounts deferred will be paid out over a period of up to 10 years beginning when the director reaches the age of 75.

(4)         The Officer Supplemental Life Insurance Plan provides for officer life insurance coverage to named third parties of generally double their current salary level, and is also funded by single premium life insurance.

Note 18. Deferred Compensation and Other Benefit Programs (Continued)

As a result of these plans, the following items are recognized in the financial statements:

	2005	2004	2003
Asset
Cash surrender value of life insurance	$5,609,639	$5,429,963	$5,229,926
Liabilities
Supplemental executive retirement plan	884,598	860,524	798,930
Deferred directors fees liability	503,921	415,296	328,592
Income
Earnings on cash surrender value of life insurance	225,016	243,188	258,209
Expenses
Life insurance expense	45,341	39,553	39,078
Supplemental executive retirement expense	24,074	61,594	145,145
Deferred directors fees	89,012	87,166	63,711
Director emeritus fees	12,000	12,000	12,000
Payments made to retired director	1,685	1,685	1,685

Note 19. Concentrations of Credit Risk

The Corporation grants agribusiness, commercial and residential loans to customers primarily in Fulton County, Pennsylvania and adjoining counties in Pennsylvania and Maryland. Although the Corporation has a diversified loan portfolio, a significant portion of its customers’ ability to honor their contracts is dependent upon the agribusiness economic sector at December 31, 2005 (approximately 20% of the loan portfolio and 107% of stockholders’ equity).

Management evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

The Corporation maintains deposit balances at correspondent banks, which provide check collection and item processing services to the corporation. At times, the balances with these correspondent banks may exceed federally insured limits, which management considers a normal business risk.

Note 20. Subsequent Events

On January 23, 2006, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Franklin Financial Services Corporation (“Franklin”) pursuant to which the Corporation will merge with and into Franklin (the “Merger”) with Franklin being the surviving corporation in the Merger. In connection with the Merger, the Corporation will also cause its wholly-owned subsidiary, the Bank, to merge with and into Franklin’s wholly-owned subsidiary, Farmers and Merchants Trust Company of Chambersburg (“F&M Trust”), (the “Bank Merger”) with F&M Trust being the surviving bank in the Bank Merger. Under the terms of the Merger Agreement, shareholders of the Corporation will have the right to elect to receive, for each share of the Corporation’s common stock they own: (1) 1.864 shares of validly issued, fully paid and nonassessable shares of Franklin’s common stock, or (2) $ 48.00 in cash. Each shareholder of the Corporation will be entitled to elect all cash, all Franklin common stock or a mix of cash and Franklin common stock for their shares of the Corporation’s common stock. Shareholder elections, however, will be subject to allocation procedures designed to ensure that the aggregate number of shares of Franklin common stock to be issued and the aggregate amount of cash to be paid shall not exceed 492,790 shares and $ 10,964,577 in cash. Consummation of the Merger is subject to

Note 20. Subsequent Events (Continued)

certain customary terms and conditions, including, but not limited to, receipt of various regulatory approvals and approval by the Corporation’s shareholders.

On January 24, 2006, the Corporation filed the Merger Agreement on a Form 8-K with the Securities and Exchange Commission. Franklin will file a Registration Statement on Form S-4 with the Securities and Exchange Commission addressing the proposed Merger and issuance of Franklin Common Stock in the Merger, which may be subsequently amended and which includes the Corporation’s proxy statement to be used for its annual meeting of shareholders to consider and vote on adoption of the Merger Agreement.

Under the Merger Agreement, the Corporation agreed to take all reasonable efforts to close the Breezewood branch office, located at 200 South Breezewood Road, Breezewood, Pennsylvania  15536 as soon as practicable after the date of the Merger Agreement in accordance with all applicable regulatory requirements.

Notices of the closing of the branch office were sent to customers on February 24, 2006. The anticipated closing date is June 3, 2006.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
SELECTED FIVE-YEAR FINANCIAL DATA

	2005	2004	2003	2002	2001
Income Statement (000 omitted)
Interest income	$7,124	$7,555	$8,365	$9,449	$10,105
Interest expense	2,900	2,891	3,175	4,271	5,432
Provision for loan losses	317	261	1,265	255	15
Net interest income after provision for loan losses	3,907	4,403	3,925	4,923	4,658
Securities gains (losses)	0	(1,265)	86	1	57
Other operating income	613	609	751	640	582
Other operating expense	5,167	4,219	4,005	3,774	3,450
Income (loss before income taxes (benefit)	(647)	(472)	757	1,790	1,847
Applicable income tax (benefit)	(359)	(7)	(10)	335	415
Net income (loss)	$(288)	$(465)	$767	$1,455	$1,432
Per share amounts based on weighted averages shares outstanding	492,790	492,799	492,810	492,772	492,747
Income (loss) before income taxes (benefit)	$(1.31)	$(0.96)	$1.54	$3.63	$3.75
Income taxes (benefit)	(0.73)	(0.01)	(0.02)	0.68	0.84
Net Income (loss)	(0.58)	(0.94)	1.56	2.95	2.91
Cash dividend paid	0.00	1.05	1.05	1.02	0.95
Book value	30.24	31.49	32.68	33.80	30.88
Year-End Balance Sheet (000 omitted)
Total assets	$139,131	$141,757	$147,569	$162,492	$150,828
Loans	79,780	94,470	103,288	108,267	104,501
Reserve for loan losses	(1,354)	(1,821)	(1,889)	(1,031)	(845)
Net loans	78,426	92,649	101,389	107,236	103,656
Total investment securities	34,792	20,192	31,081	39,447	31,899
Deposits-noninterest bearing	18,365	16,524	13,927	16,156	13,486
Deposits-interest bearing	89,121	93,097	97,200	96,870	103,552
Total deposits	107,486	109,621	111,127	113,025	117,038
Liabilities for borrowed money	15,000	15,000	18,825	31,250	17,325
Total stockholders’ equity	14,902	15,518	16,104	16,658	15,217
Ratios
Average equity/average assets	10.73%	11.23%	11.05%	10.19%	10.17%
Return on average equity	(1.94)%	(2.85)%	4.52%	9.18%	9.76%
Return on average assets	(0.21)%	(0.32)%	0.50%	0.94%	0.99%

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
 SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 are as follows:

	2005 Quarter Ended				2004 Quarter Ended
(000 omitted except per share)	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31
Interest income(1)	$1,783	$1,779	$1,793	1,769	$1,915	$1,877	$1,879	$1,884
Interest expense	696	711	735	758	734	730	717	710
Net interest income	1,087	1,068	1,058	1,011	1,181	1,147	1,162	1,174
Provision for loan losses	70	17	80	150	0	261	0	0
Net interest income after provision for loan losses	1,017	1,051	978	861	1,181	886	1,162	1,174
Securities gains (losses)	0	0	0	0	4	6	0	(1,275)
Other income	181	154	150	128	159	163	134	153
Other expenses	1,144	1,375	1,300	1,348	1,014	(1,089	1,004	1,112
Operating income before income taxes	54	(170)	(172)	(359)	330	(34)	292	(1,060)
Applicable income taxes	(17)	(95)	(73)	(174)	48	(7)	((13)	(35)
Net income	$71	$(75)	$(99)	(185)	$282	$(27)	$305	$(1,025)
Net income applicable to common stock
Per share data:
Net income	$0.14	$(0.15)	$(0.20)	$(0.37)	$0.57	$(0.05)	$0.62	$(2.08)

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS’ EQUITY
INTEREST RATES AND INTEREST DIFFERENTIAL
Years Ended December 31,

(000 omitted)	2005			2004			2003
	Average			Average			Average
ASSETS	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Investment securities:
Taxable interest income	$22,972	$924	4.0%	$25,479	$981	3.9%	$32,341	$1,377	4.3%
Nontaxable interest income	5,394	207	3.8%	5,395	207	3.8%	1,657	75	4.5%
Total investment securities	28,366	1,131	4.0%	30,874	1,189	3.9%	33,998	1,452	4.3%
Loans (net of unearned discounts)	87,210	5,739	6.6%	99,808	6,351	6.4%	107,140	6,913	6.5%
Other short-term investments	8,224	254	3.1%	1,129	15	1.3%	0	0	0.0%
Total interest earning assets	123,800	7,124	5.8%	131,811	7,554	5.7%	141,138	8,365	5.9%
Allowance for loan losses	(1,877)			(1,700)			(1,159)
Cash and due from banks	3,892			4,122			3,748
Bank premises and equipment	3,564			3,694			3,869
Other assets	9,315			7,363			6,025
Total assets	$138,694			$145,290			$153,621
LIABILITIES AND STOCHOLDERS’ EQUITY
Interest bearing demand deposits	13,050	55	0.4%	13,202	71	0.5%	11,925	76	0.6%
Savings deposits	21,932	150	0.7%	24,188	169	0.7%	22,579	198	0.9%
Time deposits	55,452	1,794	3.2%	58,816	1,732	2.9%	61,069	1,858	3.0%
Borrowings	15,002	901	6.0%	16,202	918	5.7%	25,290	1,043	4.1%
Total interest bearing liabilities	105,436	2,900	2.8%	112,408	2,891	2.6%	120,863	3,175	2.6%
Demand deposits	16,686			15,081			14,966
Other liabilities	1,690			1,573			821
Total liabilities	123,812			129,062			136,650
Stockholders’ equity	14,882			16,329			16,971
Total liabiliites and stockholders’ equity	$138,694			$145,391			$153,621
Net interest income/net yield on average earning assets		$4,224	3.4%		$4,664	3.5%		$5,190	3.7%

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES
CHANGES IN NET INTEREST INCOME

	2005 Versus 2004			2004 Versus 2003
	Increase (Decrease)			Increase (Decrease)
	Due to Change in			Due to Change in
	Average	Average	Total Increase	Average	Average	Total Increase
(000) omitted)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
Interest Income
Loans (net of unearned discounts)	$(802)	$190	$(612)	$(469)	$(95)	$(563)
Taxable investment securities	(96)	39	(57)	(273)	(123)	(396)
Nontaxable investment securities	0	0	0	145	(13)	132
Other short-term investment	199	40	239	15	0	15
Total interest income	(699)	269	(430)	(581)	(230)	(811)
Interest Expense
Interest bearing demand	(1)	(15)	(16)	8	(12)	(5)
Savings deposits	(19)	0	(19)	13	(43)	(29)
Time deposits	(95)	157	62	(67)	(58)	(126)
Borrowings	(68)	51	(17)	(444)	319	(125)
Total interest expense	(183)	193	10	(498)	218	(284)
Net interest income			$(440)			$(527)

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

Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documentation that we incorporate by reference, could affect the future financial results of the Corporation and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

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

SUBSEQUENT EVENTS:

On January 23, 2006, the Corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Franklin Financial Services Corporation (“Franklin”) pursuant to which the Corporation will merge with and into Franklin (the “Merger”) with Franklin being the surviving corporation in the Merger. In connection with the Merger, the Corporation will also cause its wholly-owned subsidiary, the Bank, to merge with and into Franklin’s wholly-owned subsidiary, Farmers and Merchants Trust Company of Chambersburg (“F&M Trust”), (the “Bank Merger”) with F&M Trust being the surviving bank in the Bank Merger. Under the terms of the Merger Agreement,  shareholders of the Corporation will have the right to elect to receive, for each share of the Corporation’s common stock they own:  (1) 1.864 shares of validly issued, fully paid and nonassesable shares of Franklin’s common stock, or (2) $48.00 in cash. Each shareholder of the Corporation will be entitled to elect all cash, all Franklin common stock or a mix of cash and Franklin common stock for their shares of the Corporation’s common stock. Shareholder elections, however, will be subject to allocation procedures designed to ensure that the aggregate number of shares of Franklin common stock to be issued and the aggregate amount of cash to be paid shall not exceed 492,790 shares and $10,964,577 in cash. Consummation of the Merger is subject to certain customary terms and conditions, including but not limited to, receipt of various regulatory approvals and approval by the Corporation’s shareholders.

On January 24, 2006, the Corporation filed the Merger Agreement on the Form 8-K with the Securities and Exchange Commission. Franklin will file a Registration Statement on Form S-4 with the Securities and Exchange Commission addressing the proposed Merger and issuance of Franklin common stock in the Merger, which may be subsequently amended and which includes the Corporation’s proxy statement to be used for its annual meeting of shareholders to consider and vote on adoption of the Merger Agreement.

The Board of Directors and Management of Fulton Bancshares Corporation believe this merger is in the best interests of our shareholders, customers, employees and the communities served by the Corporation.

Under the Merger Agreement, the Corporation agreed to take all reasonable efforts to close the Breezewood branch office, located at 200 South Breezewood Road, Breezewood, Pennsylvania  15536 as soon as practicable after the date of the Merger Agreement in accordance with all applicable regulatory requirements. Notices of the closure were sent to customers on February 24, 2006. The anticipated closing date is June 3, 2006.

RESULTS OF OPERATIONS

Net Income (Loss)

The net loss for 2005 was ($288,000), compared to a net loss of ($465,000) for 2004, representing an increase of $177,000 or 38% to the bottom line. The net loss on an average per share basis (fully diluted) for 2005 was ($.58), an increase of $.36 from the loss of ($.94) realized during 2004. The net loss before applicable income tax (benefit) was ($648,000) in 2005, a reduction of $176,000 from the net loss before applicable income tax (benefit) of ($472,000) in 2004. The tax benefit for 2005 was ($359,000), compared to ($7,000) in 2004. The greater tax benefit resulted from a change in the cause of the net loss from operations which provided larger tax deductions. In 2005, the loss was generated from lower net interest income, higher provision for loan losses, and greatly increased operating expenses caused by the need to comply with the Consent Order from the OCC and MOU from the Reserve Bank. The loss in 2004 resulted primarily from the sale of investment securities at a loss of ($1,265,000).

The net loss was ( $465,000) for 2004 compared to net income $767,000 for 2003, representing a decrease of $1,232,000, or (161%). Net income on an average share basis (fully diluted) for 2004 was ($.94), a decrease of $2.50 from the $1.56 per share realized during 2003.

Net Interest Income

Total interest income for 2005 was $7,124,000, compared with $7,554,000 in 2004, a decrease of $431,000 or 5.7%. Total average earnings assets declined $8 million, or 6.1%, from 2004 to 2005. This drop and a change in the mix from higher yielding loans to lower yielding investment securities were the cause of the decrease in total interest income. Loans continued to decline in 2005 as a result of customers refinancing with other institutions and a reduction in new loan originations due to the lack of a senior lender on staff. The average yield on loans and investment securities remained fairly consistent from 2004 to 2005, while short-term investment rates increased with the changes in short-term yields in the market. Though prime rate increased throughout 2005, the average balance of nonaccrual loans as a percentage of total loans also increased, offsetting the potential interest income improvement for loans.

Total interest income for 2004 was $7,554,000 compared with $8,365,000 earned during 2003, a decrease of $811,000, or 10%. A decrease in average volume of loans and investments in 2004 reduced interest income by $581,000 while a decrease in average rates on earning assets reduced interest income an additional $230,000. Loans decreased as a result of customers refinancing to other institutions due to rate, due to workouts of nonperforming loans, and due to the departure of the senior lender in 2004. The lower rates earned on loans was a result of local and national market forces. The average balance in investment securities decreased due to the decline in deposits (which fund investments and other assets) and lower use of borrowings to fund investments in 2004. The rates on investments decreased due to national market forces and a change in the mix of investment types.

Average earning assets decreased 7% in 2004 and decreased 1% in 2003. Loans, the highest yielding earning assets, decreased on average by 7% in 2004. Average investments decreased 9% in 2004. The Corporation sold its entire position in FNMA/FHLMC preferred stocks during the fourth quarter of 2004 due to concerns about protracted market value impairment in an environment of rising rates and due to regulatory concerns about the Bank’s concentration in this investment type. Due to the timing of the sales, the majority of the proceeds were in cash at year-end. Subsequent reinvestments were in shorter duration agency mortgage-backed securities. The preferred stock sale resulted in a loss of $1.3 million and was a material cause of the Corporation’s net loss before taxes. The loss on sale of the preferred stock is considered a capital loss by applicable tax code and a current tax benefit was not available. The 2003 decrease in investments was a result of a decrease in deposit funding and an increase in the average loans outstanding.

Total interest expense for 2005 was $2,900,000, a modest increase of $9,000, or 0.3%, from $2,891,000 in 2004. The average balance of interest bearing liabilities in 2005 declined $6,972,000 or 6.2%, and the cost of interest bearing liabilities increased from 2.6% to 2.8%. The primary cause of the increase in rates was the need to be more competitive on time deposit rates in an attempt to retain customers. Market competition for rates on certificates of deposit and other time deposits increased significantly throughout 2005. The Corporation did not use short-term borrowings during 2005.

Total interest expense was $2,891,000 for 2004, a decrease of $284,000, or 9%, from the $3,175,000 for 2003. The decrease resulted from less use of borrowings for funding in 2004 and lower balances and rates on time and savings products. Lower funding sources were required in 2004 due to lower loan production.

Average interest-bearing liabilities decreased 7% in 2004. Average borrowings decreased 36% in 2004 as there was less use of overnight borrowing to fund longer duration assets because of the interest rate risk involved. Average time deposits decreased 4% as a conservative rate posture was maintained in light of the lack of loan production. Core deposits increased as a result of improving economic conditions, varying levels of local government funds, and customers temporarily deploying funds while waiting for time deposit rates to increase.

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

Net interest income for 2005 totaled $4,224,000, a decline of $440,000, or 9.4%, from 2004. Net interest income for 2004 totaled $4,664,000, down $526,000, or 10% from 2003. Liquidity and interest rate risk are monitored on a regular basis through ALCO modeling. Management strives to stabilize net interest margin while competitively pricing loans and deposits and by structuring the maturities of interest-earning assets and liabilities to maintain a desired net interest margin and liquidity.

Other Income and Expenses

Other income represents service charges on deposit accounts, commissions on loan insurance, fees for official checks and other services, safe deposit box rentals, fees for trust services, securities gains (losses), gains(losses) on sales of loans and other real estate owned, and earnings on cash surrender value of directors and officers life insurance.

The Corporation sold no investment securities in 2005, resulting in zero loss or gain. In 2004 the liquidation of the Corporation’s investment in preferred stock resulted in a loss of $1.3 million and was a material cause of the Corporation’s net loss before taxes. In addition, the loss on sale of the preferred stock is considered a capital loss by applicable tax code and a current tax benefit was not available on the loss.

Other income increased slightly, by $4,000, to $613,000 in 2005, compared to $609,000 before the loss on sales of investments securities in 2004. Besides the loss on sales of investment securities in 2004, other income decreased $141,000, or 19% in 2004 compared to 2003. Service charges on deposits decreased $6,000, or 3.3%, in 2005 and $ 45,000, or 21%, in 2004 due to the closings of accounts that were providing fee income. Other service charges and fees increased $24,000, or 15.6% in 2005. Other service charges and fees decreased $ 66,000, or 30%, in 2004 due to lower mortgage fee income, printed check upcharges and settlement services income. Trust services and revenue from the sales of financial products decreased in both 2005 and 2004 due to the bank outsourcing these services which typically have high direct cost and compliance and legal risks. The Corporation sold no loans in 2005, resulting in zero gains or losses. The Corporation had gains on sales of student loans of $11,000 in 2004 as it exited direct origination and administration in favor of a referral process that entails no direct costs. Earnings on bank-owned life insurance decreased $18,172, or 7.5% in 2005 and $15,000, or 6%, in 2004 due to decreases in crediting rates. Gain on the sale of OREO properties was $19,000 in 2005 versus $5,000 in 2004. No additional OREO properties were acquired during 2005. The Corporation sold real estate and fixtures at its Warfordsburg branch office location during 2005, resulting in a gain of $9,000.

Noninterest expenses are classified into six main categories:  salaries and employee benefits; occupancy and furniture and equipment expenses that include depreciation, maintenance, utilities, taxes, insurance and rents; professional and other fees; data processing expenses; FDIC insurance premiums; and other operating expenses that include all other expenses incurred in normal operations.

Salaries and benefits increased $285,000, or 16.9%, during 2005 as a result of the hiring of contract individuals to fill roles vacated by senior executives during the year and to compensate the added staff required for compliance with the Consent Order and MOU. Salaries and benefits for 2004 decreased by $25,000 or 2% compared 2003. New hires, merit pay increases and a significant increase in health insurance costs (up 21%) were offset by the eliminated salary and deferred benefit reversals attributable to the departure of certain senior officers and by a lower elective contribution to the 401 K plan. Net occupancy and furniture and equipment expenses increased $31,000 in 2005 due to charges for network maintenance and enhancements to the ATMs required to bring them into compliance with new security requirements. Net occupancy and furniture and equipment expenses decreased $27,000, or 3%, due to lower maintenance, utilities, and depreciation expense in 2004. Professional and other loan-related expenses increased $492,000, or 137.2% in 2005 and $174,000 or 94% in 2004 as the Corporation incurred material expenses to work problem credits, handle legal costs associated with the departure of the CEO , and comply with the Consent Order and MOU.

Data processing expenses increased $22,000 in 2005 and $29,000 in 2004, primarily due to the implementation of Internet Banking in 2004. FDIC premium expense increased $161,000, or 492.5%, in 2005 and $15,000, or 87%, in 2004 due to a higher risk rating assigned by regulators. Other operating expenses declined $43,000 or 4.1% in 2005 due to expense savings programs implemented in all areas except those required for compliance with regulatory orders. Other operating expenses increased $47,000 or 5% for 2004 due to supply costs to establish customer identification files required by regulations, increased director oversight costs and higher shares tax.

Income Taxes

Applicable income taxes changed between 2005, 2004, and 2003 because of changes in pretax accounting income and taxable income. The effective tax (benefit) rate for 2005 was (55.5%) compared to (1.5%) and (1.3%) for 2005, 2004 and 2003, respectively. The more favorable effective income tax benefit for 2005 reflected the loss resulting from tax deductible increases in expenses without a corresponding change in the mix of tax-free loans and investments. The loss on sale of the preferred stock which occurred in 2004 is considered a capital loss under the IRS tax code. Because the Corporation did not have material capital gains in the past nor can capital gains be predicted in the future, the 2004 capital loss does not produce a current tax benefit. The tax rate in 2004 and 2003 was reduced by the dividends received deduction for FNMA/FHLMC preferred stock and is reduced in all years by tax-exempt interest on obligations of state and political subdivisions (carried as both loans and investments). See Note 9 to the Financial Statements for more information on the components of federal income tax expense.

The following table presents a summary of significant earnings and capital ratios:

	2005	2004	2003
Average assets	$138,694	$145,391	$153,621
Net income (loss)	(288)	(465)	767
Average equity	14,882	16,329	16,971
Cash dividends paid	0	517	517
Return on average assets	(0.21%)	(0.32%)	(0.20%)
Return on average equity	(1.94%)	(2.85%)	(4.52%)
Dividend payout ratio	0.00%	211.18%	67.41%
Equity to asset ratio	10.73%	11.23%	11.05%
Loan to deposit ratio	72.96%	84.52%	91.24%

FINANCIAL CONDITION

Total assets at December 31, 2005 were $139,131,000, a 1.8% decrease from December 31, 2004. The balance sheet mix changed significantly in 2005. Loans decreased $14,690,000, or 18.4%, and investment securities increased $15,807,000 or 83.3%, from year-end 2004 to year-end 2005. Total deposits declined only 1.9% from December 31, 2004 to December 31, 2005. The Corporation sold its entire position in FNMA/FHLMC preferred stocks during the fourth quarter of 2004 due to concerns about protracted market value impairment in an expected return to a rising rates environment and due to regulatory concerns about the Bank’s concentration in this investment type. Due to the timing of the sales, the majority of the proceeds were in cash at year-end. Subsequent reinvestments were made to shorter duration agency mortgage-backed securities.

The following table shows the maturities of investment securities at book value as of December 31, 2005, and weighted average yields of such securities. Yields are shown on a tax equivalent basis, assuming a 34% federal income tax rate.

		After 1	After 5
		year but	years
	Within 1	within 5	but within	After 10
(000 omitted)	year	years	10 years	years	Total
Bonds:
U.S. Government agencies
Book value	$5,749	$8,189	$0	$0	$13,938
Yield	3.65%	4.12%	0.00%	0.00%	3.93%
State and municipal
Book value	300	4,414	680	0	5,394
Yield	8.52%	6.95%	6.10%	0.00%	6.93%
Mortgage-backed
Book value	0	10,229	5,526	112	15,867
Yield	0.00%	4.35%	4.55%	4.70%	4.42%
Total book value	$6,049	$22,832	$6,206	$112	$35,199
Yield	3.89%	4.77%	4.72%	4.70%	4.61%
Equity securities:
Total equity securities					$59
Yield					2.70%
Total Investment securities
Total Yield					$35,258
					4.61%

Loans

Gross loans receivable at December 31, 2005 totaled $79,780,000, compared to $94,470,000 a decrease of $14,690,000 or 18.4%. This decrease, which occurred across all significant loan categories, was the result of the absence of a senior commercial lender during the year, increased regulatory scrutiny, loans paid off in troubled loan workout efforts, and mortgage refinancing to mass market lenders.

Gross loans receivable at December 31, 2004 decreased $8,819,000 or 9% from December 31, 2003. Mortgage and personal loan refinancing to other lenders was responsible for much of the decrease.

The following table presents the loan portfolio at the end of each of the last five years:

(000 omitted)	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$13,175	$15,531	$18,623	$15,171	$17,418
Real estate—Construction	0	0	0	0	0
Real estate—Mortgage	64,315	75,861	80,398	82,098	78,796
Installment and other personal loans (net of unearned discount)	2,290	3,078	4,268	10,998	8,287
Total loans	$79,780	$94,470	$103,289	$108,267	$104,501

Presented below are the approximate maturities of the loan portfolio (excluding real estate mortgages and installments) at December 31, 2005:

(000 omitted)	Under One Year	One to Five Years	Over Five Years	Total
Commercial, financial and agricultural	$7,767	$4,865	$543	$13,175
Real estate—Construction	0	0	0	0
Total	$7,767	$4,865	$543	$13,175

The following table presents the approximate amount of fixed rate loans and variable rate loans due as of December 31, 2005:

(000 omitted)	Fixed Rate Loans	Variable Rate Loans
Due within one year	$5,479	$36,083
Due after one but within five years	15,096	15,164
Due after five years	7,958	0
Total	$28,533	$51,247

Allowance for Loan Losses and Related Provision

The provision for loan losses was $317,000 in 2005 compared to 261,000 in 2004 and $1,265,000 in 2003. The provision expense in each year was based on management’s evaluation of the adequacy of the allowance for loan losses and represents amounts deemed necessary to maintain the allowance at the appropriate level based on the quality of the loan portfolio and economic conditions. Actual charge-offs (net of recoveries) were $784,000 in 2005, $339,000 in 2004;and $396,000 in 2003. The allowance for loan losses was deemed to adequately reflect the risk inherent in the loan portfolio at December 31, 2005.

The following table is a summary of loan loss experience for the past five years.

	Years Ended December 31
(000 omitted)	2005	2004	2003	2002	2001
Average total loans outstanding (net of unearned income)	$87,210	$99,808	$107,140	$105,219	$105,028
Allowance for loan losses, beginning of period	$1,821	$1,900	$1,031	$845	$847
Additions to provision for loan losses charged to operations	317	261	1,265	255	15
Loans charged off during the year
Real estate	0	2	25	0	0
Commercial and agricultural	755	343	363	3	20
Installment	39	19	23	73	14
Total charge-off’s	794	364	411	76	34
Recoveries of loans previously charged off:
Real estate	7	3	6	0	0
Commercial and agricultural	0	7	0	1	2
Installment	3	14	9	6	15
Total recoveries	10	24	15	7	17
Net loans charged off	784	339	396	69	17
Allowance for loan losses	$1,354	$1,821	$1,900	$1,031	$845
Ratio of net loans charged off to average loans outstanding	.90%	.34%	.37%	.06%	.02%

The provision is based on an evaluation of the adequacy of the allowance for possible loan losses. The evaluation includes, but is not limited to, review of net loan losses for the year, the present and prospective financial condition of the borrowers and evaluation of current and projected economic conditions.

The following table sets forth the outstanding balances of those loans on a nonaccrual status and those on accrual status which are contractually past due as to principal or interest payments for 30 days or more at December 31:

(000 omitted)	2005	2004	2003	2002	2001
Nonaccrual loans	$1,594	$1,729	$4,159	$1,596	$289
Accrual loans:
Restructured	$0	$0	$0	$0	$0
30 through 89 days past due	1,644	3,778	3,362	3,692	4,121
90 days or more past due	330	48	0	70	922
Total accrual loans	$1,974	$3,826	$3,326	$3,762	$5,043

Foregone revenue on nonaccrual loans was as follows (in thousands):

	2005	2004	2003
Interest income that would have been accrued at original loan rates	$180	$260	$147
Amount recognized as interest income	124	178	3
Foregone revenue	$56	$82	$144

At December 31, 2005, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $2,457,000. The average recorded investment in impaired loans amounted to approximately $ 2,157,000 for the year ended December 31, 2005. The allowance for loan losses related to impaired loans amounted to approximately $ 176,896 at December 31, 2005. Interest income on impaired loans of $ 59,289 was recognized for cash payments received in 2005. The Bank has no commitments at December 31, 2005 to loan additional funds to borrowers whose loans have been modified.

There were no restructured loans for any of the time periods set forth above.

The Corporation utilizes a systematic review of its loan portfolio on a quarterly basis in order to determine the adequacy of the allowance for loan losses. The allowance for loan losses consists of a component for individual loan impairment primarily based on the loan’s collateral fair value and other observable data. A watch list of loans is identified for evaluation based on regulatory examinations and internal and external loan grading and reviews. Loans other than those determined to be impaired are grouped into pools of loans with similar credit risk characteristics. These loans are evaluated as groups with allocations made to the allowance based on historical loss experience adjusted for current trends in delinquencies, trends in underwriting and oversight, concentrations of credit and general economic conditions within the Corporation’s trading area. The 2005 provision for loan losses increased versus 2004 due primarily to the charge-off of a large commercial relationship. The 2004 provision was lower than 2003 based on fewer additions to the watch list in 2004 than in 2003, a decrease in the loan portfolio and lower net charge-offs.

The provision expense increased significantly from 2003 through 2005 compared to prior years for two reasons. First, nonaccrual loans and net charge-offs remain at levels much higher than prior years. The increase in non-accrual loans and charge-offs resulted from actions taken as required by the Bank’s primary regulator in response to examinations conducted in 2003 and 2004. Secondly, the examinations increased the amount of the classified loans which increased the Bank’s risk-based allowance on such loans. These loans were tested for impairment and additional provisions were made as necessary. The examinations adversely classified loans primarily because of structural weaknesses and lack of adequate financial analysis in underwriting new loans and renewing existing loans. The examinations also cited weaknesses in credit risk practices, changes in lending philosophy and unreliable historical loss trends as cause for requiring higher allowances. Throughout 2005, management has been working diligently with outside consultants to improve underwriting practices and shore up structural weaknesses and financial analysis for all loans in the portfolio. In addition, the methodology for the analysis for loan losses has been enhanced to correspond more closely with OCC standards for evaluating deficiencies and estimating probable losses.

	Years Ended December 31
	2005	2004	2003	2002
Nonaccrual loans as a percentage of total loans	2.00%	1.83%	4.03%	1.47%
Net charge-offs to average total loans	0.90%	0.34%	0.37%	0.06%
Provision for loan losses	$317,000	$261,000	$1,265,000	$255,000

The Corporation has identified loans dependent on the agribusiness economic sector as a concentration of credit. At December 31, 2005, agribusiness loans comprised 43% of criticized and 13% of classified assets.

The following is an allocation by loan categories of the allowance for loan losses at December 31 for the last five years. In retrospect the specific allocation in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect the then current conditions. Accordingly, the entire allowance is available to absorb losses in any category.

	2005		2004
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$1,129	16.5%	$1,565	16.4%
Real estate—Construction	0	0.0	0	0.0
Real estate—Mortgage	193	80.6	240	80.3
Installment	32	2.9	16	3.3
Total	$1,354	100.00%	$1,821	100.00%

	2003		2002
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$1,507	18.0%	$561	14.0%
Real estate—Construction	0	0.0	0	0.0
Real estate—Mortgage	351	77.8	333	75.8
Installment	42	4.2	137	10.2
Total	$1,900	100.00%	$1 031	100.00%

	2001
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$141	12.7%
Real estate—Construction	0	0.0
Real estate—Mortgage	637	77.8
Installment	67	9.5
Total	$845	100.00%

Deposits

Total deposits decreased 3.4% to $107,486,000 at December 31, 2005, compared to $ 109,621,000 at December 31, 2004. Noninterest bearing demand deposits increased 11.1% year-end to year-end and average balances were up $1,605,000 for 2005 and $ 115,000 for 2004. Interest bearing deposits decreased 4.3% due to competitive market pressures and a conservative rate posture. Noninterest bearing demand deposits increased 19% from December 31, 2003 to December 31, 2004, while average demand deposit balances remained similar. Interest bearing deposits decreased 4%. The average amounts of deposits are summarized below:

	Years Ended December 31
(000 omitted)	2005	2004	2003
Demand deposits	$16,686	$15,081	$14,966
Interest bearing demand deposits	13,050	13,202	11,925
Savings deposits	21,932	24,188	22,579
Time deposits	55,452	58,816	61,069
Total deposits	$107,120	$111,287	$110,593

The following is a breakdown of maturities of time deposits of $ 100,000 or more as of December 31, 2005:

Maturity	(000 omitted)
Certificates of Deposit
Three months or less	$5,578
Over three months through six months	434
Over six months through twelve months	808
Over twelve months	7,175
$13,995

Stockholders’ Equity

Stockholders’ equity was $ 14,902,000 at December 31, 2005, compared with $15,518,000 at December 31, 2004, a decrease of $616,000 or 4%. The December 31, 2004 balance was down 4% compared to December 31, 2003. The decrease in 2005 was a result of the net loss of $288,000 and a reduction of $328,000 in accumulated other comprehensive income. The decrease in 2004 was a result of the net loss of $465,000 and dividends paid of $ 517,000, partially offset by an increase of $ 398,000 in accumulated other comprehensive income. Total stockholders’ equity represented 10.7% of total assets at the end of 2005 and 10.9% at the end of 2004. No cash dividends were paid in 2005. Cash dividends of $ 1.05 per share were paid in both 2004 and 2003. On July 20, 2000, the Board of Directors announced the approval of a plan to purchase up to 2% of its shares of outstanding common stock. As of December 31, 2004, the company had repurchased 2,210 shares, representing 0.45% of its shares of outstanding common stock. The repurchase plan has been suspended as of April 11, 2005. No shares have been repurchased since June 28, 2004.

Dividends from the Bank to the Corporation are the predominant source for the Corporation to pay dividends. National banks must obtain regulatory approval before declaring dividends that exceed its current net profits and prior two years’ retained net profits. Because of the net losses and pursuant to the Consent Order with the OCC and the MOU with the Reserve Bank, dividends have been suspended in upcoming periods until further notice.

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

Liquidity involves the Bank’s ability to meet cash withdrawal needs of customers and their credit needs in the form of loans. Liquidity is provided by certain balances held at correspondent banks. Adequate liquidity to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets. Additional sources of funds to meet credit needs are provided by access to the marketplace to obtain interest-bearing deposits and other borrowings, including special programs available through Federal Home Loan Bank. At both December 31, 2005 and 2004, the Bank had borrowings of $ 15,000,000 from the Federal Home Loan Bank. At December 31, 2005, the Bank had total borrowing capacity available of $ 54.6 million.

On March 29, 2005, the Corporation was notified by Federal Home Loan Bank that it was required to identify and deliver specific assets as collateral equal to outstanding borrowings, plus accrued interest and any penalties for early payment. The amount required to cover the $15 million borrowing at December 31, 2005 was approximately $ 16.1 million at December 31, 2005.

Interest rate sensitivity is the matching or mismatching of the maturity and rate structure of the interest bearing assets and liabilities. It is the objective of management to control the difference in the timing of the rate changes for these assets and liabilities to preserve a satisfactory net interest margin and manage changes in the market value of equity. The following table approximately reflects the matching of assets and liabilities maturing within one year and thereafter, which management feels is adequate to meet customer cash and credit needs while maintaining a desired interest rate spread.

(000 omitted)	Due 0-30 Days	Due 31-90 Days	Due 90-180 Days	Due 181-360 Days	Due After 1 Year	Total
Rate Sensitive Assets
Investment securities	$645	$590	$2,675	$3,705	$27,643	$35,258
Real estate, commercial and
installment loans	16,902	5,201	9,725	9,737	38,215	79,780
	17,547	5,791	12,400	13,442	65,858	115,038
Rate Sensitive Liabilities
Short-term borrowings	0	0	0	0	0	0
Long-term borrowings	0	0	0	0	15,000	15,000
Certificates of deposit over $100,000	3,474	2,104	434	808	7,175	13,995
Other certificates of deposit	10,999	2,115	2,921	5,965	19,689	41,689
Money market deposit accounts	81	161	243	488	4,059	5,032
Other interest bearing deposits	232	462	695	1,392	25,624	28,405
	14,786	4,842	4,293	8,653	71,547	104,121
Cumulative GAP—12/31/05	$2,761	$3,710	$11,817	$16,606	$10,917	$10,917
Cumulative GAP—12/31/04	$(8,142)	$2,704	$(2,246)	$(17,431)	$5,357	$5,357

During 2005, the Corporation engaged an outside firm to assist with ALCO reporting and simulation analysis. The results of the two years are not necessarily comparable in that the assumptions used during 2005 were evaluated in much more detail and used data derived directly from the core banking systems in the 2005 analysis of maturities. In monitoring and evaluating liquidity, management generally does not consider regular savings or interest-bearing checking accounts to be particularly rate sensitive based on past experience in various interest rate cycles.

CONTRACTUAL OBLIGATIONS

Contractual obligations of the Company as of December 31, 2005 are as follows:

	Payments due by period
(000 omitted)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
FHLB borrowings	$15,000	$0	$0	$15,000	$0
Operating lease obligations	333	73	146	114	0
Total	$15,333	$73	$146	$15,114	$0

Off-Balance Sheet Arrangements

The Corporation’s financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments totaled $ 10,195,000 at December 31, 2005. This consisted of $ 3,522,000 in home equity lines of credit, $ 21,000 in standby letters of credit and $ 6,652,000 in other unused commitments (primarily commercial and agricultural lines of credit). Because these instruments have fixed maturity dates, and because many of them will expire without being drawn, they do not generally present any significant liquidity risk to the Corporation.

Management believes that any amounts actually drawn upon can be funded in the normal course of operations. The Corporation has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Regulatory Matters and Contingencies

Dividends paid by Fulton Bancshares Corporation are generally provided from the Fulton County National Bank and Trust Company’s upstreamed dividends to it. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.

Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. In general, the “leverage ratio”, which compares capital to adjusted total balance sheet assets is required to be at least 4%. “Tier I” and “Tier II” capital ratios compare capital to risk-weighted assets and off-balance sheet activity. The Tier I ratio is required to be at least 4%. The combined Tier 1 and Tier II ratio is required to be at least 8%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements.

On March 23, 2005, the Bank’s Board of Directors entered into a “Stipulation and Consent to the Issuance of a Consent Order” (the “Order”) with the Office of the Comptroller of the Currency (OCC). The Order requires the Bank to implement and improve operating procedures and processes within stipulated timeframes. Under the Order, the Bank is required prospectively to maintain higher minimum capital ratios than the normal industry minimums: 14% Tier I capital to risk weighted assets and 10% Tier I capital to adjusted total assets. In furtherance of the Order, dividends have been suspended until further regulatory approval.

At December 31 the Corporation’s actual ratios and required levels were as follows:

			Actual
	Industry Requirements	Consent Order Requirements	2005	2004
Leverage (total adjusted capital/total average assets)	4.0%	10.0%	10.9%	10.8%
Tier 1 (Tier 1 core capital/risk weighted assets)	4.0%	14.0%	18.1%	17.1%
Total capital (total capital plus allowance for loan losses/risk weighted assets)	8.0%	N/A	19.4%	18.4%

As of December 31, 2005, the most recent notification from the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category, although the OCC has, through the Order, raised the Bank’s required ratios from the normal minimums as shown above.

Under the Order, the Bank must obtain OCC approval before any executive officers or directors can be added to the Bank’s management. During 2005, the OCC approved George W. Millward as Interim CEO and Debra A. Goodling as Interim CFO. Stanley J. Kerlin was also approved as an additional Board member.

Similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank. By letter dated March 15, 2005 the The Corporation was deemed to be in ““troubled”“ condition, as that term is defined in 12Regulation Y, 12 C.F.R. 225.71(d) by the Federal Reserve Bank of Philadelphia, the Corporation’s primary regulator.). The designation was due to serious concerns in a Federal Reserve Inspection Report commenced January 31, 2005 and concluded February 17, 2005 and the Office of the Comptroller of the Currency (OCC) Report of Examination on the Corporation’s wholly-owned bank subsidiary commenced August 10, 2004 and received in the final form in February, 2005. The OCC, the Bank’s Bank’s primary regulator, provided a letter of concern based on the preliminary findings of the Examination dated November 23, 2004. The concerns in the OCC Report of Examination were reflected in the Order referenced above.

On May 9, 2005 the Board of Directors of the Corporation signed a Memorandum of Understanding (“MOU”) dated May 9, 2005 issued by Federal Reserve Bank (“Reserve Bank”). The principle elements of the MOU are as follows:  The Corporation may not issue dividends nor incur debt not in the ordinary course of business without approval of the Reserve Bank, the Corporation may not repurchase its own stock without approval of the Reserve Bank, the Corporation must appoint a compliance committee and conduct an assessment of the external audit firm’s ability to audit an organization, such as the Corporation, which is subject to the Sarbanes Oxley Act and the Corporation is required to ensure that its wholly owned subsidiary, The Fulton County National Bank & Trust Company, complies with the supervisory actions imposed by the Office of the Comptroller of the Currency.

The OCC has also informed the Bank of possible violations of laws and regulations with regard to the Bank Secrecy Act, the Truth-In-Lending Act, and the Real Estate Settlement Procedures Act which could result in future fines and penalties to the Bank and possible reimbursements. The amount of any future fines or reimbursements cannot be reasonably estimated at December 31, 2005.

As discussed previously in the Managements’ Discussion, compliance with the Order has required reallocation and increases in internal resources and the engagement of various vendors and consultants.

The future cost of compliance and the effect on results of operations is expected to be material; however the cost of compliance with the Order cannot be reasonably estimated at this time.

The Bank has taken numerous actions required by the Order to remediate the identified weaknesses. It formed a Board Compliance Committee that directs and monitors the completion of the specific requirements of Order.  A monthly report is filed with the OCC updating the Bank’s progress in meeting the requirements of the Consent Order.

On March 4, 2005, the Bank terminated its President. The Boards of Directors of Fulton Bancshares Corporation and The Fulton County National Bank and Trust Company entered into a Settlement Agreement and General Release with its former President which became effective on June 15, 2005. The terms of the Settlement Agreement are summarized as follows.

The former President’s termination on March 4, 2005 from employment as an officer or employee of the Bank remained in effect. The former President resigned as a member of the Boards of Directors and any other officer or employment position he held with the Corporation and the Bank, effective June 15, 2005. The former President acknowledged his March 4, 2005 separation from employment by the Corporation and the Bank and agreed that he will not challenge the legal validity of that separation. The former President agreed not to seek employment with the Corporation or the Bank.

The principal balances of a loan to the former President and two other loans in the aggregate approximate amount of $185,000 were paid to the Bank in full with interest and other charges as required by the applicable loan documents. In addition, the former President assigned Pittsburgh Steelers ticket licensing rights for six seats to the Bank.

The Bank agreed to no longer take the position under the Salary Continuation Agreement known generically as a Supplemental Employee Retirement Plan dated September 1, 1995 and subsequently amended (together, “SERP”) that the former President’s termination was for cause, thereby allowing the former President to apply to the OCC and the Federal Deposit Insurance Corporation (“FDIC”) for permission to obtain such part of his SERP as the regulators or the courts determine that the Bank must pay. If the SERP payments are not approved by the OCC and FDIC, and such regulatory disapproval is upheld by any subsequent judicial review, then the Bank agreed to pay the former President only one year of severance pay at his final annual salary, if authorized by the regulators to do so. The former President agreed to not challenge the legal validity of the Bank’s payment under the SERP of the amount determined by the regulators or a final valid court order. The Bank agreed to not file a civil action requesting the return by the former President of monies paid to him under the Bank’s 401(k) plan or the SERP. The liability for the SERP as of the date of termination is accounted for in total on the Corporation’s financial statements.

The Directors as individuals and shareholders released the former President from liability related to his employment with the Corporation and the Bank. The former President released the Corporation, Bank, and Directors from any liability related to termination of his employment with the Corporation and the Bank.

Market Risk Management

The Bank has risk management policies to monitor and limit exposure to market risk, and simulates rate changes up and down 200 basis points to measure the impact of changing mix, interest rate movements, rates, and yield curves on net interest income and the market value of equity. Management continuously monitors liquidity and interest rate risk through its Asset-Liability Committee, and reprices products in order to maintain a desired balance sheet mix and net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structural interest rate risk.

The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions. All fixed and variable rate loans were based on original maturities since the bank has not experienced, and does not expect, a significant rewriting of loans. Investments are based on maturity date except certain long-term agencies, which are classified by call date. The bank has historically experienced very little deposit runoff. Based on this experience, it was estimated that average runoff of noninterest bearing checking, interest bearing checking, and other savings would be 10%. It was estimated that average runoff of time deposits would be 25% and these deposits are classified by original maturity date.

	Principal/Notional Amount Maturing In
(In thousands)	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Rate sensitive assets
Fixed rate loans	$5,479	$4,738	$4,123	$2,903	$3,332	$7,958	$28,533	$28,771
Average Yield	7.56%	7.61%	7.67%	7.27%	6.93%	7.35%	7.43%
Variable rate loans	36,759	9,105	5,115	527	414	0	51,920	51,897
Average Yield	6.94%	6.05%	6.61%	6.25%	6.73%		6.74%
Fixed rate investment securities	6,013	8,338	4,463	2,419	1,797	9,747	32,777	32,288
Average Yield	3.68%	3.81%	4.12%	4.88%	4.50%	4.07%	4.02%
Variable rate investment securities	1,602	824					2,426	2,426
Average Yield	4.28%	4.09%					4.21%
Rate sensitive liabilities
Noninterest-bearing checking	1,836	1,836	1,836	1,836	1,836	9,185	18,365	18,365
Interest-bearing checking accounts	1,269	1,274	1,279	1,285	1,290	6,531	12,928	12,928
Average Yield	0.44%	0.44%	0.42%	0.42%	0.42%	0.44%	0.43%
Savings accounts	2,485	2,509	2,534	2,559	2,585	7,837	20,509	20,509
Average Yield	0.43%	1.12%	1.09%	1.08%	1.10%	0.60%	0.91%
Time deposits	29,311	11,954	9,713	3,808	853	45	55,684	54,969
Average Yield	3.40%	4.00%	3.49%	3.70%	3.95%	2.16%	3.57%
Variable rate borrowings					15,000		15,000	15,702
Average Yield					5.93%		5.93%

Future Impact of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (Revised 2004) (SFAS No. 123R) “Share-Based Payment”, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees to be valued using a fair value method on the date of grant and expensed based on that fair value over the applicable vesting period. SFAS No. l23R also amends SFAS No. 95 “Statement of Cash Flows” requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing instead of operating cash flows. The Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”), which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. Additionally, SAB No. 107 provides guidance related to share-based payment transactions for public companies. The Corporation will be required to apply SFAS No. 123R as of the annual reporting period that begins after September 15, 2005. The Corporation does not anticipate that this statement will have a material effect on its financial statements.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154, (“SFAS No. 154”) “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3”. The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement”. The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Corporation does not anticipate this statement will have a material effect on its financial statements.

In November 2005, FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other than temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. The Corporation does not anticipate the statement will have a material effect on its financial statements.

Stock Market Analysis and Dividends

The Corporation’s common stock is traded inactively in the over-the-counter market. As of December 31, 2005 the number of shareholders of record was 562.

	Market Price	Cash Dividend	Market Price	Cash Dividend
	2005		2004
First Quarter	$43.50	$0	$49.17	$.23
Second Quarter	36.50	0	43.41	.23
Third Quarter	36.40	0	41.66	.27
Fourth Quarter	36.85	0	41.00	.32